Exhibit 10.1

CREDIT AGREEMENT

among

BCO HOLDING COMPANY,

BWAY CORPORATION,

VARIOUS LENDERS

and

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as ADMINISTRATIVE AGENT

Dated as of July 7, 2004

DEUTSCHE BANK SECURITIES INC.

AND

J.P. MORGAN SECURITIES INC.,

as JOINT LEAD ARRANGERS

		Page
5.05	Employee Benefit Plans; Shareholders’ Agreements; Management Agreements; Employment Agreements; Non-Compete Agreements; Collective Bargaining Agreements; Tax Sharing Agreements; Existing Indebtedness Agreements	28
5.06	Existing Indebtedness	29
5.07	Consummation of the Acquisition; Refinancing, etc.	30
5.08	Adverse Change, Approvals	31
5.09	Litigation	31
5.10	Pledge Agreement	31
5.11	Security Agreement	32
5.12	Mortgage; Title Insurance; Survey; Landlord Waivers; etc.	33
5.13	Subsidiaries Guaranties	34
5.14	Financial Statements; Pro forma Balance Sheets; Projections	34
5.15	Solvency Certificate; Insurance Certificates, etc.	35
5.16	Fees, etc.	35
5.17	Credit Facility Rating	35

SECTION 6.	Conditions Precedent to All Credit Events	35

6.01	No Default; Representations and Warranties	35
6.02	Notice of Borrowing; Letter of Credit Request	35

SECTION 7.	Representations, Warranties and Agreements	36

7.01	Organizational Status	36
7.02	Power and Authority	37
7.03	No Violation	37
7.04	Approvals	37
7.05	Financial Statements; Financial Condition; Undisclosed Liabilities; Projections	38
7.06	Litigation	39
7.07	True and Complete Disclosure	40
7.08	Use of Proceeds; Margin Regulations	40
7.09	Tax Returns and Payments	40
7.10	Compliance with ERISA	41
7.11	The Security Documents	42
7.12	Properties	43
7.13	Capitalization	43
7.14	Subsidiaries	43
7.15	Compliance with Statutes, etc.	44
7.16	Investment Company Act	44
7.17	Public Utility Holdings Company Act	44
7.18	Environmental Matters	44
7.19	Labor Relations	45
7.20	Intellectual Property	45
7.21	Indebtedness	45
7.22	Insurance	46
7.23	Representations and Warranties in Other Documents	46

(ii)

		Page
7.24	Subordination	46
7.25	Legal Names; Type of Organization (and Whether a Registered Organization); Jurisdiction of Organization; etc.	46

SECTION 8.	Affirmative Covenants	47

8.01	Information Covenants	47
8.02	Books, Records and Inspections; Annual Meetings	50
8.03	Maintenance of Property; Insurance	51
8.04	Existence; Franchises	51
8.05	Compliance with Statutes, etc.	52
8.06	Compliance with Environmental Laws	52
8.07	ERISA	53
8.08	End of Fiscal Years; Fiscal Quarters	54
8.09	Performance of Obligations	54
8.10	Payment of Taxes	54
8.11	Use of Proceeds	55
8.12	Additional Security; Further Assurances; etc.	55
8.13	Ownership of Subsidiaries; etc.	56
8.14	Interest Rate Protection	56
8.15	Permitted Acquisitions	57

SECTION 9.	Negative Covenants	59

9.01	Liens	59
9.02	Consolidation, Merger, Purchase or Sale of Assets, etc.	62
9.03	Dividends	65
9.04	Indebtedness	66
9.05	Advances, Investments and Loans	71
9.06	Transactions with Affiliates	73
9.07	Capital Expenditures	73
9.08	Consolidated Interest Coverage Ratio	74
9.09	Maximum Consolidated Total Leverage Ratio	75
9.10	Limitations on Payments of Subordinated Notes; Modifications of Subordinated Note Documents, Certificate of Incorporation, By-Laws and Certain Other Agreements, etc.	76
9.11	Limitation on Certain Restrictions on Subsidiaries	77
9.12	Limitation on Issuance of Capital Stock	78
9.13	Business	78
9.14	Limitation on Creation of Subsidiaries	79
9.15	Negative Pledges	79
9.16	No Designation of Other Indebtedness as “Designated Senior Debt”	79
9.17	Additional Holdings Covenants	80

SECTION 10.	Events of Default	80

10.01	Payments	80
10.02	Representations, etc.	80
10.03	Covenants	80

(iii)

(iv)

SCHEDULE I	Commitments
SCHEDULE II	Lender Addresses
SCHEDULE III	Existing Letters of Credit
SCHEDULE IV	Real Property
SCHEDULE V	Certain Disclosed Liabilities, etc.
SCHEDULE VI	Plans
SCHEDULE VII	Existing Other Indebtedness
SCHEDULE VIII	Subsidiaries
SCHEDULE IX	Insurance
SCHEDULE X	Legal Names; Types of Organization (and whether Registered Organization); Jurisdiction of Organization, etc.
SCHEDULE XI	Existing Liens
SCHEDULE XII	Existing Investments

EXHIBIT A-1	Notice of Borrowing
EXHIBIT A-2	Notice of Conversion/Continuation
EXHIBIT B-1	B Term Note
EXHIBIT B-2	Revolving Note
EXHIBIT B-3	Swingline Note
EXHIBIT C	Letter of Credit Request
EXHIBIT D	Section 4.04(b)(ii) Certificate
EXHIBIT E-1	Opinion of Debevoise & Plimpton LLP
EXHIBIT E-2	Opinion of Richards, Layton & Finger
EXHIBIT E-3	Opinion of Morris, Manning & Martin, LLP
EXHIBIT F	Officers’ Certificate
EXHIBIT G	Pledge Agreement
EXHIBIT H	Security Agreement
EXHIBIT I	Subsidiaries Guaranty
EXHIBIT J	Solvency Certificate
EXHIBIT K	Compliance Certificate
EXHIBIT L	Assignment and Assumption Agreement

(v)

CREDIT AGREEMENT, dated as of July 7, 2004, among BCO HOLDING COMPANY, a Delaware corporation (“Holdings”), BWAY CORPORATION, a Delaware corporation (the “Borrower”), the Lenders party hereto from time to time, DEUTSCHE BANK TRUST COMPANY AMERICAS, as Administrative Agent (in such capacity, the “Administrative Agent”), DEUTSCHE BANK SECURITIES INC. and J.P. MORGAN SECURITIES INC., as Joint Lead Arrangers (in such capacity, the “Joint Lead Arrangers”). All capitalized terms used herein and defined in Section 11 are used herein as therein defined.

W I T N E S S E T H:

WHEREAS, this Agreement and the other Credit Documents are being entered into, among other purposes, to effect a refinancing and/or replacement of all of the Indebtedness under and in respect of the Existing Credit Agreement; and

WHEREAS, subject to and upon the terms and conditions set forth herein, the Lenders are willing to make available to the Borrower the respective credit facilities provided for herein;

NOW, THEREFORE, IT IS AGREED:

SECTION 1. Amount and Terms of Credit.

1.01 The Commitments. (a) Subject to and upon the terms and conditions set forth herein, each Lender with a B Term Loan Commitment severally agrees to make a term loan or term loans (each, a “B Term Loan” and, collectively, the “B Term Loans”) to the Borrower, which B Term Loans (i) shall be incurred pursuant to a single drawing on the Initial Borrowing Date, (ii) shall be denominated in Dollars, (iii) except as hereinafter provided, shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or Eurodollar Loans, provided that (A) except as otherwise specifically provided in Section 1.10(b), all B Term Loans comprising the same Borrowing shall at all times be of the same Type, and (B) unless the Administrative Agent otherwise agrees in its sole discretion or has reasonably determined that the Syndication Date has occurred (at which time this clause (B) shall no longer be applicable), prior to the 90th day following the Initial Borrowing Date, B Term Loans may be incurred and maintained as, and/or converted into, Eurodollar Loans only so long as all such outstanding Eurodollar Loans, together with all outstanding Revolving Loans that are maintained as Eurodollar Loans, are subject to an Interest Period of one month which begins and ends on the same day, and (iv) shall be made by each such Lender in that aggregate principal amount which does not exceed the B Term Loan Commitment of such Lender on the Initial Borrowing Date (before giving effect to the termination thereof pursuant to Section 3.03(b)). Once repaid, B Term Loans incurred hereunder may not be reborrowed.

(b) Subject to and upon the terms and conditions set forth herein, each Lender with a Revolving Loan Commitment severally agrees to make, at any time and from time to time on or after the Initial Borrowing Date and prior to the Revolving Loan Maturity Date, a revolving loan or revolving loans (each, a “Revolving Loan” and, collectively, the “Revolving Loans”) to the Borrower, which Revolving Loans (i) shall be denominated in Dollars, (ii) shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, Base Rate

Loans or Eurodollar Loans, provided that (A) except as otherwise specifically provided in Section 1.10(b), all Revolving Loans comprising the same Borrowing shall at all times be of the same Type, and (B) unless the Administrative Agent otherwise agrees in its sole discretion or has reasonably determined that the Syndication Date has occurred (at which time this clause (B) shall no longer be applicable), prior to the 90th day following the Initial Borrowing Date, Revolving Loans may be incurred and maintained as, and/or converted into, Eurodollar Loans only so long as all such outstanding Eurodollar Loans, together with all outstanding Term Loans that are maintained as Eurodollar Loans, are subject to an Interest Period of one month which begins and ends on the same day, (iii) may be repaid and reborrowed in accordance with the provisions hereof, and (iv) shall not exceed for any such Lender at any time outstanding that aggregate principal amount which, when added to the product of (x) such Lender’s RL Percentage and (y) the sum of (I) the aggregate amount of all Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans) at such time and (II) the aggregate principal amount of all Swingline Loans (exclusive of Swingline Loans which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans) then outstanding, equals the Revolving Loan Commitment of such Lender at such time.

(c) Subject to and upon the terms and conditions set forth herein, the Swingline Lender agrees to make, at any time and from time to time on or after the Initial Borrowing Date and prior to the Swingline Expiry Date, a revolving loan or revolving loans (each, a “Swingline Loan” and, collectively, the “Swingline Loans”) to the Borrower, which Swingline Loans (i) shall be incurred and maintained as Base Rate Loans, (ii) shall be denominated in Dollars, (iii) may be repaid and reborrowed in accordance with the provisions hereof, (iv) shall not exceed in aggregate principal amount at any time outstanding, when combined with the aggregate principal amount of all Revolving Loans then outstanding and the aggregate amount of all Letter of Credit Outstandings at such time, an amount equal to the Total Revolving Loan Commitment at such time, and (v) shall not exceed in aggregate principal amount at any time outstanding the Maximum Swingline Amount. Notwithstanding anything to the contrary contained in this Section 1.01(c), (i) the Swingline Lender shall not be obligated to make any Swingline Loans at a time when a Lender Default exists with respect to an RL Lender unless the Swingline Lender has entered into arrangements satisfactory to it and the Borrower to eliminate the Swingline Lender’s risk with respect to the Defaulting Lender’s or Defaulting Lenders’ participation in such Swingline Loans, including by cash collateralizing such Defaulting Lender’s or Defaulting Lenders’ RL Percentage of the outstanding Swingline Loans, and (ii) the Swingline Lender shall not make any Swingline Loan after it has received written notice from the Borrower, any other Credit Party or the Required Lenders stating that a Default or an Event of Default exists and is continuing until such time as the Swingline Lender shall have received written notice (A) of rescission of all such notices from the party or parties originally delivering such notice or notices or (B) of the waiver of such Default or Event of Default by the Required Lenders.

(d) On any Business Day, the Swingline Lender may, in its sole discretion, give notice to the RL Lenders that the Swingline Lender’s outstanding Swingline Loans shall be funded with one or more Borrowings of Revolving Loans (provided that such notice shall be deemed to have been automatically given upon the occurrence of a Default or an Event of Default under Section 10.05 or upon the exercise of any of the remedies provided in the last paragraph of Section 10), in which case one or more Borrowings of Revolving Loans constituting Base Rate Loans (each such Borrowing, a “Mandatory Borrowing”) shall be made on the immediately succeeding Business Day by all RL Lenders pro rata based on each such RL Lender’s RL Percentage (determined before giving effect to any termination of the Revolving Loan Commitments pursuant to the last paragraph of Section 10) and the proceeds thereof shall be applied directly by the Swingline Lender to repay the Swingline Lender for such outstanding Swingline Loans. Each RL Lender hereby irrevocably agrees to make Revolving Loans upon one Business Day’s notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified in writing by the Swingline Lender notwithstanding (i) the amount of the Mandatory Borrowing may not comply with the Minimum Borrowing Amount otherwise required hereunder, (ii) whether any conditions specified in Section 6 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) the date of such Mandatory Borrowing, and (v) the amount of the Total Revolving Loan Commitment at such time. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to the Borrower), then each RL Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) from the Swingline Lender such participations in the outstanding Swingline Loans as shall be necessary to cause the RL Lenders to share in such Swingline Loans ratably based upon their respective RL Percentages (determined before giving effect to any termination of the Revolving Loan Commitments pursuant to the last paragraph of Section 10), provided that (x) all interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date as of which the respective participation is required to be purchased and, to the extent attributable to the purchased participation, shall be payable to the participant from and after such date and (y) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing RL Lender shall be required to pay the Swingline Lender interest on the principal amount of participation purchased for each day from and including the day upon which the Mandatory Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the overnight Federal Funds Rate for the first three days and at the interest rate otherwise applicable to Revolving Loans maintained as Base Rate Loans hereunder for each day thereafter.

1.02 Minimum Amount of Each Borrowing. The aggregate principal amount of each Borrowing of Loans under a respective Tranche shall not be less than the Minimum Borrowing Amount applicable to such Tranche. More than one Borrowing may occur on the same date, but at no time shall there be outstanding more than 15 Borrowings of Eurodollar Loans in the aggregate for all Tranches of Loans.

1.03 Notice of Borrowing. (a) Whenever the Borrower desires to incur (x) Eurodollar Loans hereunder, it shall give the Administrative Agent at the Notice Office at least three Business Days’ prior notice of each Eurodollar Loan to be incurred hereunder and (y) Base Rate Loans hereunder (excluding Swingline Loans and Revolving Loans made pursuant to a Mandatory Borrowing), it shall give the Administrative Agent at the Notice Office at least one Business Day’s prior notice of each Base Rate Loan to be incurred hereunder, provided that (in each case) any such notice shall be deemed to have been given on a certain day only if given before 12:00 Noon (New York time) on such day. Each such notice (each, a “Notice of

Borrowing”), except as otherwise expressly provided in Section 1.10, shall be irrevocable and shall be in writing, or by telephone promptly confirmed in writing, in the form of Exhibit A-1, appropriately completed to specify: (i) the aggregate principal amount of the Loans to be incurred pursuant to such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) whether the Loans being incurred pursuant to such Borrowing shall constitute B Term Loans or Revolving Loans and (iv) whether the Loans being incurred pursuant to such Borrowing are to be initially maintained as Base Rate Loans or, to the extent permitted hereunder, Eurodollar Loans and, if Eurodollar Loans, the initial Interest Period to be applicable thereto. The Administrative Agent shall promptly give each Lender which is required to make Loans of the Tranche specified in the respective Notice of Borrowing, notice of such proposed Borrowing, of such Lender’s proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing.

(b) (i) Whenever the Borrower desires to incur Swingline Loans hereunder, the Borrower shall give the Swingline Lender no later than 11:00 A.M. (New York time) on the date that a Swingline Loan is to be incurred, written notice or telephonic notice promptly confirmed in writing of each Swingline Loan to be incurred hereunder. Each such notice shall be irrevocable and specify in each case (A) the date of Borrowing (which shall be a Business Day), and (B) the aggregate principal amount of the Swingline Loans to be incurred pursuant to such Borrowing.

(ii) Mandatory Borrowings shall be made upon the notice specified in Section 1.01(d), with the Borrower irrevocably agreeing, by its incurrence of any Swingline Loan, to the making of the Mandatory Borrowings as set forth in Section 1.01(d).

(c) Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice of any Borrowing or prepayment of Loans, the Administrative Agent or the Swingline Lender, as the case may be, may act without liability upon the basis of telephonic notice of such Borrowing or prepayment, as the case may be, believed by the Administrative Agent or the Swingline Lender, as the case may be, in good faith to be from the Chief Executive Officer, the Chief Financial Officer, the Treasurer or the General Counsel of the Borrower, or from any other authorized officer of the Borrower designated in writing by the Borrower to the Administrative Agent as being authorized to give such notices, prior to receipt of written confirmation. In each such case, the Borrower hereby waives the right to dispute the Administrative Agent’s or Swingline Lender’s record of the terms of such telephonic notice of such Borrowing or prepayment of Loans, as the case may be, absent manifest error.

1.04 Disbursement of Funds. No later than 1:00 P.M. (New York time) on the date specified in each Notice of Borrowing (or (x) in the case of Swingline Loans, no later than 12:00 Noon. (New York time) on the date specified pursuant to Section 1.03(b)(i) or (y) in the case of Mandatory Borrowings, no later than 1:00 P.M. (New York time) on the date specified in Section 1.01(d)), each Lender with a Commitment of the respective Tranche will make available its pro rata portion (determined in accordance with Section 1.07) of each such Borrowing requested to be made on such date (or in the case of Swingline Loans, the Swingline Lender will make available the full amount thereof). All such amounts will be made available in Dollars and in immediately available funds at the Payment Office, and the Administrative Agent will, except in the case of Revolving Loans made pursuant to a Mandatory Borrowing, make available to the

Borrower at the Payment Office the aggregate of the amounts so made available by the Lenders. Unless the Administrative Agent shall have been notified by any Lender prior to the date of Borrowing that such Lender does not intend to make available to the Administrative Agent such Lender’s portion of any Borrowing to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent also shall be entitled to recover on demand from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower until the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if recovered from such Lender, the overnight Federal Funds Rate for the first three days and at the interest rate otherwise applicable to such Loans for each day thereafter and (ii) if recovered from the Borrower, the rate of interest applicable to the respective Borrowing, as determined pursuant to Section 1.08. Nothing in this Section 1.04 shall be deemed to relieve any Lender from its obligation to make Loans hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any failure by such Lender to make Loans hereunder.

1.05 Notes. (a) The Borrower’s obligation to pay the principal of, and interest on, the Loans made by each Lender shall be evidenced in the Register maintained by the Administrative Agent pursuant to Section 13.15 and shall, if requested by such Lender, also be evidenced (i) in the case of B Term Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-1, with blanks appropriately completed in conformity herewith (each, a “B Term Note” and, collectively, the “B Term Notes”), (ii) in the case of Revolving Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-2, with blanks appropriately completed in conformity herewith (each, a “Revolving Note” and, collectively, the “Revolving Notes”), and (iii) in the case of Swingline Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-3, with blanks appropriately completed in conformity herewith (the “Swingline Note”).

(b) The B Term Note issued to each Lender that has a B Term Loan Commitment or outstanding B Term Loans shall (i) be executed by the Borrower, (ii) be payable to such Lender or its registered assigns and be dated the Initial Borrowing Date (or, if issued after the Initial Borrowing Date, be dated the date of issuance thereof), (iii) be in a stated principal amount equal to the B Term Loans made by such Lender on the Initial Borrowing Date (or, if issued after the Initial Borrowing Date, be in a stated principal amount equal to the outstanding B Term Loans of such Lender at such time) and be payable in the outstanding principal amount of B Term Loans evidenced thereby, (iv) mature on the B Term Loan Maturity Date, (v) bear interest as provided in the appropriate clause of Section 1.08 in respect of the Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby, (vi) be subject to voluntary prepayment as provided in Section 4.01, and mandatory repayment as provided in Section 4.02, and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

(c) The Revolving Note issued to each Lender that has a Revolving Loan Commitment or outstanding Revolving Loans shall (i) be executed by the Borrower, (ii) be payable to such Lender or its registered assigns and be dated the Initial Borrowing Date (or, if issued after the Initial Borrowing Date, be dated the date of the issuance thereof), (iii) be in a stated principal amount equal to the Revolving Loan Commitment of such Lender (or, if issued after the termination thereof, be in a stated principal amount equal to the outstanding Revolving Loans of such Lender at such time) and be payable in the outstanding principal amount of the Revolving Loans evidenced thereby, (iv) mature on the Revolving Loan Maturity Date, (v) bear interest as provided in the appropriate clause of Section 1.08 in respect of the Base Rate Loans and/or Eurodollar Loans, as the case may be, evidenced thereby, (vi) be subject to voluntary prepayment as provided in Section 4.01, and mandatory repayment as provided in Section 4.02, and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

(d) The Swingline Note issued to the Swingline Lender shall (i) be executed by the Borrower, (ii) be payable to the Swingline Lender or its registered assigns and be dated the Initial Borrowing Date, (iii) be in a stated principal amount equal to the Maximum Swingline Amount and be payable in the outstanding principal amount of the Swingline Loans evidenced thereby from time to time, (iv) mature on the Swingline Expiry Date, (v) bear interest as provided in the appropriate clause of Section 1.08 in respect of the Base Rate Loans evidenced thereby, (vi) be subject to voluntary prepayment as provided in Section 4.01, and mandatory repayment as provided in Section 4.02, and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

(e) Each Lender will note on its internal records the amount of each Loan made by it and each payment in respect thereof and prior to any transfer of any of its Notes will endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby. Failure to make any such notation or any error in such notation shall not affect the Borrower’s obligations in respect of such Loans.

(f) Notwithstanding anything to the contrary contained above in this Section 1.05 or elsewhere in this Agreement, Notes shall only be delivered to Lenders which at any time specifically request the delivery of such Notes. No failure of any Lender to request or obtain a Note evidencing its Loans to the Borrower shall affect or in any manner impair the obligations of the Borrower to pay the Loans (and all related Obligations) incurred by the Borrower which would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guaranties therefor provided pursuant to the various Credit Documents. Any Lender which does not have a Note evidencing its outstanding Loans shall in no event be required to make the notations otherwise described in preceding clause (e). At any time when any Lender requests the delivery of a Note to evidence any of its Loans, the Borrower shall promptly execute and deliver to the respective Lender the requested Note in the appropriate amount or amounts to evidence such Loans.

1.06 Conversions. The Borrower shall have the option to convert, on any Business Day, all or a portion equal to at least the Minimum Borrowing Amount of the outstanding principal amount of Loans (other than Swingline Loans which may not be converted pursuant to this Section 1.06) made pursuant to one or more Borrowings (so long as of the same Tranche) of one or more Types of Loans into a Borrowing (of the same Tranche) of another Type of Loan, provided that (i) except as otherwise provided in Section 1.10(b), Eurodollar Loans may be converted into Base Rate Loans only on the last day of an Interest Period applicable to the Loans being converted and no such partial conversion of Eurodollar Loans shall reduce the outstanding principal amount of such Eurodollar Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount applicable thereto, (ii) unless the Required Lenders otherwise agree, Base Rate Loans may only be converted into Eurodollar Loans if no Default or Event of Default is in existence on the date of the conversion, (iii) unless the Administrative Agent otherwise agrees in its sole discretion or has reasonably determined that the Syndication Date has occurred (at which time this clause (iii) shall no longer be applicable), prior to the 90th day following the Initial Borrowing Date, conversions of Base Rate Loans into Eurodollar Loans shall be subject to the provisions of clause (B) of the proviso in each of Sections 1.01(a)(iii) and 1.01(b)(ii), and (iv) no conversion pursuant to this Section 1.06 shall result in a greater number of Borrowings of Eurodollar Loans than is permitted under Section 1.02. Each such conversion shall be effected by the Borrower by giving the Administrative Agent at the Notice Office prior to 12:00 Noon (New York time) at least three Business Days’ prior notice (each, a “Notice of Conversion/Continuation”) in the form of Exhibit A-2, appropriately completed to specify the Loans to be so converted, the Borrowing or Borrowings pursuant to which such Loans were incurred and, if to be converted into Eurodollar Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each Lender prompt notice of any such proposed conversion affecting any of its Loans.

1.07 Pro Rata Borrowings. All Borrowings of Term Loans and Revolving Loans under this Agreement shall be incurred from the Lenders pro rata on the basis of their B Term Loan Commitments or Revolving Loan Commitments, as the case may be, provided that all Mandatory Borrowings shall be incurred from the RL Lenders pro rata on the basis of their RL Percentages. It is understood that no Lender shall be responsible for any default by any other Lender of its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.

1.08 Interest. (a) The Borrower agrees to pay interest in respect of the unpaid principal amount of each Base Rate Loan from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such Base Rate Loan to a Eurodollar Loan pursuant to Section 1.06 or 1.09, as applicable, at a rate per annum which shall be equal to the sum of the Applicable Margin plus the Base Rate, each as in effect from time to time.

(b) The Borrower agrees to pay interest in respect of the unpaid principal amount of each Eurodollar Loan from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such Eurodollar Loan to a Base Rate Loan pursuant to Section 1.06, 1.09 or 1.10, as applicable, at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the Applicable Margin as in effect from time to time during such Interest Period plus the Eurodollar Rate for such Interest Period.

(c) All overdue principal and, to the extent permitted by law, overdue interest in respect of each Loan shall, in each case, bear interest at a rate per annum equal to the rate which is 2% in excess of the rate then borne by the Borrowings to which such overdue principal or overdue interest relates, and all other overdue amounts payable hereunder and under any other Credit Document shall bear interest at a rate per annum equal to the rate which is 2% in excess of the rate applicable to Revolving Loans that are maintained at Base Rate Loans from time to time. Interest that accrues under this Section 1.08(c) shall be payable on demand.

(d) Accrued (and theretofore unpaid) interest shall be payable (i) in respect of each Base Rate Loan, (x) quarterly in arrears on each Quarterly Payment Date, (y) on the date of any repayment or prepayment in full of all outstanding Base Rate Loans of any Tranche, and (z) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand, and (ii) in respect of each Eurodollar Loan, (x) on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three month intervals after the first day of such Interest Period, and (y) on the date of any repayment or prepayment (on the amount repaid or prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

(e) Upon each Interest Determination Date, the Administrative Agent shall determine the Eurodollar Rate for each Interest Period applicable to the respective Eurodollar Loans and shall promptly notify the Borrower and the Lenders thereof. Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

1.09 Interest Periods. At the time the Borrower gives any Notice of Borrowing or Notice of Conversion/Continuation in respect of the making of, or conversion into, any Eurodollar Loan (in the case of the initial Interest Period applicable thereto) or prior to 12:00 Noon (New York time) on the third Business Day prior to the expiration of an Interest Period applicable to such Eurodollar Loan (in the case of any subsequent Interest Period), the Borrower shall have the right to elect the interest period (each, an “Interest Period”) applicable to such Eurodollar Loan, which Interest Period shall, at the option of the Borrower (but otherwise subject to the provisions of clause (B) of the proviso in each of Sections 1.01(a)(iii) and 1.01(b)(ii)), be a one, two, three or six month period, provided that (in each case):

(i) all Eurodollar Loans comprising a Borrowing shall at all times have the same Interest Period;

(ii) the initial Interest Period for any Eurodollar Loan shall commence on the date of Borrowing of such Eurodollar Loan (including the date of any conversion thereto from a Base Rate Loan) and each Interest Period occurring thereafter in respect of such Eurodollar Loan shall commence on the day on which the next preceding Interest Period applicable thereto expires;

(iii) if any Interest Period for a Eurodollar Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

(iv) if any Interest Period for a Eurodollar Loan would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period for a Eurodollar Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(v) unless the Required Lenders otherwise agree, no Interest Period may be selected at any time when a Default or an Event of Default is then in existence;

(vi) no Interest Period in respect of any Borrowing of any Tranche of Loans shall be selected which extends beyond the respective Maturity Date for such Tranche of Loans; and

(vii) no Interest Period in respect of any Borrowing of B Term Loans shall be selected which extends beyond any date upon which a mandatory repayment of such B Term Loans will be required to be made under Section 4.02(b) if the aggregate principal amount of such B Term Loans which have Interest Periods which will expire after such date will be in excess of the aggregate principal amount of such B Term Loans then outstanding less the aggregate amount of such required repayment.

If by 12:00 Noon (New York time) on the third Business Day prior to the expiration of any Interest Period applicable to a Borrowing of Eurodollar Loans, the Borrower has failed to elect, or is not permitted to elect, a new Interest Period to be applicable to such Eurodollar Loans as provided above, the Borrower shall be deemed to have elected to convert such Eurodollar Loans into Base Rate Loans effective as of the expiration date of such current Interest Period.

1.10 Increased Costs, Illegality, etc. (a) In the event that any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but, with respect to clause (i) below, may be made only by the Administrative Agent):

(i) on any Interest Determination Date that, by reason of any changes arising after the date of this Agreement affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate; or

(ii) at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Eurodollar Loan because of any change since the Effective Date in any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request, such as, but not limited to: (A) a change in the basis of taxation of payment to any Lender of the principal of or interest on the Loans or the Notes or any other amounts payable hereunder (except for changes in the rate of tax on, or determined by reference to, the net income or net profits of such Lender pursuant to the laws of the jurisdiction in which it is organized or in which its principal office or applicable lending office is located or any subdivision thereof or therein) or (B) a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Eurodollar Rate; or

(iii) at any time, that the making or continuance of any Eurodollar Loan has been made (x) unlawful by any law or governmental rule, regulation or order, (y) impossible by compliance by any Lender in good faith with any governmental request (whether or not having force of law) or (z) impracticable as a result of a contingency occurring after the Effective Date which materially and adversely affects the interbank Eurodollar market;

then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall promptly give notice (by telephone promptly confirmed in writing) to the Borrower and, except in the case of clause (i) above, to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, Eurodollar Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing or Notice of Conversion/Continuation given by the Borrower with respect to Eurodollar Loans which have not yet been incurred (including by way of conversion) shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower agrees to pay to such Lender, upon such Lender’s written request therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts received or receivable hereunder (a written notice setting forth the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, shall be submitted to the Borrower by such Lender and shall, absent manifest error, be final and conclusive and binding on all the parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 1.10(b) as promptly as possible and, in any event, within the time period required by law.

(b) At any time that any Eurodollar Loan is affected by the circumstances described in Section 1.10(a)(ii), the Borrower may, and in the case of a Eurodollar Loan affected by the circumstances described in Section 1.10(a)(iii), the Borrower shall, either (x) if the affected Eurodollar Loan is then being made initially or pursuant to a conversion, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed in writing) on the same date that the Borrower was notified by the affected Lender or the Administrative Agent pursuant to Section 1.10(a)(ii) or (iii) or (y) if the affected Eurodollar Loan is then outstanding, upon at least three Business Days’ written notice to the Administrative Agent, require the affected Lender to convert such Eurodollar Loan into a Base Rate Loan, provided that if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 1.10(b).

(c) If any Lender determines that after the Effective Date the introduction of or any change in any applicable law or governmental rule, regulation, order, guideline, directive or request (whether or not having the force of law) concerning capital adequacy, or any change in interpretation or administration thereof by the NAIC or any governmental authority, central bank or comparable agency, will have the effect of increasing the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender based on the existence of such Lender’s Commitments hereunder or its obligations hereunder, then the Borrower agrees to pay to such Lender, upon its written demand therefor, such additional amounts as shall be required to compensate such Lender or such other corporation for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital. In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable, provided that such Lender’s determination of compensation owing under this Section 1.10(c) shall, absent manifest error, be final and conclusive and binding on all the parties hereto. Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 1.10(c), will give prompt written notice thereof to the Borrower, which notice shall show in reasonable detail the basis for calculation of such additional amounts.

1.11 Compensation. The Borrower agrees to compensate each Lender, upon its written request (which request shall set forth in reasonable detail the basis for requesting such compensation and the calculation of the amount of such compensation), for all losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Eurodollar Loans but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of, or conversion from or into, Eurodollar Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn by the Borrower or deemed withdrawn pursuant to Section 1.10(a)); (ii) if any prepayment or repayment (including any prepayment or repayment made pursuant to Section 4.01, Section 4.02 or as a result of an acceleration of the Loans pursuant to Section 10) or conversion of any of its Eurodollar Loans occurs on a date which is not the last day of an Interest Period with respect thereto; (iii) if any prepayment of any of its Eurodollar Loans is not made on any date specified in a notice of prepayment given by the Borrower; or (iv) as a consequence of (x) any other default by the Borrower to repay Eurodollar Loans when required by the terms of this Agreement or any Note held by such Lender or (y) any election made pursuant to Section 1.10(b).

1.12 Change of Lending Office. Each Lender agrees that on the occurrence of any event giving rise to the operation of Section 1.10(a)(ii) or (iii), Section 1.10(c), Section 2.06 or Section 4.04 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans or Letters of Credit affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing in this Section 1.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Sections 1.10, 2.06 and 4.04.

1.13 Replacement of Lenders. (x) If any Lender becomes a Defaulting Lender, (y) upon the occurrence of an event giving rise to the operation of Section 1.10(a)(ii) or (iii), Section 1.10(c), Section 2.06 or Section 4.04 with respect to any Lender which results in such Lender charging to the Borrower increased costs in excess of those being generally charged by the other Lenders or (z) in the case of a refusal by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 13.12(b), the Borrower shall have the right, if no Default or Event of Default then exists (or, in the case of preceding clause (z), will exist immediately after giving effect to such replacement), to replace such Lender (the “Replaced Lender”) with one or more other Eligible Transferees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”) and each of whom shall be required to be reasonably acceptable to the Administrative Agent, provided that (i) at the time of any replacement pursuant to this Section 1.13, the Replacement Lender shall enter into one or more Assignment and Assumption Agreements pursuant to Section 13.04(b) (and with all fees payable pursuant to said Section 13.04(b) to be paid by the Replacement Lender and/or the Replaced Lender (as may be agreed to at such time by and among the Borrower, the Replacement Lender and the Replaced Lender)) pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans of, and in each case participations in Letters of Credit by, the Replaced Lender and, in connection therewith, shall pay to (x) the Replaced Lender in respect thereof an amount equal to the sum of (I) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Replaced Lender, (II) an amount equal to all Unpaid Drawings that have been funded by (and not reimbursed to) such Replaced Lender, together with all then unpaid interest with respect thereto at such time, and (III) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Lender pursuant to Section 3.01, (y) each Issuing Lender an amount equal to such Replaced Lender’s RL Percentage of any Unpaid Drawing (which at such time remains an Unpaid Drawing) to the extent such amount was not theretofore funded by such Replaced Lender to such Issuing Lender and (z) the Swingline Lender an amount equal to such Replaced Lender’s RL Percentage of any Mandatory Borrowing to the extent such amount was not theretofore funded by such Replaced Lender to the Swingline Lender and (ii) all obligations of the Borrower due and owing to the Replaced Lender at such time (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full to such Replaced Lender concurrently with such replacement. Upon the execution of the respective Assignment and Assumption Agreement, the payment of amounts referred to in clauses (i) and (ii) above and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by the Borrower, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 1.10, 1.11, 2.06, 4.04, 12.06 and 13.01), which shall survive as to such Replaced Lender.

SECTION 2. Letters of Credit.

2.01 Letters of Credit. (a) Subject to and upon the terms and conditions set forth herein, the Borrower may request that an Issuing Lender issue, at any time and from time to time on and after the Initial Borrowing Date and prior to the 30th day prior to the Revolving Loan Maturity Date, for the account of the Borrower and for the benefit of (x) any holder (or any trustee, agent or other similar representative for any such holders) of L/C Supportable Obligations, an irrevocable standby letter of credit, in a form customarily used by such Issuing Lender or in such other form as is reasonably acceptable to such Issuing Lender, and (y) sellers of goods to the

Borrower or any of its Subsidiaries, an irrevocable trade letter of credit, in a form customarily used by such Issuing Lender or in such other form as has been approved by such Issuing Lender (each such letter of credit, a “Letter of Credit” and, collectively, the “Letters of Credit”). All Letters of Credit shall be denominated in Dollars and shall be issued on a sight basis only. It is hereby acknowledged and agreed that each of the letters of credit described in Schedule III (the “Existing Letters of Credit”), which were issued by DBTCA under the Existing Credit Agreement and remain outstanding on the Initial Borrowing Date, shall constitute a “Letter of Credit” for all purposes of this Agreement and shall be deemed issued under this Agreement on the Initial Borrowing Date.

(b) Subject to and upon the terms and conditions set forth herein, each Issuing Lender agrees that it will, at any time and from time to time on and after the Initial Borrowing Date and prior to the 30th day prior to the Revolving Loan Maturity Date, following its receipt of the respective Letter of Credit Request, issue for account of the Borrower, one or more Letters of Credit as are permitted to remain outstanding hereunder without giving rise to a Default or an Event of Default, provided that no Issuing Lender shall be under any obligation to issue any Letter of Credit of the types described above if at the time of such issuance:

(i) any order, judgment or decree of any governmental authority or arbitrator shall purport by its terms to enjoin or restrain such Issuing Lender from issuing such Letter of Credit or any requirement of law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuing Lender is not otherwise compensated hereunder) not in effect with respect to such Issuing Lender on the date hereof, or any unreimbursed loss, cost or expense which was not applicable or in effect with respect to such Issuing Lender as of the date hereof and which such Issuing Lender reasonably and in good faith deems material to it; or

(ii) such Issuing Lender shall have received from the Borrower, any other Credit Party or the Required Lenders prior to the issuance of such Letter of Credit notice of the type described in the second sentence of Section 2.03(b).

2.02 Maximum Letter of Credit Outstandings; Final Maturities. Notwithstanding anything to the contrary contained in this Agreement, (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid on the date of, and prior to the issuance of, the respective Letter of Credit) at such time would exceed either (x) $10,000,000 or (y) when added to the sum of (I) the aggregate principal amount of all Revolving Loans then outstanding and (II) the aggregate principal amount of all Swingline Loans then outstanding, an amount equal to the Total Revolving Loan Commitment at such time, and (ii) each Letter of Credit shall by its terms terminate (x) in the case of standby Letters of Credit, on or before the earlier of (A) the date which occurs 12 months after the date of the issuance thereof (although any such standby Letter of Credit shall be extendible for successive periods of up to 12 months, but, in each case, not beyond the tenth Business Day prior to the Revolving Loan Maturity Date, on terms acceptable to the respective Issuing Lender) and (B) ten Business Days prior to the Revolving Loan Maturity Date, and (y) in the case of trade Letters of Credit, on or before the earlier of (A) the date which occurs 180 days after the date of issuance thereof and (B) 30 days prior to the Revolving Loan Maturity Date.

2.03 Letter of Credit Requests; Minimum Stated Amount. (a) Whenever the Borrower desires that a Letter of Credit be issued for its account, the Borrower shall give the Administrative Agent and the respective Issuing Lender at least five Business Days’ (or such shorter period as is acceptable to such Issuing Lender) written notice thereof (including by way of facsimile). Each notice shall be in the form of Exhibit C, appropriately completed (each, a “Letter of Credit Request”).

(b) The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower to the Lenders that such Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 2.02. Unless the respective Issuing Lender has received notice from the Borrower, any other Credit Party or the Required Lenders before it issues a Letter of Credit that one or more of the conditions specified in Section 5 or 6 are not then satisfied, or that the issuance of such Letter of Credit would violate Section 2.02, then such Issuing Lender shall, subject to the terms and conditions of this Agreement, issue the requested Letter of Credit for the account of the Borrower in accordance with such Issuing Lender’s usual and customary practices. Upon the issuance of or modification or amendment to any standby Letter of Credit, each Issuing Lender shall promptly notify the Borrower and the Administrative Agent, in writing of such issuance, modification or amendment and such notice shall be accompanied by a copy of such Letter of Credit or the respective modification or amendment thereto, as the case may be. Promptly after receipt of such notice the Administrative Agent shall notify the Participants, in writing, of such issuance, modification or amendment. On the first Business Day of each week, each Issuing Lender shall furnish the Administrative Agent with a written (including via facsimile) report of the daily aggregate outstandings of trade Letters of Credit issued by such Issuing Lender for the immediately preceding week. Notwithstanding anything to the contrary contained in this Agreement, in the event that a Lender Default exists with respect to an RL Lender, no Issuing Lender shall be required to issue any Letter of Credit unless such Issuing Lender has entered into arrangements satisfactory to it and the Borrower to eliminate such Issuing Lender’s risk with respect to the participation in Letters of Credit by the Defaulting Lender or Lenders, including by cash collateralizing such Defaulting Lender’s or Lenders’ RL Percentage of the Letter of Credit Outstandings.

(c) The initial Stated Amount of each Letter of Credit shall not be less than $50,000 or such lesser amount as is acceptable to the respective Issuing Lender.

2.04 Letter of Credit Participations. (a) Immediately upon the issuance by an Issuing Lender of any Letter of Credit, such Issuing Lender shall be deemed to have sold and transferred to each RL Lender, and each such RL Lender (in its capacity under this Section 2.04, a “Participant”) shall be deemed irrevocably and unconditionally to have purchased and received from such Issuing Lender, without recourse or warranty, an undivided interest and participation, to the extent of such Participant’s RL Percentage, in such Letter of Credit, each drawing or payment made thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto. Upon any change in the

Revolving Loan Commitments or RL Percentages of the Lenders pursuant to Section 1.13 or 13.04(b), it is hereby agreed that, with respect to all outstanding Letters of Credit and Unpaid Drawings relating thereto, there shall be an automatic adjustment to the participations pursuant to this Section 2.04 to reflect the new RL Percentages of the assignor and assignee Lender, as the case may be.

(b) In determining whether to pay under any Letter of Credit, no Issuing Lender shall have any obligation relative to the other Lenders other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to substantially comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by an Issuing Lender under or in connection with any Letter of Credit issued by it shall not create for such Issuing Lender any resulting liability to the Borrower, any other Credit Party, any Lender or any other Person unless such action is taken or omitted to be taken with gross negligence or willful misconduct on the part of such Issuing Lender (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(c) In the event that an Issuing Lender makes any payment under any Letter of Credit issued by it and the Borrower shall not have reimbursed such amount in full to such Issuing Lender pursuant to Section 2.05(a), such Issuing Lender shall promptly notify the Administrative Agent, which shall promptly notify each Participant of such failure, and each Participant shall promptly and unconditionally pay to such Issuing Lender the amount of such Participant’s RL Percentage of such unreimbursed payment in Dollars and in same day funds. If the Administrative Agent so notifies, prior to 12:00 Noon (New York time) on any Business Day, any Participant required to fund a payment under a Letter of Credit, such Participant shall make available to the respective Issuing Lender in Dollars such Participant’s RL Percentage of the amount of such payment on such Business Day in same day funds. If and to the extent such Participant shall not have so made its RL Percentage of the amount of such payment available to the respective Issuing Lender, such Participant agrees to pay to such Issuing Lender, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to such Issuing Lender at the overnight Federal Funds Rate for the first three days and at the interest rate applicable to Revolving Loans that are maintained as Base Rate Loans for each day thereafter. The failure of any Participant to make available to an Issuing Lender its RL Percentage of any payment under any Letter of Credit issued by such Issuing Lender shall not relieve any other Participant of its obligation hereunder to make available to such Issuing Lender its RL Percentage of any payment under any Letter of Credit on the date required, as specified above, but no Participant shall be responsible for the failure of any other Participant to make available to such Issuing Lender such other Participant’s RL Percentage of any such payment.

(d) Whenever an Issuing Lender receives a payment of a reimbursement obligation as to which it has received any payments from the Participants pursuant to clause (c) above, such Issuing Lender shall pay to each such Participant which has paid its RL Percentage thereof, in Dollars and in same day funds, an amount equal to such Participant’s share (based upon the proportionate aggregate amount originally funded by such Participant to the aggregate amount funded by all Participants) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective participations.

(e) Upon the request of any Participant, each Issuing Lender shall furnish to such Participant copies of any standby Letter of Credit issued by it and such other documentation as may reasonably be requested by such Participant.

(f) The obligations of the Participants to make payments to each Issuing Lender with respect to Letters of Credit shall be irrevocable and not subject to any qualification or exception whatsoever (except in the case of an Issuing Lender’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision)) and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(i) any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

(ii) the existence of any claim, setoff, defense or other right which the Borrower or any of its Subsidiaries may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any Participant, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower or any Subsidiary of the Borrower and the beneficiary named in any such Letter of Credit);

(iii) any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

(v) the occurrence of any Default or Event of Default.

2.05 Agreement to Repay Letter of Credit Drawings. (a) The Borrower agrees to reimburse each Issuing Lender, by making payment to the Administrative Agent in immediately available funds at the Payment Office, for any payment or disbursement made by such Issuing Lender under any Letter of Credit issued by it (each such amount, so paid until reimbursed, an “Unpaid Drawing”), not later than one Business Day following receipt by the Borrower of notice of such payment or disbursement (provided that no such notice shall be required to be given if a Default or an Event of Default under Section 10.05 shall have occurred and be continuing, in which case the Unpaid Drawing shall be due and payable immediately without presentment, demand, protest or notice of any kind (all of which are hereby waived by the Borrower to the fullest extent permitted under law)), with interest on the amount so paid or disbursed by such Issuing Lender, to the extent not reimbursed prior to 12:00 Noon (New York time) on the date of such payment or disbursement, from and including the date paid or disbursed to but excluding the date such Issuing Lender was reimbursed by the Borrower therefor at a rate per annum equal to the Base Rate in effect from time to time plus the Applicable Margin as in effect from time to time for Revolving Loans that are maintained as Base Rate Loans; provided, however, to the extent such amounts are not reimbursed prior to 12:00 Noon (New York time) on the third Business Day following the receipt by the Borrower of notice of such payment or disbursement or following the occurrence of a Default or an Event of Default under Section 10.05, interest shall thereafter accrue on the amounts so paid or disbursed by such Issuing Lender (and until reimbursed by the Borrower) at a rate per annum equal to the Base Rate in effect from time to time plus the Applicable Margin for Revolving Loans that are maintained as Base Rate Loans as in effect from time to time plus 2%, with such interest to be payable on demand. Each Issuing Lender shall give the Borrower prompt written notice of each Drawing under any Letter of Credit issued by it, provided that the failure to give any such notice shall in no way affect, impair or diminish the Borrower’s obligations hereunder.

(b) The obligations of the Borrower under this Section 2.05 to reimburse each Issuing Lender with respect to drafts, demands and other presentations for payment under Letters of Credit issued by it (each a “Drawing”) (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower or any Subsidiary of the Borrower may have or have had against any Lender (including in its capacity as an Issuing Lender or as a Participant), including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit or any nonapplication or misapplication by the beneficiary of the proceeds of such Drawing; provided, however, that the Borrower shall not be obligated to reimburse any Issuing Lender for any wrongful payment made by such Issuing Lender under a Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Issuing Lender (as determined by a court of competent jurisdiction in a final and non-appealable decision).

2.06 Increased Costs. If at any time after the Effective Date, the introduction of or any change in any applicable law, rule, regulation, order, guideline or request or in the interpretation or administration thereof by the NAIC or any governmental authority charged with the interpretation or administration thereof, or compliance by any Issuing Lender or any Participant with any request or directive by the NAIC or by any such governmental authority (whether or not having the force of law), shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit issued by any Issuing Lender or participated in by any Participant, or (ii) impose on any Issuing Lender or any Participant any other conditions relating, directly or indirectly, to this Agreement or any Letter of Credit; and the result of any of the foregoing is to increase the cost to any Issuing Lender or any Participant of issuing, maintaining or participating in any Letter of Credit, or reduce the amount of any sum received or receivable by any Issuing Lender or any Participant hereunder or reduce the rate of return on its capital with respect to Letters of Credit (except for changes in the rate of tax on, or determined by reference to, the net income or profits of such Issuing Lender or such Participant pursuant to the laws of the jurisdiction in which it is organized or in which its principal office or applicable lending office is located or any subdivision thereof or therein), then, upon the delivery of the certificate referred to below to the Borrower by any Issuing Lender or any Participant (a copy of which certificate shall be sent by such Issuing Lender or such Participant to the Administrative Agent), the Borrower agrees to pay to such Issuing Lender or such Participant such additional amount or amounts as will compensate such Issuing Lender or such Participant for such increased cost or reduction in the amount receivable or reduction on the rate of return on its capital. Any Issuing Lender or any Participant, upon determining that any additional amounts will be payable pursuant to this Section 2.06, will give prompt written notice thereof to the Borrower, which notice shall include a certificate submitted to the Borrower by such Issuing Lender or such Participant (a copy of which certificate shall be sent by the Issuing Lender or such Participant to the Administrative Agent), setting forth in reasonable detail the basis for the calculation of such additional amount or amounts necessary to compensate such Issuing Lender or such Participant. The certificate required to be delivered pursuant to this Section 2.06 shall, absent manifest error, be final and conclusive and binding on the Borrower.

SECTION 3. Commitment Commission; Fees; Reductions of Commitment.

3.01 Fees. (a) Borrower agrees to pay to the Administrative Agent for distribution to each Non-Defaulting RL Lender a commitment commission (the “Commitment Commission”) for the period from and including the Effective Date to and including the Revolving Loan Maturity Date (or such earlier date on which the Total Revolving Loan Commitment has been terminated) computed at a rate per annum equal to  1/2 of 1% of the Unutilized Revolving Loan Commitment of such Non-Defaulting RL Lender as in effect from time to time. Accrued Commitment Commission shall be due and payable quarterly in arrears on each Quarterly Payment Date and on the date upon which the Total Revolving Loan Commitment is terminated.

(b) The Borrower agrees to pay to the Administrative Agent for distribution to each RL Lender (based on each such RL Lender’s respective RL Percentage) a fee in respect of each Letter of Credit (the “Letter of Credit Fee”) for the period from and including the date of issuance of such Letter of Credit to and including the date of termination or expiration of such Letter of Credit, computed at a rate per annum equal to the Applicable Margin as in effect from time to time during such period with respect to Revolving Loans that are maintained as Eurodollar Loans on the daily Stated Amount of each such Letter of Credit. Accrued Letter of Credit Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and on the first day on or after the termination of the Total Revolving Loan Commitment upon which no Letters of Credit remain outstanding.

(c) The Borrower agrees to pay to each Issuing Lender, for its own account, a facing fee in respect of each Letter of Credit issued by it (the “Facing Fee”) for the period from and including the date of issuance of such Letter of Credit to and including the date of termination or expiration of such Letter of Credit, computed at a rate per annum equal to 1/4 of 1% on the daily Stated Amount of such Letter of Credit, provided that in any event the minimum amount of Facing Fees payable in any twelve-month period for each Letter of Credit shall be not less than $500; it being agreed that, on the day of issuance of any Letter of Credit and on each anniversary thereof prior to the termination or expiration of such Letter of Credit, if $500 will exceed the amount of Facing Fees that will accrue with respect to such Letter of Credit for the immediately succeeding twelve-month period, the full $500 shall be payable on the date of issuance of such Letter of Credit and on each such anniversary thereof. Except as otherwise provided in the proviso to the immediately preceding sentence, accrued Facing Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and upon the first day on or after the termination of the Total Revolving Loan Commitment upon which no Letters of Credit remain outstanding.

(d) The Borrower agrees to pay to each Issuing Lender, for its own account, upon each payment under, issuance of, or amendment to, any Letter of Credit issued by it, such amount as shall at the time of such event be the administrative charge and the reasonable expenses which such Issuing Lender is generally imposing in connection with such occurrence with respect to letters of credit.

(e) The Borrower agrees to pay to the Administrative Agent such fees as may be agreed to in writing from time to time by the Borrower or any of its Subsidiaries and the Administrative Agent.

3.02 Voluntary Termination of Unutilized Revolving Loan Commitments. (a) Upon at least one Business Day’s prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, at any time or from time to time, without premium or penalty to terminate the Total Unutilized Revolving Loan Commitment in whole, or reduce it in part, pursuant to this Section 3.02(a), in an integral multiple of $1,000,000 in the case of partial reductions to the Total Unutilized Revolving Loan Commitment, provided that each such reduction shall apply proportionately to permanently reduce the Revolving Loan Commitment of each RL Lender.

(b) In the event of a refusal by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 13.12(b), the Borrower may, subject to its compliance with the requirements of Section 13.12(b), upon five Business Days’ prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders) terminate all of the Commitments of such Lender, so long as all Loans, together with accrued and unpaid interest, Fees and all other amounts, owing to such Lender are repaid concurrently with the effectiveness of such termination pursuant to Section 4.01(b) (at which time Schedule I shall be deemed modified to reflect such changed amounts) and such Lender’s RL Percentage of all outstanding Letters of Credit is cash collateralized in a manner satisfactory to the Administrative Agent and the respective Issuing Lenders, and at such time, such Lender shall no longer constitute a “Lender” for purposes of this Agreement, except with respect to indemnifications under this Agreement (including, without limitation, Sections 1.10, 1.11, 2.06, 4.04, 12.06 and 13.01), which shall survive as to such repaid Lender.

3.03 Mandatory Reduction of Commitments. (a) The Total Commitment (and the Commitment of each Lender) shall terminate in its entirety on July 30, 2004, unless the Initial Borrowing Date has occurred on or prior to such date.

(b) In addition to any other mandatory commitment reductions pursuant to this Section 3.03, the Total B Term Loan Commitment (and the B Term Loan Commitment of each Lender) shall terminate in its entirety on the Initial Borrowing Date (after giving effect to the incurrence of B Term Loans on such date).

(c) In addition to any other mandatory commitment reductions pursuant to this Section 3.03, the Total Revolving Loan Commitment shall terminate in its entirety upon the Revolving Loan Maturity Date.

(d) Except as otherwise provided in Section 3.02(b), each reduction to, or termination of, the Total Revolving Loan Commitment shall be applied to proportionately reduce or terminate, as the case may be, the Revolving Loan Commitment of each Lender with a Revolving Loan Commitment.

SECTION 4. Prepayments; Payments; Taxes.

4.01 Voluntary Prepayments. (a) The Borrower shall have the right to prepay the Loans, without premium or penalty, in whole or in part at any time and from time to time on the following terms and conditions: (i) the Borrower shall give the Administrative Agent prior to 12:00 Noon (New York time) at the Notice Office (x) at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay Base Rate Loans (or same day notice in the case of a prepayment of Swingline Loans) and (y) at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay Eurodollar Loans, which notice (in each case) shall specify, whether B Term Loans, Revolving Loans or Swingline Loans shall be prepaid, the amount of such prepayment and the Types of Loans to be prepaid and, in the case of Eurodollar Loans, the specific Borrowing or Borrowings pursuant to which such Eurodollar Loans were made, and which notice the Administrative Agent shall, except in the case of a prepayment of Swingline Loans, promptly transmit to each of the Lenders; (ii) (x) each partial prepayment of Term Loans pursuant to this Section 4.01(a) shall be in an aggregate principal amount of at least $1,000,000 (or such lesser amount as is acceptable to the Administrative Agent), (y) each partial prepayment of Revolving Loans pursuant to this Section 4.01(a) shall be in an aggregate principal amount of at least $500,000 (or such lesser amount as is acceptable to the Administrative Agent in any given case) and (z) each partial prepayment of Swingline Loans pursuant to this Section 4.01(a) shall be in an aggregate principal amount of at least $100,000 (or such lesser amount as is acceptable to the Administrative Agent in any given case), provided that if any partial prepayment of Eurodollar Loans made pursuant to any Borrowing shall reduce the outstanding principal amount of Eurodollar Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, then such Borrowing may not be continued as a Borrowing of Eurodollar Loans (and same shall automatically be converted into a Borrowing of Base Rate Loans) and any election of an Interest Period with respect thereto given by the Borrower shall have no force or effect; (iii) each prepayment pursuant to this Section 4.01(a) in respect of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans, provided that at the Borrower’s election in connection with any prepayment of Revolving Loans pursuant to this Section 4.01(a), such prepayment shall not, so long as no Default or Event of Default then exists, be applied to any Revolving Loan of a Defaulting Lender; and (iv) each prepayment of principal of B Term Loans shall be applied (1) first, to reduce the Scheduled B Repayments which will become due within twelve months after the date of such repayment in direct order of maturity of the dates of such Scheduled B Repayments, provided that the Borrower shall have delivered to the Administrative Agent prior written notice of its election to apply such repayments pursuant to this clause (1) and (2) second, to the extent in excess of the amount applied as provided in the preceding clause (1), to reduce the then remaining Scheduled B Repayments on a pro rata basis (based upon the then remaining unpaid principal amounts of Scheduled B Repayments after giving effect to all prior reductions thereto).

(b) In the event of a refusal by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 13.12(b), the Borrower may, upon five Business Days’ prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders) repay all Loans, together with accrued and unpaid interest, Fees, and other amounts owing to such Lender in accordance with, and subject to the requirements of, said Section 13.12(b) so long as (I) all Commitments of such Lender are terminated concurrently with such repayment pursuant to Section 3.02(b) (at which time Schedule I shall be deemed modified to reflect the changed Commitments), (II) such Lender’s RL Percentage of all outstanding Letters of Credit is cash collateralized in a manner satisfactory to the Administrative Agent and the respective Issuing Lenders and (III) the consents, if any, required under Section 13.12(b) in connection with the repayment pursuant to this clause (b) have been obtained. Each prepayment of any B Term Loans pursuant to this Section 4.01(b) shall reduce the then remaining Scheduled B Repayments on a pro rata basis (based upon the then remaining unpaid principal amounts of Scheduled B Repayments after giving effect to all prior reductions thereto).

4.02 Mandatory Repayments. (a) On any day on which the sum of (I) the aggregate outstanding principal amount of all Revolving Loans (after giving effect to all other repayments thereof on such date), (II) the aggregate outstanding principal amount of all Swingline Loans (after giving effect to all other repayments thereof on such date) and (III) the aggregate amount of all Letter of Credit Outstandings, exceeds the Total Revolving Loan Commitment at such time, the Borrower shall prepay on such day the principal of Swingline Loans and, after all Swingline Loans have been repaid in full or if no Swingline Loans are outstanding, Revolving Loans in an amount equal to such excess. If, after giving effect to the prepayment of all outstanding Swingline Loans and Revolving Loans, the aggregate amount of the Letter of Credit Outstandings exceeds the Total Revolving Loan Commitment at such time, the Borrower shall pay to the Administrative Agent at the Payment Office on such day an amount of cash and/or Cash Equivalents equal to the amount of such excess (up to a maximum amount equal to the Letter of Credit Outstandings at such time), such cash and/or Cash Equivalents to be held as security for all obligations of the Borrower to the Issuing Lenders and the Lenders hereunder in a cash collateral account to be established by the Administrative Agent.

(b) In addition to any other mandatory repayments pursuant to this Section 4.02, on each date set forth below (each, a “Scheduled B Repayment Date”), the Borrower shall be required to repay that principal amount of B Term Loans, to the extent then outstanding, as is set forth opposite each such date below (each such repayment, as the same may be reduced as provided in Section 4.01(a), 4.01(b) or 4.02(g), a “Scheduled B Repayment”):

Scheduled B Repayment Date	Amount
September 30, 2004	$225,000
December 31, 2004	$225,000
March 31, 2005	$225,000
June 30, 2005	$225,000
September 30, 2005	$225,000
December 31, 2005	$225,000
March 31, 2006	$225,000
June 30, 2006	$225,000
September 30, 2006	$225,000
December 31, 2006	$225,000
March 31, 2007	$225,000
June 30, 2007	$225,000
September 30, 2007	$225,000
December 31, 2007	$225,000
March 31, 2008	$225,000
June 30, 2008	$225,000
September 30, 2008	$225,000
December 31, 2008	$225,000
March 31, 2009	$225,000
June 30, 2009	$225,000
September 30, 2009	$225,000
December 31, 2009	$225,000
March 31, 2010	$225,000
June 30, 2010	$225,000
September 30, 2010	$54,900,000
December 31, 2010	$54,900,000
March 31, 2011	$54,900,000
B Term Loan Maturity Date	$54,900,000

(c) In addition to any other mandatory repayments pursuant to this Section 4.02, on the third Business Day following each date on or after the Initial Borrowing Date upon which Holdings or any of its Subsidiaries receives any cash proceeds from any capital contribution or any sale or issuance of its equity (excluding (i) proceeds from equity issuances of Holdings issued to employees or directors of Holdings, the Borrower or any of Borrower’s Subsidiaries pursuant to employee benefit plans or employment or directorship arrangements, (ii) any capital contribution to the extent made by Holdings or another Subsidiary of Holdings (it being understood and agreed that in no event shall this clause (ii) exclude any proceeds received by Holdings from any capital contribution to it or any issuance of its equity), (iii) proceeds received from the Common Equity Financing, (iv) proceeds received by Holdings after the Initial Borrowing Date from issuances of its equity to an investment fund managed by Kelso & Company or other stockholders of Holdings which were stockholders of Holdings on the Initial Borrowing Date (including management to the extent constituted same or stockholders on the Initial Borrowing Date) and (v) proceeds from equity of Holdings used substantially concurrently with the receipt hereof to redeem the Existing Senior Subordinated Notes or to discharge the Existing Senior Subordinated Notes Indenture as described in Section 8.01 thereof and in accordance with the requirements of Section 9.10 hereof, provided that in the case of preceding clause (v) no Specified Default shall have occurred and be continuing), an amount equal to 50% of the Net Equity Proceeds of such capital contribution or sale or issuance of equity shall be applied on such date as a mandatory repayment in accordance with the requirements of Sections 4.02(h) and (i).

(d) In addition to any other mandatory repayments pursuant to this Section 4.02, on each date on or after the Initial Borrowing Date upon which the Borrower or any of its

Subsidiaries receives any cash proceeds from any issuance or incurrence by the Borrower or any of its Subsidiaries of Indebtedness (other than Indebtedness permitted to be incurred pursuant to Section 9.04, except (in the case of Indebtedness incurred pursuant to Section 9.04(iv)), to the extent that said Section 9.04(iv) expressly provides that the respective Indebtedness shall be treated as if not permitted under Section 9.04 for purposes of determining amounts to be repaid pursuant to this Section 4.02(d)), an amount equal to 100% of the Net Debt Proceeds of the respective incurrence of Indebtedness shall be applied on such date as a mandatory repayment in accordance with the requirements of Sections 4.02(h) and (i).

(e) In addition to any other mandatory repayments pursuant to this Section 4.02, on each date on or after the Initial Borrowing Date upon which the Borrower or any of its Subsidiaries receives any cash proceeds from any Asset Sale, an amount equal to 100% of the Net Sale Proceeds therefrom shall be applied on such date as a mandatory repayment in accordance with the requirements of Sections 4.02(h) and (i); provided, however, with respect to no more than $5,000,000 in the aggregate of such Net Sale Proceeds received by the Borrower or any of its Subsidiaries in any fiscal year of the Borrower, such Net Sale Proceeds shall not give rise to a mandatory repayment on such date if no Default or Event of Default then exists and the Borrower shall deliver within 30 days of such date a certificate to the Administrative Agent setting forth that portion of such Net Sale Proceeds that the Borrower or its Subsidiaries, as the case may be, intends to reinvest in the purchase of Equipment, other fixed assets or other tangible assets (but, in the case of tangible assets which do not constitute Equipment or fixed assets, only to the extent replacing the respective such tangible assets subject to such Asset Sale), in each case, to be used in the business of the Borrower and its Subsidiaries, within 365 days following the date of receipt of such proceeds; provided, further, that if within 365 days after the date of receipt by the Borrower or any of its Subsidiaries’ of such Net Sale Proceeds, the Borrower or any of its Subsidiaries, as the case may be, have not so used all or a portion of such Net Sale Proceeds not required to be applied as a mandatory repayment pursuant to the preceding proviso, the remaining portion of such Net Sale Proceeds shall be applied as a mandatory repayment in accordance with the requirements of Sections 4.02(h) and (i) on the last day of such 365 day period.

(f) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02, on each Excess Cash Flow Payment Date, an amount equal to 50% of the Excess Cash Flow for the related Excess Cash Flow Payment Period shall be applied as a mandatory repayment in accordance with the requirements of Sections 4.02(h) and (i).

(g) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02, within 10 days following each date on or after the Initial Borrowing Date upon which the Borrower or any of its Subsidiaries receives any cash proceeds from any Recovery Event, an amount equal to 100% of the Net Insurance Proceeds from such Recovery Event shall be applied within such ten day period as a mandatory repayment in accordance with the requirements of Sections 4.02(h) and (i); provided, however, with respect to no more than $10,000,000 in the aggregate of such Net Insurance Proceeds received by the Borrower and its Subsidiaries in any fiscal year of the Borrower, such Net Insurance Proceeds shall not give rise to a mandatory repayment within such ten day period to the extent that no Default or Event of Default then exists and the Borrower shall deliver within 90 days of the date of receipt of such Net Insurance Proceeds a certificate to the Administrative Agent setting forth

(x) that portion of such Net Insurance Proceeds that the Borrower and/or its Subsidiaries, as the case may be, intends to reinvest in the purchase of Equipment, other fixed assets or other tangible assets (but, in the case of tangible assets which do not constitute Equipment or fixed assets, only to the extent replacing the respective such tangible assets subject to such Recovery Event), in each case to be used in the business of the Borrower and its Subsidiaries within two (2) years following the date of receipt of such proceeds and (y) the proposed use of such portion of such Net Insurance Proceeds (and, in connection therewith, shall thereafter promptly provide such other information with respect to such reinvestment as the Administrative Agent may from time to time reasonably request); provided, further, that if (x) within 365 days after the date of receipt by the Borrower or any of its Subsidiaries of such Net Insurance Proceeds, the Borrower or its Subsidiaries have not used such Net Insurance Proceeds, or in the alternative have not delivered to the Administrative Agent evidence reasonably satisfactory to the Administrative Agent that the Borrower or its Subsidiaries have entered into one or more binding contractual commitments to so use such Net Insurance Proceeds, or, in any event (y) if within two (2) years after the date of receipt by the Borrower or any of its Subsidiaries of such Net Insurance Proceeds, the Borrower or any of its Subsidiaries have not so used all or a portion of such Net Insurance Proceeds not required to be applied as a mandatory repayment pursuant to the preceding proviso, the remaining portion of such Net Insurance Proceeds shall be applied as a mandatory repayment in accordance with the requirements of Sections 4.02(h) and (i) on the last day of such 365 day period or two (2) year period, as the case may be.

(h) Each amount required to be applied pursuant to Sections 4.02(c), (d), (e), (f) and (g) in accordance with this Section 4.02(h) shall be applied to repay the outstanding principal amount of B Term Loans. All repayments of outstanding B Term Loans pursuant to Sections 4.02(c), (d), (e), (f) and (g) shall be applied (1) first, to reduce the Scheduled B Repayments which will become due within twelve months after the date of such repayment in direct order of maturity of the dates of such Scheduled B Repayments, provided that the Borrower shall have delivered to the Administrative Agent prior written notice of its election to apply such repayments pursuant to this clause (1), and (2) second, to the extent in excess of the amount applied as provided in the preceding clause (1), to reduce the then remaining Scheduled B Repayments on a pro rata basis (based upon the then remaining Scheduled B Repayments after giving effect to all prior reductions thereto).

(i) With respect to each repayment of Loans required by this Section 4.02, the Borrower may (subject to the priority payment requirements of Section 4.02(h)) designate the Types of Loans of the respective Tranche which are to be repaid and, in the case of Eurodollar Loans, the specific Borrowing or Borrowings of the respective Tranche pursuant to which such Eurodollar Loans were made, provided that: (i) repayments of Eurodollar Loans pursuant to this Section 4.02 may only be made on the last day of an Interest Period applicable thereto unless all Eurodollar Loans of the respective Tranche with Interest Periods ending on such date of required repayment and all Base Rate Loans of the respective Tranche have been paid in full; (ii) if any repayment of Eurodollar Loans made pursuant to a single Borrowing shall reduce the outstanding Eurodollar Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, such Borrowing shall be automatically converted into a Borrowing of Base Rate Loans; and (iii) each repayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion.

(j) In addition to any other mandatory repayments pursuant to this Section 4.02, all then outstanding Loans of any Tranche shall be repaid in full on the respective Maturity Date for such Tranche of Loans.

4.03 Method and Place of Payment. Except as otherwise specifically provided herein, all payments under this Agreement and under any Note shall be made to the Administrative Agent for the account of the Lender or Lenders entitled thereto not later than 12:00 Noon (New York time) on the date when due and shall be made in Dollars in immediately available funds at the Payment Office. Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

4.04 Net Payments. (a) All payments made by each Credit Agreement Party hereunder and under any Note will be made without setoff, counterclaim or other defense. Except as provided in Section 4.04(b), all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political sub-division or taxing authority thereof or therein with respect to such payments (but excluding, except as provided in the second succeeding sentence, any tax imposed on or measured by the net income or net profits of a Lender pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of such Lender is located or any subdivision thereof or therein) and all interest, penalties or similar liabilities with respect to such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”). If any Taxes are so levied or imposed, the Credit Agreement Parties jointly and severally agree to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Note. If any amounts are payable in respect of Taxes pursuant to the preceding sentence, the Credit Agreement Parties jointly and severally agree to reimburse each Lender, upon the written request of such Lender, for taxes imposed on or measured by the net income or net profits of such Lender pursuant to the laws of the jurisdiction in which such Lender is organized or in which the principal office or applicable lending office of such Lender is located or under the laws of any political subdivision or taxing authority of any such jurisdiction in which such Lender is organized or in which the principal office or applicable lending office of such Lender is located and for any withholding of taxes as such Lender shall determine are payable by, or withheld from, such Lender, in respect of such amounts so paid to or on behalf of such Lender pursuant to the preceding sentence and in respect of any amounts paid to or on behalf of such Lender pursuant to this sentence. Holdings or the Borrower, as the case may be, will furnish to the Administrative Agent within 45 days after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by Holdings or the Borrower, as the case may be. The Credit Agreement Parties jointly and severally agree to indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, for the amount of any Taxes so levied or imposed and paid by such Lender.

(b) Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes agrees to deliver to the Borrower and the Administrative Agent on or prior to the Effective Date or, in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 1.13 or 13.04(b) (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender, (i) two accurate and complete original signed copies of Internal Revenue Service Form W-8ECI or Form W-8BEN (with respect to a complete exemption under an income tax treaty) (or successor forms) certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement and under any Note, or (ii) if the Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver either Internal Revenue Service Form W-8ECI or Form W-8BEN (with respect to a complete exemption under an income tax treaty) (or any successor forms) pursuant to clause (i) above, (x) a certificate substantially in the form of Exhibit D (any such certificate, a “Section 4.04(b)(ii) Certificate”) and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN (with respect to the portfolio interest exemption) (or successor form) certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement and under any Note. In addition, each Lender agrees that from time to time after the Effective Date, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, such Lender will deliver to the Borrower and the Administrative Agent two new accurate and complete original signed copies of Internal Revenue Service Form W-8ECI, Form W-8BEN (with respect to the benefits of any income tax treaty), or Form W-8BEN (with respect to the portfolio interest exemption) and a Section 4.04(b)(ii) Certificate, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement and any Note, or such Lender shall immediately notify the Borrower and the Administrative Agent of its inability to deliver any such Form or Certificate, in which case such Lender shall not be required to deliver any such Form or Certificate pursuant to this Section 4.04(b). Notwithstanding anything to the contrary contained in Section 4.04(a), but subject to Section 13.04(b) and the immediately succeeding sentence, (x) each Credit Agreement Party shall be entitled, to the extent it is required to do so by law, to deduct or withhold income or similar taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, Fees or other amounts payable hereunder for the account of any Lender which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes to the extent that such Lender has not provided to the Borrower U.S. Internal Revenue Service Forms that establish a complete exemption from such deduction or withholding and (y) the Credit Agreement Parties shall not be obligated pursuant to Section 4.04(a) to gross-up payments to be made to a Lender in respect of income or similar taxes imposed by the United States if (I) such Lender has not provided to the Borrower the Internal Revenue Service Forms required to be provided to the Borrower pursuant to this Section 4.04(b) or (II) in the case of a payment, other than interest, to a Lender described in clause (ii) above, to the extent that such forms do not establish a complete exemption from withholding of such taxes.

Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 4.04 and except as set forth in Section 13.04(b), the Credit Agreement Parties jointly and severally agree to pay any additional amounts and to indemnify each Lender in the manner set forth in Section 4.04(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by them as described in the immediately preceding sentence as a result of any changes that are effective after the Effective Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of such Taxes.

SECTION 5. Conditions Precedent to Credit Events on the Initial Borrowing Date. The obligation of each Lender to make Loans, and the obligation of each Issuing Lender to issue Letters of Credit, on the Initial Borrowing Date, is subject at the time of the making of such Loans or the issuance of such Letters of Credit to the satisfaction of the following conditions:

5.01 Effective Date; Notes. On or prior to the Initial Borrowing Date, (i) the Effective Date shall have occurred and (ii) there shall have been delivered to the Administrative Agent for the account of each of the Lenders that has requested same the appropriate B Term Note and/or Revolving Note executed by the Borrower and, if requested by the Swingline Lender, the Swingline Note executed by the Borrower, in each case in the amount and maturity and as otherwise provided herein.

5.02 Officer’s Certificate. On the Initial Borrowing Date, the Administrative Agent shall have received a certificate, dated the Initial Borrowing Date and signed on behalf of the Borrower by the Chairman of the Board, the Chief Executive Officer, the President or any Vice President of the Borrower, certifying on behalf of the Borrower that all of the conditions in Sections 5.06, 5.07, 5.08, 5.09 and 6.01 have been satisfied on such date.

5.03 Opinions of Counsel. On the Initial Borrowing Date, the Administrative Agent shall have received (i) from Debevoise & Plimpton LLP, special New York counsel to the Borrower, Richards, Layton & Finger, special Delaware counsel to the Borrower and Morris, Manning & Martin, LLP, special Georgia counsel to the Borrower, opinions addressed to the Administrative Agent and each of the Lenders and dated the Initial Borrowing Date covering the matters set forth in Exhibits E-1, E-2 and E-3, respectively and (ii) from local counsel to the Credit Parties reasonably satisfactory to the Administrative Agent practicing in those jurisdictions in which Mortgaged Properties are located and/or Credit Parties are organized (if organized other than under the laws of Delaware or New York), which opinions shall be addressed to the Administrative Agent and each of the Lenders and be dated as of the Initial Borrowing Date and shall cover the perfection of the security interests and/or liens granted pursuant to the relevant Security Documents and such other opinions as the Administrative Agent or either Joint Lead Arranger may reasonably request and shall be in form and substance reasonably satisfactory to the Administrative Agent and the Joint Lead Arrangers.

5.04 Corporate Documents; Proceedings; etc. (a) On the Initial Borrowing Date, the Administrative Agent shall have received a certificate from each Credit Party, dated the Initial Borrowing Date, signed by the Chairman of the Board, the Chief Executive Officer, the President or any Vice President of such Credit Party, and attested to by the Secretary or any

Assistant Secretary of such Credit Party, in the form of Exhibit F with appropriate insertions, together with copies of the certificate or articles of incorporation and by-laws (or equivalent organizational documents), as applicable, of such Credit Party and the resolutions of such Credit Party referred to in such certificate, and each of the foregoing shall be in form and substance reasonably acceptable to the Administrative Agent and the Joint Lead Arrangers.

(b) On the Initial Borrowing Date, all corporate and legal proceedings and all instruments and agreements in connection with the transactions contemplated by this Agreement and the other Documents shall be reasonably satisfactory in form and substance to the Administrative Agent and the Joint Lead Arrangers, and the Administrative Agent shall have received all information and copies of all documents and papers, including records of corporate proceedings, governmental approvals, good standing certificates and bring-down telegrams or facsimiles, if any, which the Administrative Agent or either Joint Lead Arranger reasonably may have requested in connection therewith, such documents and papers where appropriate to be certified by proper corporate, limited liability company or governmental authorities.

5.05 Employee Benefit Plans; Shareholders’ Agreements; Management Agreements; Employment Agreements; Non-Compete Agreements; Collective Bargaining Agreements; Tax Sharing Agreements; Existing Indebtedness Agreements. On or prior to the Initial Borrowing Date, there shall have been delivered or made available to the Administrative Agent true and correct copies of the following documents:

(i) all Plans (and for each Plan that is required to file an annual report on Internal Revenue Service Form 5500-series, a copy of the most recent such report (including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information), and for each Plan that is a “single-employer plan,” as defined in Section 4001(a)(15) of ERISA, the most recently prepared actuarial valuation therefor) and any other “employee benefit plans,” as defined in Section 3(3) of ERISA, and any other material agreements, plans or arrangements, with or for the benefit of current or former employees of Holdings or any of its Subsidiaries or ERISA Affiliates (provided that the foregoing shall apply in the case of any multiemployer plan, as defined in Section 4001(a)(3) of ERISA, but only to the extent that any document described herein is in the possession of Holdings, any Subsidiary of Holdings or any ERISA Affiliate, or reasonably available thereto from the sponsor or trustee of any such Plan);

(ii) all agreements entered into by Holdings or any of its Subsidiaries governing the terms and relative rights of its Equity Interests and any agreements entered into by its shareholders relating to any such entity with respect to its Equity Interests (collectively, the “Shareholders’ Agreements”);

(iii) all material agreements with members of, or with respect to, the management of Holdings or any of its Subsidiaries (collectively, the “Management Agreements”);

(iv) all material employment agreements entered into by Holdings or any of its Subsidiaries (collectively, the “Employment Agreements”);

(v) all non-compete agreements entered into by Holdings or any of its Subsidiaries which restrict the activities of Holdings or any of its Subsidiaries (collectively, the “Non-Compete Agreements”);

(vi) all collective bargaining agreements applying or relating to any employee of Holdings or any of any of its Subsidiaries (collectively, the “Collective Bargaining Agreements”);

(vii) all tax sharing, tax allocation and other similar agreements entered into by Holdings or any of its Subsidiaries (collectively, the “Tax Sharing Agreements”); and

(viii) all agreements evidencing or relating to Indebtedness of Holdings or any of its Subsidiaries, to the extent each such agreement evidences Indebtedness in excess of $500,000 and is to remain outstanding after giving effect to the Transaction (the “Existing Indebtedness Agreements”);

in each case to the extent such employee benefit plans, Shareholders’ Agreements, Management Agreements, Employment Agreements, Non-Compete Agreements, Collective Bargaining Agreements, Tax Sharing Agreements and Existing Indebtedness Agreements are in effect on the Initial Borrowing Date.

5.06 Existing Indebtedness. (a) On the Initial Borrowing Date and after giving effect to the Transaction, neither Holdings nor any of its Subsidiaries shall have any preferred Equity Interests (including preferred stock) or Indebtedness outstanding except for (i) the Loans and Letters of Credit, (ii) the Existing Senior Subordinated Notes and (iii) certain other indebtedness of the Borrower and its Subsidiaries as is listed on Schedule VII in an aggregate outstanding principal amount not to exceed $750,000 (with the Indebtedness described in this clause (iii) being herein called the “Existing Other Indebtedness” and, together with the Existing Senior Subordinated Notes, the “Existing Indebtedness”). On and as of the Initial Borrowing Date, any Existing Indebtedness outstanding after giving effect to the Transaction and the other transactions contemplated hereby shall be without any default or event of default existing thereunder (or requirement that any offer to purchase or mandatory redemption be made with respect thereto) or arising as a result of the Transaction and the other transactions contemplated hereby (except to the extent amended or waived by the parties thereto on terms and conditions reasonably satisfactory to the Agents and the Required Lenders), and the Existing Indebtedness Agreements shall in form and substance be reasonably satisfactory to the Administrative Agent and the Joint Lead Arrangers, it being understood that the Existing Senior Subordinated Notes Indenture is so satisfactory.

(b) On the Initial Borrowing Date (x) the Administrative Agent shall receive an officer’s certificate of the Borrower (in form and substance, and with supporting calculations, and executed by an officer of the Borrower, satisfactory to the Administrative Agent and the Joint Lead Arrangers) setting forth the calculations showing compliance (after giving effect to the Transaction and all incurrences of Indebtedness hereunder) with the covenant set forth in Section 4.04 of the Existing Senior Subordinated Note Indenture and (y) the Administrative Agent, on behalf of the Lenders, shall have received an Officer’s Certificate (as defined in the Existing Senior Subordinated Notes Indenture), in form and substance reasonably satisfactory to the Agents to the effect that the Incurrence of Indebtedness (each as defined in the Existing Senior Subordinated Notes Indenture) on the Initial Borrowing Date pursuant to this Agreement does not (and that the Incurrence of the entire committed amount hereunder on the Initial Borrowing Date would not) violate the covenant contained in Section 4.04 of the Existing Senior Subordinated Notes Indenture.

5.07 Consummation of the Acquisition; Refinancing, etc. (i) Substantially concurrently with the initial funding of Loans on the Initial Borrowing Date, the Borrower shall have purchased all of the issued and outstanding shares of common stock of NAMPAC (the “Acquisition”) pursuant to, and in accordance with the terms of, the Acquisition Agreement.

(ii) On the Initial Borrowing Date, (x) the Administrative Agent shall have received true and correct copies of all Acquisition Documents, certified as such by an appropriate officer of the Borrower, (y) all such Acquisition Documents shall be in form and substance reasonably satisfactory to the Administrative Agent, the Joint Lead Arrangers and the Required Lenders and (z) all such Acquisition Documents shall be in full force and effect. All conditions precedent to the consummation of the Acquisition as set forth in the Acquisition Documents shall have been satisfied in all material respects, and not waived unless consented to by the Administrative Agent, the Joint Lead Arrangers and the Required Lenders, to the reasonable satisfaction of the Administrative Agent, the Joint Lead Arrangers and the Required Lenders. Substantially concurrently with the initial funding of Loans on the Initial Borrowing Date, the Acquisition shall have been consummated in accordance with the terms and conditions of the Acquisition Documents and all applicable law.

(iii) On the Initial Borrowing Date (and after giving effect to the Transaction), there shall be no conflict with, or default under, any material agreement of Holdings and its Subsidiaries (including any such agreements (a) acquired pursuant to the Acquisition, (b) entered into pursuant to the Transaction and (c) in respect of Existing Indebtedness) except, other than in the case of any conflict with, or default under, any Credit Document, as would not reasonably be expected to have a Material Adverse Effect; provided that an event of default would arise under the Existing Senior Subordinated Notes Indenture in the event that a “change of control” under, and as defined in, the Existing Senior Subordinated Notes Indenture occurs and the Borrower is unable to repay in full the Loans outstanding hereunder and terminate the Commitments pursuant hereto or obtain the requisite consents hereunder to permit it to offer to purchase the then outstanding Existing Senior Subordinated Notes (which offer to purchase is prohibited by clause (i) of Section 9.10 hereof) in accordance with the requirements of Section 4.12 of the Existing Senior Subordinated Notes Indenture.

(iv) Substantially concurrently with the initial funding of Loans on the Initial Borrowing Date, the total commitments pursuant to the Existing Credit Agreement shall be terminated, and all loans and notes with respect thereto shall have been repaid in full (together with interest thereon), all letters of credit issued thereunder shall have been terminated and all other amounts owing pursuant to the Existing Credit Agreement shall have been repaid in full. Substantially concurrently with the initial funding of Loans on the Initial Borrowing Date, the creditors in respect of the Existing Credit Agreement shall have terminated and released all security interests in and Liens on the assets of Holdings and its Subsidiaries created pursuant to the security documentation relating to the Existing Credit Agreement, and such creditors shall have returned all assets (if any) in their possession pursuant to the security documentation relating to the Existing Credit Agreement to the Borrower, and the Administrative Agent shall have received evidence, in form and substance reasonably satisfactory to the Administrative Agent and the Joint Lead Arrangers, that the matters set forth in this clause (iv) of Section 5.07 have been satisfied as of the Initial Borrowing Date.

(v) Substantially concurrently with the initial funding of Loans on the Initial Borrowing Date, on or prior to the Initial Borrowing Date, Holdings shall receive cash common equity financing from Kelso and other investors in an aggregate amount equal to at least $30,000,000 (the “Common Equity Financing”), provided that all terms and conditions thereof be reasonably satisfactory to the Administrative Agent and the Joint Lead Arrangers, provided, further, that the proceeds shall be used to make payments in connection with the Transaction.

5.08 Adverse Change, Approvals. (a) On or prior to the Initial Borrowing Date, nothing shall have occurred (and none of the Administrative Agent, either Joint Lead Arranger nor any Lender shall have become aware of any fact or condition not previously known) which has had, or would reasonably be expected to have, a material adverse effect on (x) the property, assets, nature of assets, business, operations, liabilities or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole (after giving effect to the Transaction as if same had occurred prior to the respective dates set forth below), since (A) December 31, 2003, in the case of any such condition or circumstance primarily relating to NAMPAC or its Subsidiaries or (B) September 28, 2003, in the case of any other such condition or circumstance, or (y) the rights or remedies of the Lenders, or the ability of Holdings, the Borrower, NAMPAC and their respective Subsidiaries to perform their obligations to the Lenders under, the Credit Documents.

(b) On or prior to the Initial Borrowing Date, all necessary material governmental (domestic and foreign) and third party approvals and/or consents in connection with the Transaction, the other transactions contemplated hereby and the granting of Liens under the Credit Documents shall have been obtained and remain in effect, and all applicable waiting periods with respect thereto shall have expired without any action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon the consummation of the Transaction or the other transactions contemplated by the Documents or otherwise referred to herein or therein. On the Initial Borrowing Date, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon the Transaction or the other transactions contemplated by the Documents or otherwise referred to herein or therein.

5.09 Litigation. On the Initial Borrowing Date, there shall be no actions, suits or proceedings pending or threatened (i) with respect to the Transaction, this Agreement or any other Document or (ii) which has had, or would reasonably be expected to have, a material adverse effect as described in preceding Section 5.08(a).

5.10 Pledge Agreement. On the Initial Borrowing Date, each Credit Party shall have duly authorized, executed and delivered the Pledge Agreement in the form of Exhibit G (as amended, modified, restated and/or supplemented from time to time, the “Pledge Agreement”) and shall have delivered to the Collateral Agent, as Pledgee thereunder, all of the Pledge Agreement

Collateral, if any, referred to therein and then owned by such Credit Party, (x) endorsed in blank in the case of promissory notes constituting Pledge Agreement Collateral and (y) together with executed and undated endorsements for transfer in the case of Equity Interests constituting certificated Pledge Agreement Collateral, along with evidence that all other actions necessary or, in the reasonable opinion of the Administrative Agent or either Joint Lead Arranger, desirable, to perfect (to the extent provided in the Pledge Agreement) the security interests purported to be created by the Pledge Agreement have been taken and the Pledge Agreement shall be in full force and effect.

5.11 Security Agreement. On the Initial Borrowing Date, each Credit Party shall have duly authorized, executed and delivered the Security Agreement in the form of Exhibit H (as amended, modified, restated and/or supplemented from time to time, the “Security Agreement”) covering all of such Credit Party’s present and future Security Agreement Collateral, and shall have delivered:

(i) proper financing statements (Form UCC-1 or the equivalent) authorized for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary or, in the reasonable opinion of the Administrative Agent or either Joint Lead Arranger, desirable, to perfect the security interests purported to be created by the Security Agreement;

(ii) certified copies of requests for information or copies (Form UCC-11), or equivalent reports as of a recent date, listing all effective financing statements that name Holdings or any of its Subsidiaries as debtor and that are filed in the jurisdictions referred to in clause (i) above and in such other jurisdictions in which Collateral is located on the Initial Borrowing Date, together with copies of such other financing statements that name Holdings or any of its Subsidiaries as debtor (none of which shall cover any of the Collateral except (x) to the extent evidencing Permitted Liens or (y) those in respect of which the Collateral Agent shall have received termination statements (Form UCC-3) or such other termination statements as shall be required by local law fully executed for filing);

(iii) evidence of the completion of all other recordings and filings of, or with respect to, the Security Agreement as may be necessary or, in the reasonable opinion of the Administrative Agent or either Joint Lead Arranger, desirable, to perfect (to the extent provided in the Security Agreement) the security interests purported to be created by the Security Agreement, or evidence that the same shall be ready to be completed promptly following the Initial Borrowing Date; and

(iv) evidence that all other actions necessary or, in the reasonable opinion of the Administrative Agent or either Joint Lead Arranger, desirable (including the receipt of the respective control agreements referred to in the Security Agreement) to perfect (to the extent provided in the Security Agreement) and protect the security interests purported to be created by the Security Agreement have been taken (to the extent required to be taken on or prior to the Initial Borrowing Date pursuant to the provisions of the Security Agreement), and the Security Agreement shall be in full force and effect.

5.12 Mortgage; Title Insurance; Survey; Landlord Waivers; etc. On the Initial Borrowing Date, the Collateral Agent shall have received:

(i) fully executed counterparts of a Mortgage, in form and substance reasonably satisfactory to the Administrative Agent, which Mortgage shall cover the Real Property owned or leased by such Credit Party and designated as a “Mortgaged Property” on Schedule IV, together with evidence that counterparts of such Mortgage have been delivered to the title insurance company insuring the Lien of such Mortgage for recording in all places to the extent necessary or, in the reasonable opinion of the Collateral Agent desirable, to effectively create a valid and enforceable first priority mortgage lien, subject only to Permitted Encumbrances, on the Mortgaged Property described therein in favor of the Collateral Agent (or such other trustee as may be required or desired under local law) for the benefit of the Secured Creditors;

(ii) such consents, approvals, amendments, supplements, estoppels, tenant subordination agreements or other instruments as shall be reasonably deemed necessary by the Administrative Agent in order for the owner or holder of the fee interest constituting such Mortgaged Property to grant the Lien contemplated by the Mortgage with respect to such Mortgaged Property;

(iii) a Mortgage Policy relating to the Mortgage on the Mortgaged Property referred to above issued by First American Title Insurance Company and in amounts satisfactory to the Joint Lead Arrangers and assuring the Collateral Agent that the Mortgage on such Mortgaged Property is a valid and enforceable first priority mortgage lien on such Mortgaged Property, free and clear of all defects and encumbrances except Permitted Encumbrances, and such Mortgage Policy shall otherwise be in form and substance reasonably satisfactory to the Collateral Agent and the Joint Lead Arranger and shall include, as appropriate, an endorsement for future advances under this Agreement and the Notes and for any other matter that the Collateral Agent or either Joint Lead Arranger in its discretion may reasonably request, shall not include a survey exception or an exception for mechanics’ liens, and shall provide for affirmative insurance (to the extent available in the relevant state) and such reinsurance as the Collateral Agent or either Joint Lead Arranger in its discretion may reasonably request;

(iv) such affidavits, certificates, information (including financial data) and instruments of indemnification (including, without limitation, a so-called “gap” indemnification) as shall be required to induce the title company to issue the Mortgage Policies referred to in subsection (iii) above;

(v) evidence reasonably acceptable to the Collateral Agent of payment by the Borrower of all Mortgage Policy premiums in respect of such Mortgage Property, search and examination charges, and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of such Mortgages and issuance of such Mortgage Policies;

(vi) a copy of the existing survey of the Mortgaged Property;

(vii) to the extent obtainable on or prior to the Initial Borrowing Date, fully executed landlord waivers in respect of those Leaseholds of the Borrower designated as “Leaseholds Subject to Landlord Waivers” on Schedule IV, each of which landlord waivers shall be in form and substance reasonably satisfactory to the Collateral Agent and the Joint Lead Arrangers;

(viii) to the extent requested by the Collateral Agent or either Joint Lead Arranger, copies of all leases in which the Borrower holds the lessor’s interest or other agreements relating to possessory interests, if any; provided that, to the extent any of the foregoing affect such Mortgaged Property, such agreements shall be subordinate to the Liens of the Mortgage to be recorded against such Mortgaged Property, either expressly by its terms or pursuant to a subordination, non-disturbance and attornment agreement (with any such agreement being reasonably acceptable to the Administrative Agent); and

(ix) flood certificates covering such Mortgaged Property in form and substance acceptable to the Administrative Agent, and certifying whether or not each such Mortgaged Property is located in a flood hazard area, as determined by reference to the applicable FEMA map.

5.13 Subsidiaries Guaranties. On the Initial Borrowing Date, each Subsidiary Guarantor shall have duly authorized, executed and delivered the Subsidiaries Guaranty in the form of Exhibit I (as amended, modified or supplemented from time to time, the “Subsidiaries Guaranty”), and the Subsidiaries Guaranty shall be in full force and effect.

5.14 Financial Statements; Pro forma Balance Sheets; Projections. On or prior to the Initial Borrowing Date, the Agents and the Lenders shall have received and the Administrative Agent, the Joint Lead Arrangers and the Required Lenders shall be reasonably satisfied with (i) audited consolidated financial statements of the Borrower and its Subsidiaries and NAMPAC and its Subsidiaries for the three fiscal years of the Borrower ended prior to the Initial Borrowing Date, in the case of the Borrower, and for the two fiscal years of NAMPAC ended immediately prior to the Initial Borrowing Date, as well as for the ten fiscal months of NAMPAC ended December 31, 2001, in the case of NAMPAC, (ii) unaudited consolidated financial statements of the Borrower and its Subsidiaries and NAMPAC and its Subsidiaries for each fiscal quarter of the Borrower and NAMPAC, as the case may be, ended after the close of its most recent fiscal year and at least 45 days prior to the Initial Borrowing Date, (iii) pro forma income statement and balance sheet of Holdings and its Subsidiaries (including NAMPAC and its Subsidiaries), which pro forma statements shall demonstrate, to the Administrative Agent’s, each Joint Lead Arranger’s and the Required Lenders’ reasonable satisfaction, that the financial covenants described herein shall be satisfied on the Initial Borrowing Date (on a pro forma basis after giving effect to the Transaction), (iv) interim financial statements of each of the Borrower and its Subsidiaries and NAMPAC and its Subsidiaries for each month ended after the date of the last available quarterly financial statements for such party and at least 20 days prior to the Initial Borrowing Date and (v) detailed projected consolidated financial statements of the Borrower and its Subsidiaries for the six fiscal years ended after the Initial Borrowing Date, which projections (the “Projections”) shall (x) reflect the forecasted consolidated financial condition of the

Borrower and its Subsidiaries after giving effect to the Transaction and the related financing thereof, and (y) be prepared and approved by the Borrower. The consolidated adjusted EBITDA of NAMPAC and its subsidiaries, on a pro forma basis after giving effect to the Transaction, shall not be less than $22.8 million (giving effect to such pro forma adjustments reflected in the determination of adjusted EBITDA for purposes of presentations to S&P and/or Moody’s delivered to the Joint Lead Arrangers prior to May 31, 2004) for the twelve month period ended at the end of the last month for which financial statements are required to be delivered pursuant to the preceding clause (iv) prior to the Initial Borrowing Date.

5.15 Solvency Certificate; Insurance Certificates, etc. On the Initial Borrowing Date, the Administrative Agent shall have received:

(i) a solvency certificate from the chief financial officer of the Borrower in the form of Exhibit J hereto; and

(ii) certificates of insurance complying with the requirements of Section 8.03 for the business and properties of Holdings and its Subsidiaries, in form and substance reasonably satisfactory to the Administrative Agent and naming the Collateral Agent as an additional insured and/or as loss payee, and stating that such insurance shall not be canceled without at least 30 days’ prior written notice by the insurer to the Collateral Agent.

5.16 Fees, etc. On the Initial Borrowing Date, the Borrower shall have paid to the Agents and each Lender all costs, fees and expenses (including, without limitation, legal fees and expenses) and other compensation payable to the Agents or such Lender to the extent then due.

5.17 Credit Facility Rating. S&P and Moody’s shall each have provided a credit rating for the Indebtedness to be incurred pursuant to this Agreement.

SECTION 6. Conditions Precedent to All Credit Events. The obligation of each Lender to make Loans (including Loans made on the Initial Borrowing Date), and the obligation of each Issuing Lender to issue Letters of Credit (including Letters of Credit issued on the Initial Borrowing Date), is subject, at the time of each such Credit Event (except as hereinafter indicated), to the satisfaction of the following conditions:

6.01 No Default; Representations and Warranties. At the time of each such Credit Event and also after giving effect thereto (i) no Default or Event of Default shall have occurred and be continuing and (ii) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the date of such Credit Event (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

6.02 Notice of Borrowing; Letter of Credit Request. (a) Prior to the making of each Loan (other than a Swingline Loan or a Revolving Loan made pursuant to a Mandatory Borrowing), the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 1.03(a). Prior to the making of each Swingline Loan, the Swingline Lender shall have received the notice referred to in Section 1.03(b)(i).

(b) Prior to the issuance of each Letter of Credit, the Administrative Agent and the respective Issuing Lender shall have received a Letter of Credit Request meeting the requirements of Section 2.03(a).

The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by the Borrower to the Administrative Agent and each of the Lenders that all the conditions specified in Section 5 (with respect to Credit Events on the Initial Borrowing Date) and in this Section 6 (with respect to Credit Events on or after the Initial Borrowing Date) and applicable to such Credit Event are satisfied as of that time; provided that in determining the satisfaction of the conditions specified in Section 5, (x) to the extent any item is required to be satisfactory to any Agent or Lender, such item shall be deemed satisfactory to each Agent or Lender, as the case may be, which has not notified the Administrative Agent in writing prior to the occurrence of the Initial Borrowing Date that the respective item or matter does not meet its satisfaction and (y) in determining whether any Agent or Lender is aware of any fact, condition or event that has occurred and which would reasonably be expected to have a Material Adverse Effect or a material adverse effect of the type described in Section 5.08(a), each Agent or Lender, as the case may be, which has not notified the Administrative Agent in writing prior to the occurrence of the Initial Borrowing Date of such fact, condition or event shall be deemed not to be aware of any such fact, condition or event on the Initial Borrowing Date. All of the Notes, certificates, legal opinions and other documents and papers referred to in Section 5 and in this Section 6, unless otherwise specified, shall be delivered to the Administrative Agent at the Notice Office for the account of each of the Lenders and, except for the Notes, in sufficient counterparts or copies for each of the Lenders.

SECTION 7. Representations, Warranties and Agreements. In order to induce the Lenders to enter into this Agreement and to make the Loans, and issue (or participate in) the Letters of Credit as provided herein, each of Holdings and the Borrower makes the following representations, warranties and agreements, in each case after giving effect to the Transaction, all of which shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans and the issuance of the Letters of Credit, with the occurrence of each Credit Event on or after the Initial Borrowing Date being deemed to constitute a representation and warranty by each of Holdings and the Borrower that the matters specified in this Section 7 are true and correct in all material respects on and as of the Initial Borrowing Date and on the date of each such other Credit Event (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

7.01 Organizational Status. Each of Holdings and each of its Subsidiaries (i) is a duly organized and validly existing corporation, partnership or limited liability company, as the case may be, in good standing under the laws of the jurisdiction of its organization, (ii) has the corporate, partnership or limited liability company power and authority, as the case may be, to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (iii) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its property or the conduct of its business requires such qualifications except for failures to be so qualified which, individually and in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.

7.02 Power and Authority. Each Credit Party and each Subsidiary thereof has the corporate, partnership or limited liability company power and authority, as the case may be, to execute, deliver and perform the terms and provisions of each of the Documents to which it is party and has taken all necessary corporate, partnership or limited liability company action, as the case may be, to authorize the execution, delivery and performance by it of each of such Documents. Each Credit Party and each Subsidiary thereof has duly executed and delivered each of the Documents to which it is party, and each of such Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

7.03 No Violation. Neither the execution, delivery or performance by any Credit Party or any Subsidiary thereof of the Documents to which it is a party, nor compliance by it with the terms and provisions thereof, (i) will contravene any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of the property or assets of any Credit Party or any of its respective Subsidiaries pursuant to the terms of, any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, in each case to which any Credit Party or any of its respective Subsidiaries is a party or by which it or any of its property or assets is bound or to which it may be subject (except, in the case of preceding clauses (i) and (ii), other than in the case of any contravention or conflict as a result of the execution, delivery or performance of any Credit Document, if such contraventions, breaches, defaults and/or conflicts, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect; provided that an event of default would arise under the Existing Senior Subordinated Notes Indenture in the event that a “change of control” under, and as defined in, the Existing Senior Subordinated Notes Indenture occurs and the Borrower is unable to repay in full the Loans outstanding hereunder and terminate the Commitments pursuant hereto or obtain the requisite consents hereunder to permit it to offer to purchase the then outstanding Existing Senior Subordinated Notes (which offer to purchase is prohibited by clause (i) of Section 9.10 hereof) in accordance with the requirements of Section 4.12 of the Existing Senior Subordinated Notes Indenture, or (iii) will violate any provision of the certificate or articles of incorporation, certificate of formation, limited liability company agreement or by-laws (or equivalent organizational documents), as applicable, of any Credit Party or any of its respective Subsidiaries.

7.04 Approvals. No material order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except for (x) those that have otherwise been obtained or made on or prior to the Initial Borrowing Date and which remain in full force and effect on the Initial Borrowing Date and (y) filings which are necessary to perfect the security interests created under the Security Documents, which filings will be made within five Business Days following the Initial Borrowing Date), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to be obtained or made by, or on behalf of, any Credit Party to authorize, or is required to be obtained or made by, or on behalf of, any Credit Party in connection with, the execution, delivery and performance of any Document.

7.05 Financial Statements; Financial Condition; Undisclosed Liabilities; Projections. (a) (i) The consolidated balance sheets of the Borrower and its consolidated Subsidiaries for each of the fiscal years ended September 30, 2001, September 29, 2002 and September 28, 2003, respectively, and the related consolidated statements of income, cash flows and retained earnings of the Borrower and its consolidated Subsidiaries for each such fiscal year ended on such dates, copies of which have been furnished to the Lenders prior to the Initial Borrowing Date, present fairly in all material respects the consolidated financial position of the Borrower and its consolidated Subsidiaries at the dates of such balance sheets and the consolidated results of the operations of the Borrower and its consolidated Subsidiaries for the periods covered thereby. All of the foregoing historical financial statements have been audited by Deloitte & Touche LLP and prepared in accordance with generally accepted accounting principles consistently applied by the Borrower.

(ii) The consolidated balance sheets of NAMPAC and its consolidated Subsidiaries for the ten-month period ended December 31, 2001 and for each of the fiscal years ended December 31, 2002 and December 31, 2003, respectively, and the related consolidated statements of income, cash flows and retained earnings of NAMPAC and its consolidated Subsidiaries for each such period ended on such dates, copies of which have been furnished to the Lenders prior to the Initial Borrowing Date present fairly in all material respects the consolidated financial condition of NAMPAC and its consolidated Subsidiaries at the dates of such balance sheets and the consolidated results of the operations of NAMPAC and its consolidated Subsidiaries for the periods covered thereby. All of the foregoing historical financial statements have been audited by Ernst & Young LLP and prepared in accordance with generally accepted accounting principles consistently applied by NAMPAC except as otherwise noted therein.

(iii) All unaudited financial statements of the Borrower and its Subsidiaries and of NAMPAC and its Subsidiaries, furnished to the Lenders on or prior to the Initial Borrowing Date pursuant to clauses (ii) and (iii) of Section 5.14, have been prepared in accordance with generally accepted accounting principles consistently applied by the Borrower or NAMPAC, as the case may be, except as otherwise noted therein, subject to normal year-end audit adjustments (all of which are of a recurring nature and none of which, individually or in the aggregate, would be material) and the absence of footnotes.

(iv) The pro forma consolidated balance sheet of Holdings furnished to the Lenders pursuant to clause (iii) of Section 5.14 has been prepared as of April 3, 2004 (except that the information with respect to NAMPAC and its Subsidiaries included therein is as of March 31, 2004), as if the Transaction and the financing therefor had occurred on the date first referenced in this sentence. Such pro forma consolidated balance sheet presents fairly in all material respects the pro forma consolidated financial position of Holdings as of the date first referenced in the preceding sentence (except that the information with respect to NAMPAC and its Subsidiaries is as of the second date referenced in the preceding sentence). The pro forma consolidated income statement of Holdings furnished to the Lenders pursuant to clause (iii) of

Section 5.14 has been prepared for the year ended September 28, 2003 (except that the information with respect to NAMPAC and its Subsidiaries included therein is for the year ended December 31, 2003), as if the Transaction and the financing therefor had occurred on the first day of the year first referenced in this sentence. Such pro forma consolidated income statement presents fairly in all material respects the pro forma consolidated income statement of Holdings as if the Transaction and the financing therefor had occurred on the first day of the year first referenced in this sentence.

(b) On and as of the Initial Borrowing Date and after giving effect to the Transaction and to all Indebtedness (including the Loans) being incurred or assumed and Liens created by the Credit Parties in connection therewith (i) the sum of the assets, at a fair valuation, of the Borrower and on a stand-alone basis and of the Borrower and its Subsidiaries taken as a whole will exceed their respective debts, (ii) each of the Borrower on a stand-alone basis and the Borrower and its Subsidiaries taken as a whole have not incurred and do not intend to incur, and do not believe that they will incur, debts beyond their respective ability to pay such debts as such debts mature, and (iii) the Borrower on a stand-alone basis and the Borrower and its Subsidiaries taken as a whole will have sufficient capital with which to conduct their respective businesses. For purposes of this Section 7.05(b), “debt” means any liability on a claim, and “claim” means (a) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (b) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

(c) Except as disclosed in the financial statements delivered pursuant to Section 7.05(a) and the confidential memorandum, dated June 9, 2003 prepared in connection with the syndication of the credit facilities provided hereby, and except as disclosed in Schedule V, none of the Borrower or its Subsidiaries has, as of the Initial Borrowing Date, any material contingent liabilities, unusual long-term commitments or unrealized losses.

(d) The Projections delivered to the Administrative Agent and the Lenders prior to the Initial Borrowing Date have been prepared in good faith and are based on reasonable assumptions.

(e) After giving effect to the Transaction (but for this purpose assuming that the Transaction and the related financing had occurred prior to the respective dates set forth below), since (x) December 31, 2003 in the case of any adverse changes primarily relating to NAMPAC and its Subsidiaries or (y) September 28, 2003 in the case of any other adverse change, there has been no Material Adverse Effect, and there has been no change, event or occurrence that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

7.06 Litigation. There are no actions, suits or proceedings pending or, to the knowledge of Holdings or the Borrower, threatened (i) with respect to the Transaction or any Document or (ii) that either individually or in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect.

7.07 True and Complete Disclosure. (a) All factual information (taken as a whole) furnished by or on behalf of Holdings or the Borrower in writing to the Administrative Agent or any Lender (including, without limitation, all information contained in the Documents) for purposes of or in connection with this Agreement, the other Credit Documents or any transaction contemplated herein or therein does not, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of Holdings or the Borrower in writing to the Administrative Agent or any Lender will not, on the date as of which such information is dated or certified, contain any material misstatement of fact or omit to state any material fact necessary to make such information (taken as a whole) not misleading at such time in light of the circumstances under which such information was provided.

(b) Notwithstanding anything to the contrary in the foregoing clause (a) of this Section 7.07, none of the Credit Parties makes any representation, warranty or covenant with respect to any information consisting of statements, estimates and projections regarding the future performance of Holdings or any of its Subsidiaries, or regarding the future condition of the industries in which they operate other than that such information has been (and in the case of such information furnished after the date hereof, will be) prepared in good faith based upon assumptions believed to be reasonable at the time of preparation thereof.

7.08 Use of Proceeds; Margin Regulations. (a) All proceeds of the Term Loans will be used by the Borrower to finance, in part, the Acquisition and Refinancing and to pay the fees and expenses relating to the Transaction.

(b) All proceeds of the Revolving Loans and the Swingline Loans will be used for the working capital and general corporate purposes of the Borrower and its Subsidiaries, provided that no more than $5,000,000 of such proceeds may be used by the Borrower to finance, in part, the Acquisition and Refinancing and to pay fees and expenses relating to the Transaction.

(c) No part of any Credit Event (or the proceeds thereof) will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Loan nor the use of the proceeds thereof nor the occurrence of any other Credit Event will violate or be inconsistent with the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

7.09 Tax Returns and Payments. Each of Holdings and each of its Subsidiaries has timely filed or caused to be timely filed with the appropriate taxing authority all material tax returns, domestic and foreign (the “Returns”) required to be filed by, or with respect to the income, properties or operations of, Holdings and/or any of its Subsidiaries. The Returns accurately reflect in all material respects all liability for taxes of Holdings and its Subsidiaries for the periods covered thereby. Each of Holdings and each of its Subsidiaries has paid all material taxes and assessments payable by it which have become due, other than those that are being contested in good faith and adequately disclosed and fully provided for as a reserve on the financial statements of Holdings and its Subsidiaries in accordance with generally accepted accounting principles. There is no material action, suit, proceeding, investigation, audit or claim now pending or, to the best knowledge of Holdings, threatened by any authority regarding any taxes relating to Holdings or any of its Subsidiaries. As of the Initial Borrowing Date, neither Holdings nor any of its Subsidiaries has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of taxes of Holdings or any of its Subsidiaries, or is aware of any circumstances that would cause the taxable years or other taxable periods of Holdings or any of its Subsidiaries not to be subject to the normally applicable statute of limitations. Neither Holdings nor any of its Subsidiaries has incurred, nor will any of them incur, any material tax liability in connection with the Transaction or any other transactions contemplated hereby (it being understood that the representation contained in this sentence does not cover any future tax liabilities of Holdings or any of its Subsidiaries arising as a result of the operation of their businesses in the ordinary course of business).

7.10 Compliance with ERISA. (i) Schedule VI sets forth, as of the Initial Borrowing Date, the name of each Plan. Each Plan (and each related trust, insurance contract or fund) is in substantial compliance with its terms and with all applicable laws, including, without limitation, ERISA and the Code; except as disclosed on Schedule VI each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code; no Reportable Event has occurred; no Plan which is a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) is insolvent or in reorganization; except as disclosed on Schedule VI no Plan has an Unfunded Current Liability; no Plan which is subject to Section 412 of the Code or Section 302 of ERISA has an accumulated funding deficiency, within the meaning of such sections of the Code or ERISA, or has applied for or received a waiver of an accumulated funding deficiency or an extension of any amortization period, within the meaning of Section 412 of the Code or Section 303 or 304 of ERISA; all contributions required to be made with respect to a Plan have been timely made; neither Holdings nor any Subsidiary of Holdings nor any ERISA Affiliate has incurred any material liability (including any indirect, contingent or secondary liability) to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 401(a)(2g), 4971 or 4975 of the Code or reasonably expects to incur any such liability under any of the foregoing sections with respect to any Plan; no condition exists to the knowledge of Holdings or the Borrower which presents a material risk to Holdings or any Subsidiary of Holdings or any ERISA Affiliate of incurring a liability to or on account of a Plan pursuant to the foregoing provisions of ERISA and the Code; no proceedings have been instituted to terminate or appoint a trustee to administer any Plan which is subject to Title IV of ERISA; no action, suit, proceeding, hearing, audit or investigation with respect to the administration, operation or the investment of assets of any Plan (other than routine claims for benefits) is pending, or is, to the knowledge of Holdings or the Borrower, expected or threatened; using actuarial assumptions and computation methods consistent with Part 1 of subtitle E of Title IV of ERISA, the aggregate liabilities of Holdings and its Subsidiaries and its ERISA Affiliates to all Plans which are multiemployer plans (as defined in Section 4001(a)(3) of ERISA) in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Plan ended prior to the date of the most recent Credit Event, would not exceed $1,000,000; each group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) which covers or has covered employees or former employees of Holdings, any Subsidiary of Holdings, or any ERISA Affiliate has at all times been operated in compliance with the provisions of Part 6 of subtitle B of Title I of ERISA and Section 4980B of the Code, except to the extent any such failure will not result in a material liability, and each group health plan (as defined in 45 Code of Federal Regulations Section 160.103) which covers or has covered employees or former employees of Holdings, any Subsidiary of Holdings or any ERISA Affiliate has at all times been operated in compliance with the provisions of the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder, except to the extent any such non-compliance will not result in a material liability; no lien imposed under the Code or ERISA on the assets of Holdings or any Subsidiary of Holdings or any ERISA Affiliate exists or is likely to arise on account of any Plan and Holdings and its Subsidiaries do not maintain or contribute to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any Plan the obligations with respect to which would reasonably be expected to have a Material Adverse Effect.

(ii) Each Foreign Pension Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities. All contributions required to be made with respect to a Foreign Pension Plan have been timely made. Neither Holdings nor any of its Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Foreign Pension Plan, except to the extent any such obligation could not reasonably be expected to result in a material liability. The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Pension Plan, determined as of the end of Holding’ most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Foreign Pension Plan allocable to such benefit liabilities by an amount that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.11 The Security Documents. (a) The provisions of the Security Agreement are effective to create in favor of the Collateral Agent for the benefit of the Secured Creditors a legal, valid and enforceable security interest in all right, title and interest of the Credit Parties in the Security Agreement Collateral described therein, and the Collateral Agent, for the benefit of the Secured Creditors, has (to the extent provided in the Security Agreement) a fully perfected security interest in all right, title and interest in all of the Security Agreement Collateral described therein, subject to no other Liens other than Permitted Liens. The recordation of (x) the Grant of Security Interest in U.S. Patents, if applicable, and (y) the Grant of Security Interest in U.S. Trademarks, if applicable, in the respective form attached to the Security Agreement, in each case in the United States Patent and Trademark Office, together with filings on Form UCC-1 made pursuant to the Security Agreement, will create, as may be perfected by such filings and recordation, a perfected security interest in the United States trademarks and patents covered by the Security Agreement, and the recordation of the Grant of Security Interest in U.S. Copyrights, if applicable, in the form attached to the Security Agreement with the United States Copyright Office, together with filings on Form UCC-1 made pursuant to the Security Agreement, will create, as may be perfected by such filings and recordation, a perfected security interest in the United States copyrights covered by the Security Agreement.

(b) The security interests created under the Pledge Agreement in favor of the Collateral Agent, as Pledgee, for the benefit of the Secured Creditors, constitute perfected (to the extent provided in the Pledge Agreement) security interests in the Pledge Agreement Collateral described in the Pledge Agreement, subject to no security interests of any other Person. No filings or recordings are required in order to perfect (or maintain the perfection or priority of) the security interests created in the Pledge Agreement Collateral under the Pledge Agreement other than with respect to that portion of the Pledge Agreement Collateral constituting a “general intangible” under the UCC.

(c) Each Mortgage creates, as security for the obligations purported to be secured thereby, a valid and enforceable and, upon recordation, perfected security interest in and mortgage lien on the respective Mortgaged Property (or as to any Leasehold Estate, the interest of the Borrower or the relevant Subsidiary) in favor of the Collateral Agent (or such other trustee as may be required or desired under local law) for the benefit of the Secured Creditors, superior and prior to the rights of all third Persons (except as may exist pursuant to the Permitted Encumbrances related thereto) and subject to no other Liens (other than Permitted Liens related thereto).

7.12 Properties. All Real Property owned or leased by Holdings or any of its Subsidiaries as of the Initial Borrowing Date, and the nature of the interest therein, is correctly set forth in Schedule IV. Each of Holdings and each of its Subsidiaries has good and marketable title in the case of Real Property, and good and valid title in the case of personal property, to all material properties owned by it, including all material property reflected in the most recent historical balance sheets referred to in Section 7.05(a) (except as sold or otherwise disposed of since the date of such balance sheet in the ordinary course of business or as permitted by the terms of this Agreement), free and clear of all Liens, other than Permitted Liens.

7.13 Capitalization. (a) On the Initial Borrowing Date, the authorized capital stock of Holdings consists of 12,826,001 shares of common stock, $0.01 par value, of which 9,193,182 shares are issued and outstanding and owned by Kelso Investment Associates VI, L.P., KEP VI, LLC, Marylou Hayford and Magnetite Asset Investors III, L.L.C. All outstanding shares of capital stock of Holdings have been duly and validly issued and are fully paid and non-assessable.

(b) On the Initial Borrowing Date, the authorized capital stock of the Borrower consists of (i) 24,000,000 shares of common stock, $0.01 par value per share, and (ii) the Existing Preferred Stock (none of which is then outstanding). All outstanding shares of capital stock of the Borrower have been duly and validly issued and are fully paid and non-assessable (other than any assessment on the shareholders of the Borrower that may be imposed as a matter of law) and are owned by Holdings. The Borrower does not have outstanding any capital stock or other securities convertible into or exchangeable for its capital stock or any rights to subscribe for or to purchase, or any options for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock.

7.14 Subsidiaries. On and as of the Initial Borrowing Date and after giving effect to the consummation of the Transaction, (i) Holdings has no direct Subsidiaries other than the

Borrower and (ii) the Borrower has no Subsidiaries other than those Subsidiaries listed on Schedule VIII. Schedule VIII correctly sets forth, as of the Initial Borrowing Date and after giving effect to the Transaction, the percentage ownership (direct and indirect) of the Borrower in each class of capital stock of each of its Subsidiaries and also identifies the direct owner thereof.

7.15 Compliance with Statutes, etc. Each of Holdings and each of its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including, without limitation, applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such noncompliances as, individually and in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.

7.16 Investment Company Act. Neither Holdings nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

7.17 Public Utility Holdings Company Act. Neither Holdings nor any of its Subsidiaries is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company” within the meaning of the Public Utility Holdings Company Act of 1935, as amended.

7.18 Environmental Matters. (a) Each of Holdings and each of its Subsidiaries is in compliance with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws. There are no pending or, to the knowledge of Holdings or the Borrower, threatened Environmental Claims against Holdings or any of its Subsidiaries or any Real Property owned, leased or operated by Holdings or any of its Subsidiaries (including any such claim arising out of the ownership, lease or operation by Holdings or any of its Subsidiaries of any Real Property formerly owned, leased or operated by Holdings or any of its Subsidiaries but no longer owned, leased or operated by Holdings or any of its Subsidiaries). There are no facts, circumstances, conditions or occurrences with respect to the business or operations of Holdings or any of its Subsidiaries, or any Real Property owned, leased or operated by Holdings or any of its Subsidiaries (including any Real Property formerly owned, leased or operated by Holdings or any of its Subsidiaries but no longer owned, leased or operated by Holdings or any of its Subsidiaries) or, to the knowledge of Holdings or the Borrower, any property adjoining or adjacent to any such Real Property that would be reasonably expected (i) to form the basis of an Environmental Claim against Holdings or any of its Subsidiaries or any Real Property owned, leased or operated by Holdings or any of its Subsidiaries or (ii) to cause any Real Property owned, leased or operated by Holdings or any of its Subsidiaries to be subject to any restrictions on the ownership, lease, occupancy or transferability of such Real Property by Holdings or any of its Subsidiaries under any applicable Environmental Law.

(b) Hazardous Materials have not at any time been generated, used, treated or stored on, or transported to or from, or Released on or from, any Real Property owned, leased or operated by Holdings or any of its Subsidiaries or, to the knowledge of Holdings or the Borrower, any property adjoining or adjacent to any Real Property, where such generation, use, treatment, storage, transportation or Release has (i) violated or would be reasonably expected to violate any applicable Environmental Law, (ii) give rise to an Environmental Claim or (iii) give rise to liability under any applicable Environmental Law.

(c) Notwithstanding anything to the contrary in this Section 7.18, the representations and warranties made in this Section 7.18 shall be untrue only if the effect of any or all conditions, violations, claims, restrictions, failures and noncompliances of the types described above would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.19 Labor Relations. Neither Holdings nor any of its Subsidiaries are engaged in any unfair labor practice or practices that, individually or in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect. There is (i) no unfair labor practice complaint pending against Holdings or any of its Subsidiaries or, to the knowledge of Holdings or the Borrower, threatened against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against Holdings or any of its Subsidiaries or, to the knowledge of Holdings or the Borrower, threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against Holdings or any of its Subsidiaries or, to the knowledge of Holdings or the Borrower, threatened against Holdings or any of its Subsidiaries and (iii) no union representation question exists with respect to the employees of Holdings or any of its Subsidiaries; except (with respect to any matter specified in clause (i), (ii) or (iii) above, either individually or in the aggregate) such as have not had, and would not reasonably be expected to have, a Material Adverse Effect. Neither Holdings nor any of its Subsidiaries has any Equal Employment Opportunity Commission charges or other claim of employment discrimination pending or, to Holdings, or the Borrower’s knowledge, currently threatened against them that would reasonably be expected to have a Material Adverse Effect; no wage and hour department investigation has been made of Holdings or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect; there are no occupational health and safety claims against Holdings or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect. Neither Holdings nor any of its Subsidiaries has incurred any material liability under the Worker Adjustment and Retraining Notification Act of 1998 or under any similar state or local law relating to plant closings or worker separations; and Holdings and its Subsidiaries are in compliance in all material respects with the terms and provisions of the Immigration Reform and Control Act of 1986, as amended, and all related regulations promulgated thereunder.

7.20 Intellectual Property. (a) Each of the Borrower and each of its Subsidiaries owns or has the right to use all the patents, trademarks, permits, domain names, service marks, trade names, copyrights, licenses, franchises, inventions, trade secrets, proprietary information and know-how of any type, whether or not written (including, but not limited to, rights in computer programs and databases) and formulas, or rights with respect to the foregoing (collectively, “Intellectual Property”), necessary for the present conduct of its business, without any known conflict with the rights of others, except for such failures to own or have the right to use and/or conflicts as have not had, and would not reasonably be expected to have, a Material Adverse Effect.

7.21 Indebtedness. Schedule VII sets forth a true and complete list of all Existing Other Indebtedness of the Borrower and its Subsidiaries as of the Initial Borrowing Date and which is to remain outstanding after giving effect to the Transaction, in each case showing the aggregate principal amount thereof and the name of the respective borrower and any Credit Party or any of its Subsidiaries which directly or indirectly guarantees such debt.

7.22 Insurance. Schedule IX sets forth a true and complete listing of all insurance maintained by the Borrower and its Subsidiaries as of the Initial Borrowing Date, with the amounts insured (and any deductibles) set forth therein.

7.23 Representations and Warranties in Other Documents. On the Initial Borrowing Date (and after giving effect to the Transaction), all representations and warranties of (x) Holdings and its Subsidiaries, and (y) to the knowledge of Holdings and its Subsidiaries, all other parties to the Documents, in each case, as set forth in the Documents (other than the Credit Documents) are (or were) true and correct in all material respects except as otherwise disclosed to the Administrative Agent in writing prior to the Initial Borrowing Date.

7.24 Subordination. All monetary Obligations hereunder and under the other Credit Documents and all obligations arising pursuant to the Interest Rate Protection Agreements (to the extent such obligations under such Interest Rate Protection Agreements constitute Indebtedness or “Interest Swap Obligations” as defined in the Existing Senior Subordinated Notes Indenture) are within the definition of “Senior Debt” included in the Existing Senior Subordinated Notes Indenture. This Agreement (and only this Agreement) constitutes the “Credit Facility” under, and as defined in, the Existing Senior Subordinated Notes Indenture after giving effect to the Transaction, and the Indebtedness pursuant to this Agreement constitutes “Designated Senior Debt” under, and as defined in, the Existing Senior Subordinated Notes Indenture. On the Initial Borrowing Date after giving effect to the Transaction, no Indebtedness other than that pursuant to this Agreement constitutes “Designated Senior Debt” under, and as defined in, the Existing Senior Subordinated Notes Indenture.

7.25 Legal Names; Type of Organization (and Whether a Registered Organization); Jurisdiction of Organization; etc. Schedule X attached hereto contains for each Credit Party, as of the Initial Borrowing Date, (i) the exact legal name of such Credit Party, (ii) the type of organization of such Credit Party, (iii) whether or not such Credit Party is a registered organization, (iv) the jurisdiction of organization of such Credit Party, (v) such Credit Party’s Location and (vi) the organizational identification number (if any) of such Credit Party. To the extent that such Credit Party does not have an organizational identification number on the date hereof and later obtains one, such Credit Party shall promptly thereafter notify the Collateral Agent of such organizational identification number and shall take all actions reasonably satisfactory to the Collateral Agent to the extent necessary to maintain the security interest of the Collateral Agent in the Collateral intended to be granted pursuant to the Security Documents fully perfected and in full force and effect.

SECTION 8. Affirmative Covenants. The Borrower hereby covenants and agrees, and with respect to Sections 8.04, 8.05, 8.07, 8.10, 8.12 and 8.13 (a) Holdings hereby covenants and agrees, that on and after the Effective Date and until the Total Commitment and all Letters of Credit have terminated and the Loans, Notes and Unpaid Drawings (in each case together with interest thereon), Fees and all other Obligations (other than indemnities described in Section 13.13 which are not then due and payable) incurred hereunder and thereunder, are paid in full:

8.01 Information Covenants. The Borrower will furnish to each Lender:

(a) Monthly Reports. Within 30 days after the end of each fiscal month (or, (x) in the case of the first six fiscal months ended after the Initial Borrowing Date, 60 days after the end of such fiscal month, (y) in the case of the last fiscal month of any fiscal quarter (excluding any fiscal month expressly covered by preceding clause (x) or following clause (z)), within 45 days after the end of such fiscal month and (z) in the case of the last fiscal month of any fiscal year, 90 days after the end of such fiscal month) of Holdings (commencing with its fiscal month ended on July 30, 2004), the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal month and the related consolidated statements of income and retained earnings and statement of cash flows for such fiscal month and for the elapsed portion of the fiscal year ended with the last day of such fiscal month, in each case setting forth comparative figures for the corresponding fiscal month in the prior fiscal year and comparable forecasted figures for such fiscal month as set forth in the respective forecast delivered pursuant to Section 8.01(e), all of which shall fairly present in all material respects in accordance with generally accepted accounting principles the financial condition of the Borrower and its Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes.

(b) Quarterly Financial Statements. Within 45 days after the close of each of the first three quarterly accounting periods in each fiscal year of the Borrower, (i) the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such quarterly accounting period and the related consolidated statements of income and retained earnings and statement of cash flows for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly accounting period, in each case setting forth comparative figures for the corresponding quarterly accounting period in the prior fiscal year, all of which shall be certified by the chief financial officer of the Borrower that they fairly present in all material respects in accordance with generally accepted accounting principles the financial condition of the Borrower and its Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes, and (ii) management’s discussion and analysis of the important operational and financial developments during such quarterly accounting period. If the Borrower has filed (within the time period required above) a Form 10-Q with the SEC for any fiscal quarter described above, then to the extent that such quarterly report on Form 10-Q contains any of the foregoing items, the Lenders will accept such Form 10-Q in lieu of such items.

(c) Annual Financial Statements. Within 90 days after the close of each fiscal year of the Borrower, (i) the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and retained earnings and statement of cash flows for such fiscal year setting forth (commencing with the Borrower’s fiscal year ending September 28, 2004) comparative figures for the preceding fiscal year and certified in the case of consolidated financial statements, by Deloitte & Touche LLP or other independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent, together with an unqualified opinion of such accounting firm which demonstrates that (I) in the course of its regular audit of the financial statements of the Borrower and its Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm obtained no knowledge of any Default or an Event of Default relating to financial or accounting matters which has occurred and is continuing or, if in the opinion of such accounting firm such a Default or an Event of Default has occurred and is continuing, a statement as to the nature thereof, and (II) such statements fairly present in all material respects in accordance with generally accepted accounting principles the financial condition of the Borrower and its Subsidiaries as of the date indicated and the results of their operations and changes in their cash flows for the periods indicated, and (ii) management’s discussion and analysis of the important operational and financial developments during such fiscal year. If the Borrower has filed (within the time period required above) a Form 10-K with the SEC for any fiscal year described above, then to the extent that such annual report on Form 10-K contains any of the foregoing items, the Lenders will accept such Form 10-K in lieu of such items.

(d) Management Letters. Promptly after the Borrower’s or any of its Subsidiaries’ receipt thereof, a copy of all significant reports submitted to the Borrower or any of its Subsidiaries by independent public accountants in connection with each annual, interim or special audit of the financial statements of the Borrower made by such accountants, including any “management letter” received from its certified public accountants and management’s response thereto.

(e) Forecasts. No later than 45 days following the first day of each fiscal year of the Borrower, a forecast in form reasonably satisfactory to the Administrative Agent (including projected statements of income, sources and uses of cash and balance sheets for the Borrower and its Subsidiaries on a consolidated basis) (i) for each of the twelve months of such fiscal year prepared in detail and (ii) for the two immediately succeeding fiscal years prepared in summary form (on a quarter-by-quarter basis), in each case setting forth, with appropriate discussion, the principal assumptions upon which such forecast is based.

(f) Officer’s Certificates. At the time of the delivery of the financial statements provided for in Sections 8.01(b) and (c), a compliance certificate from the chief financial officer of the Borrower in the form of Exhibit K certifying on behalf of the Borrower that, to such officer’s knowledge after due inquiry, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof, which certificate shall (i) set forth in reasonable detail the calculations required to establish whether the Borrower and its Subsidiaries were in compliance with the provisions of Sections 4.02(c), 4.02(e), 4.02(g), in each case to the extent applicable, and of Sections 9.01(xx), 9.02(iii), 9.02(xi), 9.03(iii), 9.04(iii), 9.04(v), 9.04(viii), 9.04(ix), 9.04(xiv), 9.07, 9.08 and 9.09, at the end of such fiscal quarter or year, as the case may be, (ii) set forth the Consolidated Total Leverage Ratio as at the last day of the fiscal quarter or fiscal year, as the case may be, of the Borrower to which such financial statements relate, together with the calculations (in reasonable detail) required to establish such Consolidated Total Leverage Ratio, (iii) if delivered with the financial statements required by Section 8.01(c), set forth in reasonable detail the amount of (and the calculations required to establish the amount of) Excess Cash Flow for the respective Excess Cash Flow Payment Period, and (iv) certify that there have been no changes to Annexes A through D, Annex F and Annexes H through K, in each case of the Security Agreement and Annexes A through G of the Pledge Agreement, in each case since the Initial Borrowing Date or, if later, since the date of the most recent certificate delivered pursuant to this Section 8.01(f), or if there have been any such changes, a list in reasonable detail of such changes (but, in each case with respect to this clause (iv), only to the extent that such changes are required to be reported to the Collateral Agent pursuant to the terms of such Security Documents) and whether Holdings and the other Credit Parties have otherwise taken all actions required to be taken by them pursuant to such Security Documents in connections with any such changes.

(g) Notice of Default, Litigation and Material Adverse Effect. Promptly, and in any event within three Business Days after any officer of Holdings or any of its Subsidiaries obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default, (ii) any litigation or governmental investigation or proceeding pending against Holdings or any of its Subsidiaries (x) which, either individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect or (y) with respect to any Document, or (iii) any other event, change or circumstance that has had, or would reasonably be expected to have, a Material Adverse Effect.

(h) Other Reports and Filings. Promptly after the filing or delivery thereof, copies of all financial information, proxy materials and reports, if any, which Holdings or any of its Subsidiaries shall publicly file with the Securities and Exchange Commission or any successor thereto (the “SEC”) or deliver to holders (or any trustee, agent or other representative therefor) of the Subordinated Notes pursuant to the terms of the documentation governing the Subordinated Notes.

(i) Environmental Matters. Promptly after any officer of the Borrower or any of its Subsidiaries obtains knowledge thereof, notice of one or more of the following environmental matters to the extent that such environmental matters, either individually or when aggregated with all other such environmental matters, would reasonably be expected to have a Material Adverse Effect:

(i) any pending or threatened Environmental Claim against the Borrower or any of its Subsidiaries or any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries;

(ii) any condition or occurrence on or arising from any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries that (a) results in noncompliance by the Borrower or any of its Subsidiaries with any applicable Environmental Law or (b) would reasonably be expected to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries or any such Real Property;

(iii) any condition or occurrence on any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries that could reasonably be expected to cause such Real Property to be subject to any restrictions on the ownership, lease, occupancy, use or transferability by the Borrower or any of its Subsidiaries of such Real Property under any Environmental Law; and

(iv) the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries as required by any Environmental Law or any governmental or other administrative agency; provided that the Borrower shall deliver to each Lender all notices received by the Borrower or any of its Subsidiaries from any government or governmental agency under, or pursuant to, CERCLA which identify the Borrower or any of its Subsidiaries as potentially responsible parties for remediation costs or which otherwise notify the Borrower or any of its Subsidiaries of potential liability under CERCLA.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the Borrower’s or such Subsidiary’s response thereto.

(j) Notices to Holders of Senior Subordinated Notes. Contemporaneously with the sending or filing thereof, the Borrower will provide to the Administrative Agent for distribution to each of the Lenders, any notices provided to, or received from, holders of Subordinated Notes.

(k) Other Information. From time to time, such other information or documents (financial or otherwise) with respect to Holdings or any of its Subsidiaries as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request.

8.02 Books, Records and Inspections; Annual Meetings. (a) The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries in conformity with generally accepted accounting principles and all requirements of law shall be made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Subsidiaries to, permit officers and designated representatives of the Administrative Agent or any Lender to visit and inspect, under guidance of officers of the Borrower or such Subsidiary, any of the properties of the Borrower or such Subsidiary, and to examine the books of account of the Borrower or such Subsidiary and discuss the affairs, finances and accounts of the Borrower or such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all upon reasonable prior notice and at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or any such Lender may reasonably request.

(b) At a date to be mutually agreed upon between the Administrative Agent and the Borrower occurring on or prior to the 120th day after the close of each fiscal year of the Borrower, the Borrower will, at the request of the Administrative Agent or the Required Lenders, hold a meeting with all of the Lenders at which meeting will be reviewed the financial results of the Borrower and its Subsidiaries for the previous fiscal year and the forecasts presented for the current fiscal year of the Borrower.

8.03 Maintenance of Property; Insurance. (a) The Borrower will, and will cause each of its Subsidiaries to, (i) keep all property necessary to the business of the Borrower and its Subsidiaries in good working order and condition, ordinary wear and tear excepted, (ii) maintain with financially sound and reputable insurance companies insurance on all such property and against all such risks as is consistent and in accordance with industry practice for companies similarly situated owning similar properties and engaged in similar businesses as the Borrower and its Subsidiaries, and (iii) furnish to the Administrative Agent, upon its request therefor, full information as to the insurance carried. The provisions of this Section 8.03 shall be deemed supplemental to, but not duplicative of, the provisions of any Security Documents that require the maintenance of insurance.

(b) The Borrower will, and will cause each of its Subsidiaries to, at all times keep its property insured in favor of the Collateral Agent, and all policies or certificates (or certified copies thereof) with respect to such insurance (and any other insurance maintained by the Borrower and/or such Subsidiaries) (i) shall be endorsed to the Collateral Agent’s reasonable satisfaction for the benefit of the Collateral Agent (including, without limitation, by naming the Collateral Agent as loss payee and/or additional insured), (ii) shall state that such insurance policies shall not be canceled without at least 30 days’ prior written notice thereof by the respective insurer to the Collateral Agent, (iii) shall provide that the respective insurers irrevocably waive any and all rights of subrogation with respect to the Collateral Agent and the other Secured Creditors, and (iv) shall be deposited with the Collateral Agent.

(c) If the Borrower or any of its Subsidiaries shall fail to maintain insurance in accordance with this Section 8.03, or if the Borrower or any of its Subsidiaries shall fail to so endorse and deposit all policies or certificates with respect thereto, the Administrative Agent shall have the right (but shall be under no obligation) to procure such insurance and the Borrower agrees to reimburse the Administrative Agent for all reasonable costs and expenses of procuring such insurance.

8.04 Existence; Franchises. Each of Holdings and the Borrower will, and will cause each of its Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and, in the case of the Borrower and its Subsidiaries, its material rights, franchises, licenses, permits, copyrights, trademarks and patents (and other Intellectual Property); provided, however, that nothing in this Section 8.04 shall prevent (i) sales of assets and other transactions by the Borrower or any of its Subsidiaries in accordance with Section 9.02, (ii) the abandonment by the Borrower or any of its Subsidiaries of any rights, franchises, licenses, permits, copyrights, trademarks or patents (or other Intellectual Property) which the Borrower reasonably determines are no longer material to the operations of the Borrower and its Subsidiaries taken as a whole or (iii) the withdrawal by the Borrower or any of its Subsidiaries of its qualification as a foreign corporation, partnership or limited liability company, as the case may be, in any jurisdiction if such withdrawal would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.05 Compliance with Statutes, etc. Each of Holdings and the Borrower will, and will cause each of its Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such noncompliances as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.06 Compliance with Environmental Laws. (a) The Borrower will comply, and will cause each of its Subsidiaries to comply, with all Environmental Laws and permits applicable to, or required by, the ownership, lease or use of Real Property now or hereafter owned, leased or operated by the Borrower or any of its Subsidiaries, except such noncompliances as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and will promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance, and will keep or cause to be kept all such Real Property free and clear of any Liens imposed pursuant to such Environmental Laws. Except as have not had, and would not reasonably be expected to have, a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries will generate, use, treat, store, Release or dispose of, or permit the generation, use, treatment, storage, Release or disposal of Hazardous Materials on any Real Property now or hereafter owned, leased or operated by the Borrower or any of its Subsidiaries, or transport or permit the transportation of Hazardous Materials to or from any such Real Property, except for Hazardous Materials generated, used, treated, stored, Released or disposed of at any such Real Properties or transported to or from such Real Properties in compliance with all applicable Environmental Laws and as required in connection with the normal operation, use and maintenance of the business or operations of Holdings or any of its Subsidiaries.

(b) (i) After the receipt by the Administrative Agent or any Lender of any notice of the type described in Section 8.01(i), (ii) at any time that the Borrower or any of its Subsidiaries are not in compliance with Section 8.06(a) or (iii) at any time when an Event of Default is in existence, the Credit Agreement Parties will (in each case) provide, at the sole expense of the Borrower and at the request of the Administrative Agent, an environmental site assessment report concerning any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries, prepared by an environmental consulting firm reasonably approved by the Administrative Agent, indicating the presence or absence of Hazardous Materials and the potential cost of any removal or remedial action in connection with such Hazardous Materials on such Real Property. If the Credit Agreement Parties fail to provide the same within 30 days after such request was made, the Administrative Agent may order the same, the cost of which shall be borne by the Borrower, and the Credit Agreement Parties shall grant and hereby grant to the Administrative Agent and the Lenders and their respective agents access to such Real Property and specifically grant the Administrative Agent and the Lenders an irrevocable non-exclusive license to undertake such an assessment at any reasonable time upon reasonable notice to the Borrower, all at the sole expense of the Borrower.

8.07 ERISA. (a) As soon as possible and, in any event, within ten (10) Business Days after Holdings, any Subsidiary of Holdings or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following, Holdings will deliver to the Administrative Agent a certificate of the chief financial officer of Holdings setting forth the full details as to such occurrence and the action, if any, that Holdings, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given or filed by Holdings, such Subsidiary, the Plan administrator or such ERISA Affiliate to or with the PBGC or any other governmental agency, or a Plan participant and any notices received by Holdings, such Subsidiary or such ERISA Affiliate from the PBGC or any other government agency, or a Plan participant with respect thereto: that a Reportable Event has occurred (except to the extent that Holdings has previously delivered to the Administrative Agent a certificate and notices (if any) concerning such event pursuant to the next clause hereof); that a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA is subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof, but only to the extent such disclosure could not be expected to result in a violation of applicable securities laws), and an event described in subsection .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 is reasonably expected to occur with respect to such Plan within the following 30 days; that an accumulated funding deficiency, within the meaning of Section 412 of the Code or Section 302 of ERISA, has been incurred or an application may be or has been made for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code or Section 303 or 304 of ERISA with respect to a Plan; that a contribution required to be made with respect to a Plan or Foreign Pension Plan has not been timely made which failure is reasonably likely to result in a material liability; that a Plan has been or is reasonably expected to be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA; that a Plan has an Unfunded Current Liability other than as disclosed on Schedule VI; that proceedings have been or are reasonably expected to be instituted to terminate or appoint a trustee to administer a Plan which is subject to Title IV of ERISA; that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; that Holdings, any Subsidiary of Holdings or any ERISA Affiliate has incurred or is reasonably expected to incur any material liability (including any indirect, contingent, or secondary liability) to or on account of the termination of or withdrawal from a Plan under Section 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or with respect to a Plan under Section 401(a)(29), 4971, 4975 or 4980 of the Code or Section 409, 502(i) or 502(l) of ERISA or with respect to a group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) under Section 4980B of the Code; or that Holdings or any Subsidiary of Holdings has incurred or is reasonably expected to incur any material liability pursuant to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any Plan or any Foreign Pension Plan in addition to the liability that existed on the Initial Borrowing Date pursuant to any such plan or plans. Holdings will deliver to the Administrative Agent copies of any records, documents or other information that must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA. Holdings will also deliver to the Administrative Agent a complete copy of the annual report (on Internal Revenue Service Form 5500-series) of each Plan (including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information) required to be filed with the Internal Revenue Service. In addition to any certificates or notices delivered to the Lenders pursuant to the first sentence hereof, copies of annual reports and any records, documents or other information required to be furnished to the PBGC or any other governmental authority and any material notices received by Holdings, any Subsidiary of Holdings or any ERISA Affiliate with respect to any Plan or Foreign Pension Plan, shall be delivered to the Lenders no later than ten (10) days after the date such annual report has been filed with the Internal Revenue Service; such records, documents and/or information has been furnished to the PBGC or any other governmental agency or such notice has been received by Holdings, the respective Subsidiary or the ERISA Affiliate, as applicable.

(b) If, at any time after the Initial Borrowing Date, Holdings, any Subsidiary of Holdings or any ERISA Affiliate maintains, or contributes to (or incurs an obligation to contribute to), a pension plan that is subject to Title IV of ERISA as defined in Section 3(2) of ERISA which is not set forth in Schedule VI, as may be updated from time to time, then Holdings shall deliver to the Administrative Agent an updated Schedule VI as soon as possible and, in any event, within ten (10) Business Days after Holdings, such Subsidiary or such ERISA Affiliate maintains, or contributes to (or incurs an obligation to contribute to) such pension plan. Such updated Schedule VI shall supersede and replace the existing Schedule VI.

(c) Holdings will ensure, and cause each of its applicable Subsidiaries to ensure, that all Foreign Pension Plans administered by it or into which it makes payments obtains or retains (as applicable) registered status under and as required by applicable law and is administered in a timely manner in all respects in compliance with all applicable laws except where the failure to do any of the foregoing, individually and in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect.

8.08 End of Fiscal Years; Fiscal Quarters. The Borrower will cause (i) each of its, and each of its Subsidiaries’, fiscal years to end on the Sunday closest to September 30 of each year and (ii) each of its, and each of its Subsidiaries’, fiscal quarters to end on the Sunday closest to September 30, December 31, March 31 and June 30 of each year.

8.09 Performance of Obligations. The Borrower will, and will cause each of its Subsidiaries to, perform all of its obligations under the terms of each mortgage, indenture, security agreement, loan agreement or credit agreement and each other agreement, contract or instrument by which it is bound, except such non-performances as, individually and in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.

8.10 Payment of Taxes. Each of Holdings and the Borrower will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all material lawful claims which, if unpaid, might become a Lien or charge upon any properties of the Borrower or any of its Subsidiaries not otherwise permitted under Section 9.01(i); provided that neither Holdings nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with generally accepted accounting principles.

8.11 Use of Proceeds. The Borrower will use the proceeds of the Loans only as provided in Section 7.08.

8.12 Additional Security; Further Assurances; etc. (a) Holdings will, and will cause each of the other Credit Parties that are Subsidiaries of Holdings to, grant to the Collateral Agent for the benefit of the Secured Creditors security interests and Mortgages in such assets and properties of Holdings and such other Credit Parties that are Subsidiaries of Holdings as are not covered by the original Security Documents and as may be reasonably requested from time to time by the Administrative Agent or the Required Lenders (collectively, the “Additional Security Documents”); provided that the pledge of the outstanding capital stock of any Foreign Subsidiary directly owned by the Borrower or a Domestic Subsidiary shall be limited to (x) no more than sixty-five percent (65%) of the total combined voting power for all classes of the voting Equity Interests of such Foreign Subsidiary and (y) one-hundred percent (100%) of the non-voting Equity Interests of such Foreign Subsidiary. All such security interests and Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent and (subject to exceptions as are reasonably acceptable to the Administrative Agent) shall constitute valid and enforceable perfected security interests and Mortgages superior to and prior to the rights of all third Persons and subject to no other Liens except for Permitted Liens. The Additional Security Documents or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect (subject to exceptions as are reasonably acceptable to the Administrative Agent) the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Security Documents and all taxes, fees and other charges payable in connection therewith shall be paid in full.

(b) Holdings will, and will cause each of the other Credit Parties that are Subsidiaries of Holdings to, at the expense of the Borrower, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, real property surveys, reports, landlord waivers, bailee agreements, control agreements and other assurances or instruments and take such further steps relating to the Collateral covered by any of the Security Documents as the Collateral Agent may reasonably require. Furthermore, Holdings will, and will cause the other Credit Parties that are Subsidiaries of Holdings to, deliver to the Collateral Agent such opinions of counsel, title insurance and other related documents as may be reasonably requested by the Administrative Agent to assure itself that this Section 8.12 has been complied with.

(c) If the Administrative Agent reasonably determines that it or the Lenders are required by law or regulation to have appraisals prepared in respect of any Real Property of Holdings and its Subsidiaries constituting Collateral, the Borrower will, at its own expense, provide to the Administrative Agent appraisals which satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of the Financial Institution Reform, Recovery and Enforcement Act of 1989, as amended, and which shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent.

(d) Holdings agrees that each action required by clauses (a) through (c) of this Section 8.12 shall be completed as soon as reasonably practicable, but in no event later than 90 days after such action is requested to be taken by the Administrative Agent or the Required Lenders, as the case may be; provided that, in no event will Holdings or any of its Subsidiaries be required to take any action, other than using its commercially reasonable efforts, to obtain consents from third parties with respect to its compliance with this Section 8.12.

8.13 Ownership of Subsidiaries; etc. (a) Notwithstanding anything to the contrary contained in this Agreement, Holdings will at all times own 100% of the Equity Interests of the Borrower.

(b) The Borrower will at all times cause each of its Subsidiaries to constitute Wholly-Owned Subsidiaries of the Borrower, except that (i) the Borrower may acquire (and thereafter own) one or more non-Wholly-Owned Subsidiaries if, and to the extent, acquired pursuant to one or more Permitted Acquisitions effected in accordance with the relevant requirements of Section 8.15 and the definition of Permitted Acquisition contained herein; provided that if any non-Wholly-Owned Subsidiary is acquired pursuant to a Two-Step Permitted Acquisition, the respective such Subsidiary shall be required to become (and thereafter be) a Wholly-Owned Subsidiary on the earlier to occur of (1) the date of the consummation of the subsequent merger or share acquisition or acquisitions or (2) the date occurring 180 days after the consummation of the initial acquisition of shares in connection therewith, (ii) in addition to non-Wholly-Owned Subsidiaries acquired pursuant to preceding clause (i), after the Initial Borrowing Date, the Borrower may create, establish or acquire one or more Subsidiaries which do not constitute Wholly-Owned Subsidiaries of the Borrower so long as all Investments therein (as well as any “deemed” Investments pursuant to following clause (z)) are made, and are permitted to be made, pursuant to clause (xiii) of Section 9.05, and (z) the Borrower may permit any Wholly-Owned Subsidiary to become a non-Wholly-Owned Subsidiary, so long as, at the time of such occurrence, no Default under Section 10.01 or 10.05 and no Event of Default then exists, no inter-company Indebtedness is owed to or from such Person which would not be permitted if incurred on such date pursuant to the relevant provisions of this Agreement, and the fair market value (as determined by the Borrower in good faith) of the residual Equity Interests of the Borrower and its other Subsidiaries therein (as of such date, and net of any subsequent cash equity returns) are on such date (and at all time thereafter) deemed to constitute an Investment made pursuant to clause (xiii) of Section 9.05 and are permitted under clause (xiii) of Section 9.05. It is understood and agreed that the foregoing shall not prevent (x) the sale, transfer or other disposition by the Borrower and it Subsidiaries of all Equity Interests owned by them in any Subsidiary in accordance with the relevant requirements of Section 9.02 or (y) any liquidation or dissolution of a Subsidiary otherwise permitted in accordance with the relevant requirements of this Agreement.

8.14 Interest Rate Protection. No later than 90 days following the Initial Borrowing Date, the Borrower will enter into (and thereafter maintain) Interest Rate Protection Agreements mutually agreeable to the Borrower and the Administrative Agent, with a term of at least two years, establishing a fixed or maximum interest rate reasonably acceptable to the Administrative Agent for an aggregate notional amount which, when combined with the aggregate principal amount of all Indebtedness then outstanding subject to a fixed interest rate for the term thereof, has the effect of providing fixed interest rates for at least 45% of the Consolidated Indebtedness of the Borrower.

8.15 Permitted Acquisitions. (a) Subject to the provisions of this Section 8.15 and the requirements contained in the definition of Permitted Acquisition, the Borrower and each Wholly-Owned Domestic Subsidiary of the Borrower which is a Subsidiary Guarantor may from time to time after the Effective Date effect Permitted Acquisitions, so long as (in each case except to the extent the Required Lenders otherwise specifically agree in writing in the case of a specific Permitted Acquisition): (i) no Default or Event of Default shall have occurred and be continuing at the time of the consummation of the proposed Permitted Acquisition or immediately after giving effect thereto; (ii) the Borrower shall have given to the Administrative Agent and the Lenders at least 10 Business Days’ prior written notice of any Permitted Acquisition (or such shorter period of time as may be reasonably acceptable to the Administrative Agent), which notice shall describe in reasonable detail the principal terms and conditions of such Permitted Acquisition; (iii) calculations are made by the Borrower with respect to the financial covenants contained in Sections 9.08 and 9.09 for the respective Calculation Period on a Pro forma Basis as if the respective Permitted Acquisition (as well as all other Permitted Acquisitions theretofore consummated after the first day of such Calculation Period) had occurred on the first day of such Calculation Period, and such calculations shall show that such financial covenants would have been complied with if the Permitted Acquisition had occurred on the first day of such Calculation Period; provided that, if the respective Permitted Acquisition is a Two-Step Permitted Acquisition, the calculations required pursuant to this clause (iii) shall be required to be made on a Pro forma Basis as otherwise required above, but both after giving effect to (x) first, the acquisition of shares of the Target actually acquired pursuant to the initial acquisition of shares (but not giving effect to any subsequent merger or share acquisition or acquisitions to be effected as part of the Two-Step Permitted Acquisition) and (y) second, to the actions described in preceding clause (x) and the subsequent merger or share acquisition or acquisitions which will conclude the respective Two-Step Permitted Acquisition, and both sets of calculations shall show that the financial covenants referenced above would have been complied with in both scenarios described in preceding clauses (x) and (y) of this proviso (i.e., whether or not the subsequent merger or share acquisition or acquisitions is or are ever effected); (iv) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Permitted Acquisition (both before and after giving effect thereto), unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date; (v) the aggregate consideration (including, without limitation, (I) the aggregate principal amount of any Indebtedness assumed, refinanced, incurred or issued in connection therewith and (II) the aggregate amount of any deferred compensation or deferred purchase price (including any earn-outs) at any time paid or payable in connection therewith) paid or payable for the proposed Permitted Acquisition, when added to the aggregate consideration paid or payable for all other Permitted Acquisitions theretofore consummated from the Effective Date, shall not exceed $50,000,000 in the aggregate; provided that, if the Borrower utilizes (1) any Available Retained ECF Amount, (2) the proceeds of any equity contribution made to Holdings by an investment fund managed by Kelso & Company or other stockholders of Holdings which were stockholders of Holdings on the Initial Borrowing Date (including management to the extent constituted same or stockholders on the Initial Borrowing Date) or (3) the proceeds of any other equity contribution made to Holdings to the extent not required to be applied as a mandatory repayment pursuant to Section 4.02(c), and, in each case, contributed by

Holdings to the Borrower, to effect, in whole or in part, any Permitted Acquisition, the amount so utilized pursuant to this proviso shall not be included in determining compliance with this clause (v); (vi) after giving effect to such Permitted Acquisition and the payment of all post-closing purchase price adjustments required (in the good faith determination of the Borrower) in connection with such Permitted Acquisition (and all other Permitted Acquisitions for which such purchase price adjustments may be required to be made) and all Capital Expenditures (and the financing thereof) reasonably anticipated by the Borrower to be made in the business acquired pursuant to such Permitted Acquisition within the 90-day period (such period for any Permitted Acquisition, a “Post-Closing Period”) following such Permitted Acquisition (and in the businesses acquired pursuant to all other Permitted Acquisitions with Post-Closing Periods ended during the Post-Closing Period of such Permitted Acquisition), the Total Unutilized Revolving Loan Commitment shall equal or exceed $15,000,000; and (vii) the Borrower shall have delivered to the Administrative Agent and each Lender a certificate executed by its chief financial officer, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clauses (i) through (vi), inclusive, and containing the calculations (in reasonable detail) required by preceding clauses (iii), (v) and (vi).

(b) At the time of each Permitted Acquisition involving the creation or acquisition of a Subsidiary, or the acquisition of Equity Interests of any Person, the Equity Interests thereof created or acquired in connection with such Permitted Acquisition shall be pledged for the benefit of the Secured Creditors pursuant to (and to the extent required by) the Pledge Agreement; provided that the pledge of the outstanding capital stock of any Foreign Subsidiary directly owned by the Borrower or a Domestic Subsidiary shall be limited to (x) no more than sixty-five percent (65%) of the total combined voting power for all classes of the voting Equity Interests of such Foreign Subsidiary and (y) one-hundred percent (100%) of the non-voting Equity Interest of such Foreign Subsidiary.

(c) The Borrower will cause each Subsidiary which is formed to effect, or is acquired pursuant to, a Permitted Acquisition to comply with, and to execute and deliver all of the documentation as and to the extent required by, Sections 8.12 and 9.14, to the reasonable satisfaction of the Administrative Agent.

(d) The consummation of each Permitted Acquisition shall be deemed to be a representation and warranty by the Borrower that the certifications pursuant to this Section 8.15 are true and correct and that all conditions thereto have been satisfied and that same is permitted in accordance with the terms of this Agreement, which representation and warranty shall be deemed to be a representation and warranty for all purposes hereunder, including, without limitation, Sections 7 and 10.

SECTION 9. Negative Covenants. The Borrower hereby covenants and agrees, and with respect to Sections 9.12, 9.13, 9.16 and 9.17 Holdings covenants and agrees, that on and after the Effective Date and until the Total Commitment and all Letters of Credit have terminated and the Loans, Notes and Unpaid Drawings (in each case, together with interest thereon), Fees and all other Obligations (other than any indemnities described in Section 13.13 which are not then due and payable) incurred hereunder and thereunder, are paid in full:

9.01 Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible) of the Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable with recourse to the Borrower or any of its Subsidiaries), or assign any right to receive income or permit the filing of any financing statement under the UCC with respect to any Lien, or any other similar notice of any Lien under any similar recording or notice statute; provided that the provisions of this Section 9.01 shall not prevent the creation, incurrence, assumption or existence of, or any filing in respect of, the following (Liens described below are herein referred to as “Permitted Liens”):

(i) inchoate Liens for taxes, assessments or governmental charges or levies not yet due or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with generally accepted accounting principles;

(ii) Liens in respect of property or assets of the Borrower or any of its Subsidiaries imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business, and (x) which do not in the aggregate materially detract from the value of the Borrower’s or such Subsidiary’s property or assets or materially impair the use thereof in the operation of the business of the Borrower or such Subsidiary or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;

(iii) Liens in existence on the Initial Borrowing Date which are listed, and the property subject thereto described, in Schedule XI, plus renewals, replacements and extensions of such Liens, provided that (x) the aggregate principal amount of the Indebtedness, if any, secured by such Liens does not increase from that amount outstanding at the time of any such renewal, replacement or extension and (y) any such renewal, replacement or extension does not encumber any additional assets or properties of the Borrower or any of its Subsidiaries;

(iv) Liens created pursuant to the Security Documents;

(v) licenses, sublicenses, leases or subleases granted to other Persons not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries;

(vi) Liens upon assets of the Borrower or any of its Subsidiaries subject to Capitalized Lease Obligations to the extent such Capitalized Lease Obligations are permitted by Section 9.04(iii), provided that (x) such Liens only serve to secure the payment of Indebtedness and/or other monetary obligations arising under such Capitalized Lease Obligation and (y) the Lien encumbering the asset or assets giving rise to the Capitalized Lease Obligation does not encumber any other asset of the Borrower or any Subsidiary of the Borrower;

(vii) Liens placed upon equipment, machinery or other fixed assets acquired or constructed after the Initial Borrowing Date and used in the ordinary course of business of the Borrower or any of its Subsidiaries and placed at the time of the acquisition or construction thereof by the Borrower or such Subsidiary or within 90 days thereafter to secure Indebtedness incurred to pay all or a portion of the purchase or construction price thereof or to secure Indebtedness incurred solely for the purpose of financing the acquisition or construction of any such equipment, machinery or other fixed assets or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided that (x) the Indebtedness secured by such Liens is permitted by Section 9.04(iii) and (y) in all events, the Lien encumbering the equipment, machinery or other fixed assets so acquired or constructed does not encumber any other asset of the Borrower or such Subsidiary;

(viii) easements, rights-of-way, restrictions, encroachments and other similar charges or encumbrances, and minor title deficiencies, in each case not securing Indebtedness and not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries;

(ix) Liens arising from precautionary UCC financing statement filings regarding operating leases entered into in the ordinary course of business;

(x) attachment and judgment Liens, to the extent and for so long as the underlying judgments and decrees do not constitute an Event of Default pursuant to Section 10.09;

(xi) statutory and common law landlords’ liens under leases to which the Borrower or any of its Subsidiaries is a party;

(xii) Liens (other than Liens imposed under ERISA) incurred in the ordinary course of business in connection with workers compensation claims, unemployment insurance and social security benefits and Liens securing the performance of bids, tenders, leases and contracts in the ordinary course of business, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and consistent with past practice (exclusive of obligations in respect of the payment for borrowed money);

(xiii) Permitted Encumbrances;

(xiv) Liens on property or assets acquired pursuant to a Permitted Acquisition, or on property or assets of a Subsidiary of the Borrower in existence at the time such

Subsidiary is acquired pursuant to a Permitted Acquisition, provided that (x) any Indebtedness that is secured by such Liens is permitted to exist under Section 9.04(v) or Section 9.04(xiv), and (y) such Liens are not incurred in connection with, or in contemplation or anticipation of, such Permitted Acquisition and do not attach to any other asset of the Borrower or any of its Subsidiaries; and any extensions, renewals and replacements thereof so long as the aggregate principal amount of the Indebtedness secured by such Liens is not increased and any such extension, renewal or replacement does not encumber any additional assets or properties of the Borrower or any of its Subsidiaries;

(xv) deposits or pledges to secure bids, tenders, contracts (other than contracts for the repayment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of business;

(xvi) Liens on assets of Foreign Subsidiaries securing Indebtedness permitted pursuant to Section 9.04(viii);

(xvii) Liens on intellectual property to the extent such Liens arise from the granting of licenses to use such intellectual property to any Person in the ordinary course of business;

(xviii) Liens on property subject to Sale-Leaseback Transactions to the extent such Sale-Leaseback Transactions are permitted by Section 9.02(xiii);

(xix) Any encumbrances or restrictions (including, without limitation, put and call agreements) with respect to the Equity Interests of any Joint Venture expressly permitted by the terms of this Agreement arising pursuant to the agreement evidencing such Joint Venture with respect to such Joint Venture;

(xx) Liens not otherwise permitted by the foregoing clauses (i) through (xix), or by following clause (xxi), to the extent attaching to properties and assets with an aggregate fair market value not in excess of, and securing liabilities not in excess of, $5,000,000 in the aggregate at any time outstanding; and

(xxi) so long as all proceeds deposited as described in this clause (xxi) (other than amounts needed to pay regularly accruing interest on the Existing Senior Subordinated Notes, which may be furnished by the Borrower from its own funds (including proceeds of Revolving Loans)) have been obtained from the issuance of Refinancing Subordinated Notes issued as contemplated by Section 9.04(iv) and/or proceeds of issuances of equity by Holdings which are permitted to be used for such purpose (and not required to be used to repay then outstanding B Term Loans in accordance with Section 4.02(c)), proceeds of issuances of Refinancing Subordinated Notes and/or issuances of equity by Holdings may, so long as in accordance with the requirements of clause (i) of Section 9.10 hereof, be delivered to the Existing Senior Subordinated Notes Trustee pursuant to Section 8.01 of the Existing Senior Subordinated Notes Indenture, so long as a notice of redemption has been delivered in respect of all then outstanding Existing Senior Subordinated Notes and the aggregate proceeds so deposited are sufficient to effect the repayment in full of all then outstanding Existing Senior Subordinated Notes and the relevant requirements contained in Section 8.01 of the Existing Senior Subordinated Notes Indenture are otherwise satisfied.

In connection with the granting of Liens of the type described in clauses (iii), (vi), (vii) and (xiv) of this Section 9.01 by the Borrower of any of its Subsidiaries, the Administrative Agent and the Collateral Agent shall, and shall be authorized to, take any actions deemed appropriate by it in connection therewith (including, without limitation, by executing appropriate lien releases or lien subordination agreements in favor of the holder or holders of such Liens, in either case solely with respect to the item or items of equipment or other assets subject to such Liens).

9.02 Consolidation, Merger, Purchase or Sale of Assets, etc. The Borrower will not, and will not permit any of its Subsidiaries to, wind up, liquidate or dissolve its affairs or enter into any partnership, joint venture, or transaction of merger or consolidation, or convey, sell, lease or otherwise dispose of all or any part of its property or assets, or enter into any sale-leaseback transactions, or purchase or otherwise acquire (in one or a series of related transactions) any part of the property or assets (other than purchases or other acquisitions of inventory, materials and equipment in the ordinary course of business) of any Person (or agree to do any of the foregoing at any future time), except that:

(i) Capital Expenditures by the Borrower and its Subsidiaries shall be permitted to the extent not in violation of Section 9.07;

(ii) Investments may be made to the extent permitted by Section 9.05;

(iii) the Borrower and its Subsidiaries may sell assets, so long as (u) no Default or Event of Default then exists or would result therefrom, (w) each such sale is in an arm’s-length transaction and the Borrower or the respective Subsidiary receives at least fair market value (as determined in good faith by the Borrower or such Subsidiary, as the case may be), (x) at least 75% of the consideration received by the Borrower or such Subsidiary shall be in the form of cash (taking into account the amount of cash, the principal amount of any promissory notes and the fair market value, as determined by the Borrower in good faith, of any other consideration) and is paid at the time of the closing of such sale, (y) the Net Sale Proceeds therefrom are applied as (and to the extent) required by Section 4.02(e) and (z) the aggregate amount of the proceeds received from all assets sold pursuant to this clause (iii) shall not exceed $5,000,000 in any fiscal year of the Borrower;

(iv) each of the Borrower and its Subsidiaries may lease (as lessee) or license (as licensee) real or personal property (so long as any such lease or license does not create a Capitalized Lease Obligation except to the extent permitted by Section 9.04(iii));

(v) each of the Borrower and its Subsidiaries may sell or discount, in each case in the ordinary course of business, accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof and not as part of any financing transaction;

(vi) each of the Borrower and its Subsidiaries may grant licenses, sublicenses, leases or subleases to other Persons not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries, in each case so long as no such grant otherwise affects the Collateral Agent’s security interest in the asset or property subject thereto;

(vii) any Subsidiary of the Borrower may (x) merge or consolidate with and into, the Borrower or any Wholly-Owned Domestic Subsidiary of the Borrower which is a Subsidiary Guarantor, so long as (i) in the case of any such merger, involving the Borrower, the Borrower is the surviving corporation of any such merger, (ii) in all other cases, the Wholly-Owned Domestic Subsidiary which is a Subsidiary Guarantor is the surviving corporation of any such merger, (iii) in all cases, the security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the assets of such Subsidiary shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger) and (iv) in all cases, the then continuing or surviving corporation shall have assumed all of the obligations of such Subsidiary, (y) if such Subsidiary is a Foreign Subsidiary, merge or consolidate with and into another Foreign Subsidiary or (z) be dissolved or liquidated into the Borrower or such Subsidiary’s direct parent Subsidiary, so long as (i) the security interests (if any) granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the assets of such dissolved or liquidated Subsidiary shall remain in full force and effect and perfected (with respect to the parent Subsidiary) to at least the same extent in effect immediately prior to such dissolution or liquidation and (ii) if the dissolved or liquidated Subsidiary was not a Credit Party, but the Person into which it is dissolved or liquidated is a Credit Party, any actions required by Section 8.12 or the terms of the Security Document to which such Person (into which the respective Subsidiary was dissolved or liquidated) is a party shall be taken in accordance with the relevant requirements thereof;

(viii) Permitted Acquisitions may be made to the extent permitted by Section 8.15, and the Borrower or a Subsidiary Guarantor may permit another Person to merge into or consolidate with it in order to effect a Permitted Acquisition;

(ix) each of the Borrower and its Subsidiaries may make sales of inventory in the ordinary course of business;

(x) each of the Borrower and its Subsidiaries may sell or otherwise dispose of outdated, surplus or worn out property (other than Real Property), so long as, in each case, disposed of in the ordinary course of business;

(xi) sales, transfers or dispositions by the Borrower or any of its Subsidiaries of non-strategic assets purchased as part of a Permitted Acquisition, so long as (t) no Default or Event of Default then exists or would result therefrom, (u) each such sale, transfer or disposition is in an arm’s-length transaction and the Borrower or the respective Subsidiary receives at least fair market value (as determined in good faith by the Borrower or such Subsidiary, as the case may be), (v) at least 85% of the consideration received by the Borrower and its Subsidiaries shall be in the form of cash

(taking into account the amount of cash, the principal amount of any promissory note and the fair market value, as determined by the Borrower in good faith, of any other consideration and is paid at the time of closing of such sale, (w) the Net Sale Proceeds therefrom are applied as (and to the extent) required by Section 4.02(e), (x) the aggregate proceeds (determined in a manner consistent with clause (v) above) received by the Borrower or such Subsidiary) from all such sales, transfers or dispositions relating to a given Permitted Acquisition shall not exceed 30% of the aggregate consideration paid for such Permitted Acquisition, (y) calculations are made by the Borrower with respect to the financial covenants contained in Sections 9.08 and 9.09 for the respective Calculation Period on a Pro forma Basis as if the respective Permitted Acquisition (as well as all other Permitted Acquisitions thereto consummated after the first day of such Calculation Period), in each case after giving effect to all sales, transfers or dispositions of assets consummated pursuant to this clause (xi), had occurred on the first day of such Calculation Period, and such calculation shall show that such financial covenants would have been complied with if the Permitted Acquisition and the subsequent sale, transfer or disposition of assets consummated pursuant to this clause (xi) had each occurred on the first day of such Calculation Period, and (z) such non-strategic assets are sold, transferred or disposed of on or prior to the first anniversary of the respective Permitted Acquisition;

(xii) in order to effect a sale, transfer or disposition otherwise permitted by this Section 9.02, a Subsidiary of the Borrower may be merged or consolidated with or into another Person, or may be dissolved or liquidated; and

(xiii) each of the Borrower and its Subsidiaries may effect Sale-Leaseback Transactions; provided that (x) the aggregate amount of all proceeds received by the Borrower and its Subsidiaries from all Sale-Leaseback Transactions consummated on and after the Effective Date shall not exceed $2,000,000 and (y) the Net Sale Proceeds therefrom are applied to repay Term Loans as provided in Section 4.02(e) or reinvested or retained to the extent permitted by Section 4.02(e).

Notwithstanding anything to the contrary contained above in this Section 9.02, in no event shall the Borrower or any of its Subsidiaries (x) sell any Equity Interests in any Subsidiary of the Borrower unless 100% of the Equity Interests of such Subsidiary (and any of its Subsidiaries) owned by the Borrower and its other Subsidiaries are sold or otherwise transferred pursuant thereto (in a transaction otherwise meeting the foregoing requirements of this Section 9.02) and, after giving effect thereto, the Borrower and its Subsidiaries shall owe no Indebtedness to such Person or any of such Person’s Subsidiaries (unless the amount thereof would be permitted pursuant to Section 9.04 after giving effect to the change in status of such Person from a Subsidiary to a non-Subsidiary) and any remaining Investments by the Borrower and its Subsidiaries and such Person and its Subsidiaries after the sale of all Equity Interests therein shall be required to be justified on such date pursuant to clause (xiii) of Section 9.05 after giving effect to the change in status of such Person from a Subsidiary to a non-Subsidiary (to the extent the same were not previously justified pursuant to said clause) or (y) enter into any sale-lease back transactions other than as permitted pursuant to Section 9.02(xiii). To the extent the Required Lenders waive the provisions of this Section 9.02 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 9.02 (other than to Holdings or a Subsidiary thereof), such Collateral shall be sold free and clear of the Liens created by the Security Documents, and the Administrative Agent and the Collateral Agent shall, and shall be authorized to, take any actions deemed appropriate in order to effect the foregoing.

9.03 Dividends. The Borrower will not, and will not permit any of its Subsidiaries to, authorize, declare or pay any Dividends with respect to the Borrower or any of its Subsidiaries, except that:

(i) any Subsidiary of the Borrower may pay Dividends or return capital or make distributions and other similar payments with regard to its Equity Interests to the Borrower or to a Wholly-Owned Subsidiary of the Borrower which owns equity therein;

(ii) any non-Wholly-Owned Subsidiary of the Borrower may declare and pay cash Dividends to its shareholders generally so long as the Borrower or its respective Subsidiary which owns the Equity Interests in the Subsidiary paying such Dividends receives at least its proportionate share thereof (based upon its relative holding of the Equity Interests in the Subsidiary paying such Dividends and taking into account the relative preferences, if any, of the various classes of Equity Interests of such Subsidiary);

(iii) so long as no Default or Event of Default exists at the time of the respective Dividend, redemption or repurchase or would exist immediately after giving effect thereto, the Borrower may pay cash Dividends to Holdings to allow Holdings to redeem or repurchase (and Holdings may redeem or repurchase), contemporaneously with such Dividend, Equity Interests of Holdings from officers, employees and directors (or their estates) after the death, disability, retirement or termination of employment or service as a director of any such Person, or otherwise in accordance with any stock option plan or any employee stock ownership plan that has been approved by the Board of Directors of Holdings, provided that the aggregate principal amount of Dividends made by the Borrower to Holdings pursuant to this clause (iii), and the aggregate amount paid by Holdings in respect of all such Equity Interests so redeemed or repurchased shall not (net of any proceeds received by Holdings from issuances of its Equity Interests and contributed to the Borrower in connection with such redemption or repurchase), in either case, exceed either (x) during any fiscal year of the Borrower, $5,000,000 or (y) for all periods after the Initial Borrowing Date (taken as a single period), $15,000,000;

(iv) the Borrower may pay cash Dividends to Holdings so long as the proceeds thereof are promptly used by Holdings to pay expenses incurred by Holdings in connection with offerings, registrations, or exchange listings of equity securities and maintenance of same (A) where the net proceeds of such offering are to be received by or contributed to the Borrower, or (B) in a prorated amount of such expenses in proportion to the amount of such net proceeds intended to be so received or contributed or loaned, or (C) otherwise on an interim basis prior to completion of such offering so long as Holdings shall cause the amount of such expenses to be repaid to the Borrower or the relevant Subsidiary of the Borrower out of the proceeds of such offering promptly if such offering is completed;

(v) the Borrower may pay cash Dividends to Holdings so long as the proceeds thereof are promptly used by Holdings to pay costs (including all professional fees and expenses) incurred by Holdings in connection with reporting obligations under or otherwise incurred in connection with compliance with applicable laws, applicable rules or regulations of any governmental, regulatory or self-regulatory body or stock exchange, including in respect of any reports filed with respect to the Securities Act, the Securities Exchange Act or the respective rules and regulations promulgated thereunder;

(vi) the Borrower may pay cash Dividends to Holdings so long as the proceeds thereof are promptly used by Holdings to pay operating expenses in the ordinary course of business (including, without limitation, professional fees and expenses) and other similar corporate overhead costs and expenses, provided that the aggregate amount of cash Dividends paid pursuant to this clause (vi) during any fiscal year of Holdings shall not exceed $1,000,000;

(vii) the Borrower may pay cash Dividends to Holdings so long as the proceeds thereof are promptly used by Holdings to pay (x) obligations under or in respect of director and officer insurance policies or (y) indemnification obligations owing to directors, officers, employees and other Persons under its organizational documents, under the Employment Agreements and/or under the Kelso Agreements (in the case of all such agreements and documents, as in effect on the date hereof) or any other written agreements with or for the benefit of directors, officers or employees entered into after the Effective Date by Holdings in the ordinary course of business; and

(viii) the Borrower may pay cash Dividends to Holdings in the amounts and at the times of any payment by Holdings in respect of taxes, provided that (x) the amount of cash Dividends paid pursuant to this clause (v) to enable Holdings to pay Federal and state income taxes at any time shall not exceed the amount of such Federal and state income taxes actually owing by Holdings at such time for the respective period and (y) any refunds received by Holdings shall promptly be returned by Holdings to the Borrower.

In determining compliance with this Section 9.03 (and in determining amounts paid as Dividends pursuant hereto for purposes of the definition of Consolidated EBITDA), amounts loaned or advanced to Holdings pursuant to Section 9.05(vi) hereof shall be deemed to be cash Dividends paid to Holdings to the extent provided in said Section 9.05(vi).

9.04 Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:

(i) Indebtedness incurred pursuant to this Agreement and the other Credit Documents;

(ii) Indebtedness under Interest Rate Protection Agreements entered into with respect to other Indebtedness permitted under this Section 9.04 so long as the entering into of such Interest Rate Protection Agreements are bona fide hedging activities and are not for speculative purposes;

(iii) Indebtedness of the Borrower and its Subsidiaries evidenced by Capitalized Lease Obligations (to the extent permitted pursuant to Section 9.07) and purchase money Indebtedness described in Section 9.01(vii); provided that in no event shall the aggregate principal amount of Capitalized Lease Obligations and the principal amount of all such Indebtedness incurred or assumed in each case after the Effective Date permitted by this clause (iii), when added to the aggregate principal amount of all Indebtedness incurred pursuant to Section 9.04(v) and (xiv), exceed $10,000,000 at any one time outstanding;

(iv) subordinated Indebtedness of the Borrower evidenced by the Existing Senior Subordinated Notes (which may be guaranteed on a subordinated basis by Subsidiary Guarantors as provided in the Existing Subordinated Notes Indenture) in an aggregate principal amount not to exceed $200,000,000 (as (x) increased by the aggregate principal amount of Additional Existing Senior Subordinated Notes issued pursuant to the immediately succeeding proviso after the Initial Borrowing Date and (y) reduced by the amount of any prepayments of principal of Existing Senior Subordinated Notes made after the Initial Borrowing Date); provided that the Borrower may from time to time after the Initial Borrowing Date and prior to the date of its initial issuance of Refinancing Subordinated Notes issue Additional Existing Senior Subordinated Notes so long as (1) the aggregate principal amount so issued after the Initial Borrowing Date does not exceed $100,000,000, (2) an amount equal to the Net Debt Proceeds from each such issuance shall be used, within 120 days after the date of such issuance, to pay amounts in connection with Permitted Acquisitions made substantially concurrently with the respective issuance of Additional Existing Senior Subordinated Notes or within 120 days thereafter and, to the extent the Net Debt Proceeds have not been so used, on or prior to the 120th day after the issuance thereof, to repay Loans outstanding hereunder pursuant to the requirements of Section 4.02(d) (determined as if the incurrence of the Indebtedness represented by such Additional Existing Senior Subordinated Notes was not permitted under this Section 9.04) and (3) at the time of each issuance of any Additional Existing Senior Subordinated Notes and immediately after giving effect thereto, no Default or Event of Default shall be in existence and the Borrower shall be in compliance with the requirements of the Existing Senior Subordinated Notes Indenture applicable to such issuance of Additional Existing Senior Subordinated Notes and demonstrate that, as of last day of the fiscal quarter most recently ended for which financial statements are then available, it would be in compliance on a pro forma basis with Sections 9.08 (as if the issuance of Additional Existing Senior Subordinated Notes and anticipated use of proceeds thereof had occurred on the first day of the Test Period ended on the last day of such fiscal quarter) and 9.09 (calculated as if the issuance of Additional Existing Senior Subordinated Notes and the anticipated use of proceeds thereof had occurred on the last day of such fiscal quarter) after giving effect thereto; provided, further, that the then outstanding Existing Senior Subordinated Notes may be refinanced in full, or at least a majority of the then outstanding aggregate principal amount of Existing Senior Subordinated Notes may be refinanced in part through a tender offer for then outstanding Existing Senior Subordinated Notes, at any time through the issuance by the Borrower of Refinancing Subordinated Notes (which may be guaranteed on a subordinated basis by the Subsidiary Guarantors on substantially the same terms as their guarantees of the theretofore outstanding Existing Senior Subordinated Notes), and after the initial issuance of Refinancing Subordinated Notes as described above in this proviso, Additional Refinancing Subordinated Notes may be issued from time to time, in the case of each issuance of Refinancing Subordinated Notes (including the initial issuance of Refinancing Subordinated Notes and each subsequent issuance) so long as (w) the aggregate principal amount of outstanding Refinancing Subordinated Notes, when added to the aggregate principal amount of Existing Senior Subordinated Notes then outstanding (for this purpose disregarding (1) any Existing Senior Subordinated Notes which will be repaid with proceeds of the respective issuance of Refinancing Subordinated Notes substantially concurrently therewith and (2) all Existing Senior Subordinated Notes, if the Borrower has given to the Existing Senior Subordinated Notes Trustee a notice of redemption of all outstanding Existing Senior Subordinated Notes (with the respective redemption to occur within forty days of the giving of the respective notice of redemption) in accordance with the provisions of the Existing Senor Subordinated Notes Indenture and has taken all actions necessary to terminate its obligations with respect to the Existing Senior Subordinated Notes and under the Existing Senior Subordinated Notes Indenture, except those obligations otherwise referred to in the penultimate paragraph of Section 8.01 of the Existing Senior Subordinated Notes Indenture, in accordance with the requirements of Section 8.01 of the Existing Senior Subordinated Notes Indenture, as if same were not outstanding, in each case so long as same are actually repaid substantially concurrently with the respective issuance of Refinancing Subordinated Notes (in the case of preceding clause (1)) or redeemed and discharged in accordance with the respective notice of redemption and, in any event, within 40 days after the date of the respective issuance of Refinancing Subordinated Notes (in the case of preceding clause (2)), does not at any time exceed $300,000,000, (x) the aggregate amount of Net Debt Proceeds from each issuance of Refinancing Subordinated Notes in excess of the amount of such Net Debt Proceeds to be used to retire then outstanding Existing Subordinated Notes (and make payments of premium, if any, in respect thereof) shall be used, within 120 days after the date of issuance thereof, to make payments in connection with one or more Permitted Acquisitions made substantially concurrently with such issuance of Refinancing Subordinated Notes or within 120 days thereafter, and to the extent not so used shall be used to make mandatory repayments of Loans pursuant to Section 4.02(d) (determined as if the incurrence of the Indebtedness represented by such Additional Existing Senior Subordinated Notes was not permitted under this Section 9.04), (y) at the time of issuance of any Refinancing Subordinated Notes and immediately after giving effect thereto, no Default or Event of Default shall be in existence and the Borrower shall be in compliance with the requirements of the Existing Senior Subordinated Notes Indenture (if any Existing Senior Subordinated Notes are to remain outstanding) and the Refinancing Subordinated Notes Indenture (unless it is the initial issuance of Refinancing Subordinated Notes), in each case applicable to the respective issuance of Refinancing Subordinated Notes and demonstrate that, as at the last day of the fiscal quarter most recently ended for which financial statements are then available, it would be in compliance on a pro forma basis with Sections 9.08 (as if the issuance of Refinancing Subordinated Notes and the anticipated use of the proceeds thereof had occurred on the first day of the Test Period ended on the last day of such fiscal quarter) and 9.09 (calculated as if the issuance of Refinancing Subordinated Notes and and the anticipated use of the proceeds thereof had occurred on the last day of such fiscal quarter) after giving effect thereto and (z) the Refinancing Subordinated Notes meet the requirements contained in definition of “Refinancing Subordinated Notes” contained herein;

(v) Indebtedness of a Subsidiary of the Borrower acquired pursuant to a Permitted Acquisition (or Indebtedness assumed at the time of a Permitted Acquisition of an asset securing such Indebtedness), provided that (x) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition, (y) such Indebtedness does not constitute revolving credit or working capital Indebtedness and (z) in no event shall the aggregate principal amount of Indebtedness incurred or assumed in each case after the Effective Date permitted by this clause (v), when added to the aggregate principal amount of all Indebtedness incurred pursuant to Section 9.04(iii) and Section 9.04(xiv), exceed $10,000,000 at any one time outstanding;

(vi) intercompany Indebtedness among the Borrower and the Subsidiary Guarantors to the extent permitted by Section 9.05(vi);

(vii) Existing Other Indebtedness outstanding on the Initial Borrowing Date and listed on Schedule VII and any subsequent extension, renewal or refinancing thereof, provided that the aggregate principal amount of the Indebtedness to be extended, renewed or refinanced does not increase from that amount outstanding at the time of any such extension, renewal or refinancing;

(viii) Indebtedness of Foreign Subsidiaries incurred solely for working capital purposes in an aggregate principal amount not to exceed $5,000,000 outstanding at any time;

(ix) unsecured Indebtedness evidenced by Management Notes in an aggregate principal amount not to exceed $2,000,000 incurred in any fiscal year;

(x) unsecured Indebtedness incurred in the ordinary course of business to finance insurance premiums;

(xi) Indebtedness incurred in the ordinary course of business in respect of netting services, overdraft protections and other similar services in connection with deposit accounts and Indebtedness in connection with drafts payable for payroll and other ordinary course expense items;

(xii) Indebtedness in respect of Other Hedging Agreements so long as the entering into of such Other Hedging Agreements are bona fide hedging activities and are not for speculative purposes;

(xiii) unsecured Indebtedness of the Borrower (which may be guaranteed on a subordinated basis by any or all Guarantors), in an aggregate outstanding principal amount not to exceed $20,000,000 at any time, assumed or incurred in connection with any Permitted Acquisition permitted under Section 8.15, which was incurred in contemplation of or in connection with such Permitted Acquisition, so long as such Indebtedness (and any guarantees thereof) are subordinated to the Obligations upon terms and conditions at least as favorable to the Lenders as the Existing Senior Subordinated Notes (and guarantees thereof);

(xiv) refinancings, renewals or extensions of any Indebtedness incurred pursuant to clause (v) above, provided that (x) the aggregate principal amount of the Indebtedness to be refinanced, renewed or extended does not increase from that amount outstanding at the time of any such refinancing, renewal or extension and is on terms not less favorable in any material respect to the Lenders and (y) in no event shall the aggregate principal amount of Indebtedness outstanding pursuant to this clause (xiv), when added to the aggregate principal amount of all Indebtedness then outstanding pursuant to Sections 9.04(iii) and (v), exceed $10,000,000 at any time;

(xv) additional Indebtedness of the Borrower and its Subsidiaries not to exceed $10,000,000 in aggregate principal amount outstanding at any time;

(xvi) Contingent Obligations for performance, appeal, judgment, replevin and similar bonds and suretyship arrangements, all in the ordinary course of business;

(xvii) Contingent Obligations to insurers required in connection with worker’s compensation and other insurance coverage incurred in the ordinary course of business;

(xviii) guarantees made by the Borrower or any of its Subsidiaries of Indebtedness of the Borrower or any of its Subsidiaries permitted to be outstanding under clauses (ii), (x), (xi) or (xii) of this Section 9.04;

(xix) guarantees made by any Foreign Subsidiary of Indebtedness of any other Foreign Subsidiary permitted to be outstanding under clause (viii) of this Section 9.04;

(xx) guarantees made by Subsidiaries acquired pursuant to a Permitted Acquisition of Indebtedness acquired or assumed pursuant thereto in accordance with Section 9.04(v), or any refinancing thereof pursuant to Section 9.04(xiv); provided that such guarantees may only be made by Subsidiaries who were guarantors of the Indebtedness originally acquired or assumed pursuant to Section 9.04(v) at the time of the consummation of the Permitted Acquisition to which such Indebtedness relates;

(xxi) customary Contingent Obligations in connection with sales or other dispositions permitted under Section 9.02 (but not in respect of Indebtedness for borrowed money or Capitalized Lease Obligations) including indemnification obligations with respect to leases, and guarantees of collectability in respect of accounts receivable or notes receivable for up to face value;

(xxii) guarantees of Indebtedness of directors, officers and employees of Holdings or any of its Subsidiaries in respect of expenses of such Persons in connection with relocations and other ordinary course of business purposes, provided that the aggregate amount of Indebtedness so guaranteed, when added to the aggregate amount of unreimbursed payments theretofore made in respect of such guarantees and the amount of Investments then outstanding under clause (viii) of Section 9.05, shall not at any time exceed $4,000,000; and

(xxiii) guarantees of Indebtedness of a Person in connection with a Joint Venture, provided, that the aggregate principal amount of any Indebtedness so guaranteed, when added to the aggregate amount of unreimbursed payments theretofore made in respect of such guarantees and the amount of Investments then outstanding (and deemed outstanding) under clause (xiii) of Section 9.05, shall not exceed $7,500,000.

9.05 Advances, Investments and Loans. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any other Person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or hold any cash or Cash Equivalents (each of the foregoing, an “Investment” and, collectively, “Investments”), except that the following shall be permitted:

(i) the Borrower and its Subsidiaries may acquire and hold accounts receivables owing to any of them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms of the Borrower or such Subsidiary;

(ii) the Borrower and its Subsidiaries may acquire and hold cash and Cash Equivalents;

(iii) the Borrower and its Subsidiaries may hold the Investments held by them on the Initial Borrowing Date and described on Schedule XII, provided that any additional Investments made with respect thereto shall be permitted only if permitted under the other provisions of this Section 9.05;

(iv) the Borrower and its Subsidiaries may acquire and own investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(v) the Borrower may enter into Interest Rate Protection Agreements to the extent permitted by Section 9.04(ii), and Other Hedging Arrangements to the extent permitted by Section 9.04(xii);

(vi) the Borrower and its Wholly-Owned Domestic Subsidiaries which are Subsidiary Guarantors may make intercompany loans and advances (collectively, “Intercompany Loans”), so long as any note held by a Credit Party and evidencing any such Intercompany Loan is pledged to the Collateral Agent pursuant to, and to the extent required by, the Pledge Agreement, (x) between and among one another or (y) to Holdings if, and to the extent that, the amount so loaned or advanced would be permitted to be paid by the Borrower to Holdings at such time as a cash Dividend pursuant to Section 9.03 (and which loan or advance shall not be in duplication of any amounts permitted to be so paid as cash Dividends pursuant to said Section 9.03); provided that all amounts advanced or loaned to Holdings pursuant to this Section 9.05(vi) shall be deemed to constitute cash Dividends paid by the Borrower to Holdings pursuant to the relevant clause(s) of Section 9.03 for purposes of determining compliance with Section 9.03 and for purposes of the definition of Consolidated EBITDA contained herein;

(vii) Permitted Acquisitions shall be permitted in accordance with Section 8.15;

(viii) loans and advances by the Borrower and its Subsidiaries to employees of the Borrower and its Subsidiaries in connection with relocations and other ordinary course of business purposes (including travel and entertainment expenses) shall be permitted, so long as the aggregate principal amount thereof at any time outstanding (determined without regard to any write-downs or write-offs of such loans and advances), when added to the aggregate amount of all Indebtedness then guaranteed under clause (xxii) of Section 9.04 and all unreimbursed payments theretofore made in respect of guarantees pursuant to clause (xxii) of Section 9.04, shall not exceed $4,000,000;

(ix) Investments received in connection with bankruptcy or reorganization of suppliers and customers, and Investments received in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(x) Investments consisting of payments made by the Borrower in respect of indemnification obligations then due and payable to directors, officers, employees and other Persons under such Borrower’s organizational documents, any Employment Agreements or any other written agreements with any such Person entered into after the Effective Date by the Borrower in the ordinary course of business;

(xi) non-cash consideration received in connection with any Asset Sale permitted pursuant to Section 9.02(iii) or (xi);

(xii) investments in Equity Interests of the Borrower or any Wholly-Owned Domestic Subsidiary of the Borrower which is a Subsidiary Guarantor; and

(xiii) in addition to investments permitted by clauses (i) through (xii) of this Section 9.05, the Borrower and its Subsidiaries may make additional loans, advances and other Investments to or in a Person (including a Joint Venture) in an aggregate amount for all loans, advances and other Investments made pursuant to this clause (xiii) (including without any limitation any Investments deemed made pursuant to this Section 9.05(xiii) pursuant to Section 8.13(b) or the penultimate sentence of Section 9.02) (in each case, determined without regard to any write-downs or write-offs thereof), net of cash repayments and sale proceeds in the case of Investments in the form of Indebtedness and cash equity returns (whether as a distribution, dividend, redemption or sale) in the case of equity investments, not to exceed, when added to the aggregate amount then guaranteed under clause (xxiii) of Section 9.04 and all unreimbursed payments theretofore made in respect of guarantees pursuant to clause (xxiii) of Section 9.04, $7,500,000 at any time outstanding.

9.06 Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any transaction or series of related transactions with any Affiliate of the Borrower or any of its Subsidiaries, other than in the ordinary course of business and on terms and conditions substantially as favorable to the Borrower or such Subsidiary as would reasonably be obtained by the Borrower or such Subsidiary at that time in a comparable arm’s-length transaction with a Person other than an Affiliate, except:

(i) Dividends may be paid to the extent provided in Section 9.03;

(ii) loans may be made and other transactions may be entered into by the Borrower and its Subsidiaries to the extent permitted by Sections 9.02, 9.04 and 9.05;

(iii) customary fees and indemnifications may be paid to directors of Holdings, the Borrower and its Subsidiaries;

(iv) the Borrower and its Subsidiaries may enter into, and may make payments under, employment agreements, employee benefits plans, stock option plans, indemnification provisions and other similar compensatory arrangements with officers, employees and directors of Holdings, the Borrower and its Subsidiaries in the ordinary course of business;

(v) so long as no Default under Section 10.01 or 10.05 and no Event of Default shall exist (both before and immediately after giving effect thereto), Holdings and/or the Borrower may pay fees to Kelso and perform its other obligations pursuant to the terms of the Kelso Agreements as in effect on the Effective Date;

(vi) the Transactions (including the payment of fees and expenses in connection therewith) shall be permitted;

(vii) transactions between or among the Borrower and any of its Wholly-Owned Domestic Subsidiaries which are Subsidiary Guarantors shall be permitted; and

(viii) the Borrower may reimburse Kelso for its reasonable out-of-pocket expenses, and indemnify it, pursuant to the terms of the Kelso Agreements as in effect on the Effective Date.

Notwithstanding anything to the contrary contained above in this Section 9.06, in no event shall the Borrower or any of its Subsidiaries pay any management, consulting or similar fee to Kelso or any Affiliate of Kelso except as specifically provided in clauses (v) and (viii) of this Section 9.06.

9.07 Capital Expenditures. (a) The Borrower will not, and will not permit any of its Subsidiaries to, make any Capital Expenditures, except that (i) during the period from the Effective Date through and including September 28, 2004, the Borrower and its Subsidiaries may make Capital Expenditures so long as the aggregate amount of all such Capital Expenditures does not exceed $8,000,000, and (ii) during any subsequent fiscal year of the Borrower, the Borrower and its Subsidiaries may make Capital Expenditures so long as the aggregate amount of all such Capital Expenditures does not exceed $27,500,000 in any fiscal year of the Borrower.

(b) In addition to the foregoing, in the event that the amount of Capital Expenditures permitted to be made by the Borrower and its Subsidiaries pursuant to clause (a) above in any fiscal year of the Borrower (beginning with the fiscal year of the Borrower ended closest to December 31, 2005) (before giving effect to any increase in such permitted Capital Expenditure amount pursuant to this clause (b)) is greater than the amount of Capital Expenditures actually made by the Borrower and its Subsidiaries during such fiscal year (or such period, as the case may be), such excess may be carried forward and utilized to make Capital Expenditures in the immediately succeeding fiscal year, provided that in no event shall the amount permitted to be carried over pursuant to this Section 9.07(b) exceed $5,000,000 in any fiscal year and no amounts once carried forward pursuant to this Section 9.07(b) may be carried forward to any fiscal year of the Borrower thereafter.

(c) In addition to the foregoing, the Borrower or any of its Subsidiaries may make Capital Expenditures with the amount of Net Insurance Proceeds received by the Borrower or any of its Subsidiaries from any Recovery Event, or received in reimbursement for Capital Expenditures previously paid by the Borrower or such Subsidiary in respect of such event, so long as such Net Insurance Proceeds (other than amounts so received in reimbursement of Capital Expenditures previously made) are reinvested as described in Section 4.02(g), but only to the extent that such Net Insurance Proceeds are not otherwise required to be applied to repay Term Loans pursuant to Section 4.02(g).

(d) In addition to the foregoing, the Borrower or any of its Subsidiaries may make Capital Expenditures not otherwise permitted under this Section 9.05 in an amount not to exceed the then Available Retained ECF Amount.

(e) In addition to the foregoing, the Borrower and its Wholly-Owned Domestic Subsidiaries that are Subsidiary Guarantors may make additional Capital Expenditures (which Capital Expenditures will not be included in any determination under Section 9.07(a) or (b)) constituting Permitted Acquisitions effected in accordance with the requirements of Section 8.15.

9.08 Consolidated Interest Coverage Ratio. The Borrower will not permit the Consolidated Interest Coverage Ratio for any Test Period ending on the last day of a fiscal quarter of the Borrower described below to be less than the ratio set forth opposite such fiscal quarter below:

Fiscal Quarter Ending Closest to	Ratio
June 30, 2004	2.40:1.00
September 30, 2004	2.40:1.00
December 31, 2004	2.40:1.00

March 31, 2005	2.40:1.00
June 30, 2005	2.40:1.00
September 30, 2005	2.50:1.00
December 31, 2005	2.50:1.00

March 31, 2006	2.60:1.00

Fiscal Quarter Ending Closest to	Ratio
June 30, 2006	2.60:1.00
September 30, 2006	2.60:1.00
December 31, 2006	2.70:1.00

March 31, 2007	2.70:1.00
June 30, 2007	2.80:1.00
September 30, 2007	2.80:1.00
December 31, 2007	2.95:1.00

March 31, 2008	2.95:1.00
June 30, 2008	3.05:1.00
September 30, 2008 and at all times thereafter	3.05:1.00

9.09 Maximum Consolidated Total Leverage Ratio. Holdings will not permit the Consolidated Total Leverage Ratio for any Test Period ending on the last day of a fiscal quarter of the Borrower described below to be greater than the ratio set forth opposite such fiscal quarter below:

Fiscal Quarter Ending Closest to	Ratio
June 30, 2004	5.20:1.00
September 30, 2004	5.20:1.00
December 31, 2004	5.20:1.00

March 31, 2005	5.20:1.00
June 30, 2005	4.95:1.00
September 30, 2005	4.95:1.00
December 31, 2005	4.70:1.00

March 31, 2006	4.70:1.00
June 30, 2006	4.45:1.00
September 30, 2006	4.45:1.00
December 31, 2006	4.20:1.00

March 31, 2007	4.20:1.00
June 30, 2007	3.95:1.00
September 30, 2007	3.95:1.00
December 31, 2007	3.70:1.00

March 31, 2008	3.70:1.00
June 30, 2008	3.70:1.00
September 30, 2008 and at all times thereafter	3.45:1.00

9.10 Limitations on Payments of Subordinated Notes; Modifications of Subordinated Note Documents, Certificate of Incorporation, By-Laws and Certain Other Agreements, etc. The Borrower will not, and will not permit any of its Subsidiaries to:

(i) make (or give any notice in respect of) any voluntary or optional payment or prepayment on or redemption or acquisition for value of, or any prepayment or redemption as a result of any asset sale, change of control or similar event of (including, in each case without limitation, by way of depositing with the trustee with respect thereto money or securities before due for the purpose of paying when due), any Subordinated Notes, except that so long as no Default under Section 10.01 or 10.05 and no Event of Default then exists or would exist immediately after giving effect to the respective repayment, redemption or repurchase (or, if the proceeds described below are deposited with the Existing Senior Subordinated Notes Trustee pursuant to Section 8.01 of the Existing Senior Subordinated Notes Indenture substantially concurrently with the giving of a notice of redemption by the Borrower for all then outstanding Existing Senior Subordinated Notes, at the time of and immediately after giving effect to the respective deposit of funds with the Existing Senior Subordinated Notes Trustee), Existing Senior Subordinated Notes may be repaid, redeemed or repurchased (so long as then retired), or the Existing Senior Subordinated Notes Indenture discharged as described in Section 8.01 thereof (so long as the Existing Senior Subordinated Notes will be repaid in full within 40 days of such discharge) with proceeds of issuances of equity by Holdings which are permitted to be used for such purpose (and not required to be used to repay then outstanding B Term Loans) in accordance with Section 4.02(c) and/or with proceeds of Refinancing Subordinated Notes issued as contemplated by Section 9.04(iv) (and, in connection therewith, amounts needed to pay regularly accruing interest on the Existing Senior Subordinated Notes may be paid by the Borrower from its own funds (including proceeds of Revolving Loans);

(ii) amend or modify, or permit the amendment or modification of any provision of, any Subordinated Note Document (after the entering into thereof, in the case of any Subordinated Note Document described in clause (y) of the definition of Subordinated Note Documents contained herein):

(i) which amends, supplements, waives, or otherwise modifies the subordination provisions contained therein;

(ii) except as permitted pursuant to Section 9.10(i) or 9.04 (in the case of an increase in principal amount), which shortens the fixed maturity or increases the principal amount of, or increases the rate or shortens the time of payment of interest on, or increases the amount or shortens the time of payment of any principal or premium payable whether at maturity, at a date fixed for prepayment or by acceleration or otherwise of the Indebtedness evidenced by any Subordinated Notes, or increases the amount of, or accelerates the time of payment of, any fees or other amounts payable in connection therewith;

(iii) which relates to any material affirmative or negative covenants or any events of default or remedies thereunder and the effect of which is to subject Holdings, the Borrower or any of its Subsidiaries to any more onerous or more restrictive provisions; or

(iv) which otherwise adversely affects the interests of the Lenders or Secured Creditors with respect to the Subordinated Notes or the interests of the Lenders under this Agreement or any other Credit Document in any material respect;

(iii) amend, modify or change its certificate or articles of incorporation (including, without limitation, by the filing or modification of any certificate or articles of designation), certificate of formation, limited liability company agreement or by-laws (or the equivalent organizational documents), as applicable, or any agreement entered into by it with respect to its Equity Interests (including any Shareholders’ Agreement), or enter into any new agreement with respect to its Equity Interests, unless such amendment, modification, change or other action contemplated by this clause (iii) could not reasonably be expected to be adverse in any material respect to the interests of the Lenders; or

(iv) amend, modify or change any provision of (x) any Management Agreement or any Kelso Agreement, unless such amendment, modification or change could not reasonably be expected to be adverse to the interests of the Lenders (although no amendment, modification or change may be made to any monetary term thereof) or (y) any Tax Sharing Agreement or enter into any new tax sharing agreement, tax allocation agreement or similar agreement without the prior written consent of the Administrative Agent.

9.11 Limitation on Certain Restrictions on Subsidiaries. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any such Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by the Borrower or any of its Subsidiaries, or pay any Indebtedness owed to the Borrower or any of its Subsidiaries, (b) make loans or advances to the Borrower or any of its Subsidiaries or (c) transfer any of its properties or assets to the Borrower or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) this Agreement and the other Credit Documents, (iii) the Subordinated Note Documents, (iv) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of the Borrower or any of its Subsidiaries, (v) customary provisions restricting assignment of any licensing agreement (in which the Borrower or any of its Subsidiaries is the licensee) or other contract entered into by the Borrower or any of its Subsidiaries in the ordinary course of business, (vi) restrictions on the transfer of any asset pending the close of the sale of such asset, (vii) any agreement or instrument governing Indebtedness assumed in connection with a Permitted Acquisition, to the extent the relevant encumbrance or restriction was not agreed to or adopted in connection with, or in anticipation of, the respective Permitted Acquisition and does not apply to the Borrower or any Subsidiary of the Borrower, or the properties of any such Person, other than the Persons or the properties acquired in such Permitted Acquisition, (viii) encumbrances or restrictions on cash or other deposits or net worth imposed by customers under agreements entered into in the ordinary course of business, (ix) any agreement or instrument relating to Indebtedness of a Foreign Subsidiary incurred pursuant to clause (viii) of Section 9.04 to the extent such encumbrance or restriction only applies to such Foreign Subsidiary, (x) an agreement effecting a refinancing, replacement or substitution of Indebtedness issued, assumed or incurred pursuant to an agreement or instrument referred to in clause (vii) above, provided, that the provisions relating to such encumbrance or restriction contained in any such refinancing, replacement or substitution agreement are no less favorable to the Borrower or the Lenders in any material respect than the provisions relating to such encumbrance or restriction contained in the agreements or instruments referred to in such clause (vii), and (xi) restrictions on the transfer of any asset subject to a Lien permitted by Section 9.01.

9.12 Limitation on Issuance of Capital Stock. (a) Holdings will not issue (i) any preferred stock or other preferred Equity Interests (other than Qualified Preferred Stock) or (ii) any redeemable common stock or other redeemable common Equity Interests other than common stock or other redeemable common Equity Interests that is redeemable at the sole option of Holdings.

(b) Holdings will not permit any of its Subsidiaries to issue any Equity Interests (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, Equity Interests, except (i) for transfers and replacements of then outstanding shares of Equity Interests, (ii) for stock splits, stock dividends and issuances which do not decrease the percentage ownership of Holdings or any of its Subsidiaries in any class of the Equity Interests of such Subsidiary, (iii) to qualify directors to the extent required by applicable law, (iv) issuances to the Borrower or any Wholly-Owned Domestic Subsidiary that is a Subsidiary Guarantor, to the extent any additional Equity Interests are pledged pursuant to and in accordance with the Pledge Agreement to the extent required by the terms thereof or (v) for issuances by Subsidiaries of Holdings which are newly created or acquired in accordance with the terms of this Agreement.

9.13 Business. (a) Holdings will not permit at any time the business activities taken as a whole conducted by the Borrower and its Subsidiaries to be materially different from the business activities taken as a whole (including incidental activities) conducted by the Borrower and its Subsidiaries on the Initial Borrowing Date (after giving effect to the Transaction) and businesses reasonably related thereto and reasonable extensions thereof.

(b) Holdings will not engage in any business other than its ownership of the capital stock of, and the management of, the Borrower, provided that Holdings may engage in those activities that are incidental to (i) the maintenance of its corporate existence in compliance with applicable law, (ii) legal, tax and accounting matters in connection with any of the foregoing or following activities, (iii) the entering into, and performing its obligations under, this Agreement, the other Documents, and the Management Agreements, including the Kelso Agreements, to which it is a party, (iv) the issuance, sale or repurchase of its Equity Interests to the extent permitted under this Agreement, (v) dividends or distributions on its Equity Interests, (vi) the filing of registration statements, and compliance with applicable reporting and other obligations, under federal, state or other securities laws, (vii) the listing of its equity securities and compliance with applicable reporting and other obligations in connection therewith, (viii) the retention of (and the entry into, and exercise of rights and performance of obligations in respect of, contracts and agreements with) transfer agents, private placement agents, underwriters, counsel, accountants and other advisors and consultants, (ix) the performance of obligations under and compliance with its certificate of incorporation and by-laws, or any applicable law, ordinance, regulation, rule, order, judgment, decree or permit, including, without limitation, as a result of or in connection with the activities of its Subsidiaries, (x) the incurrence and payment of its operating and business expenses and any taxes for which it may be liable, and (xi) making loans to or other Investments in, or incurrence of Indebtedness from, the Borrower (or in the case of incurrence of Indebtedness from any Wholly-Owned Domestic Subsidiary which is a Subsidiary Guarantor) as and to the extent not prohibited by this Agreement.

9.14 Limitation on Creation of Subsidiaries. The Borrower will not, and will not permit any of its Subsidiaries to, establish, create or acquire after the Initial Borrowing Date any Subsidiary, provided that (A) the Borrower and its Wholly-Owned Domestic Subsidiaries that are, or are to become, Subsidiary Guarantors may create and/or acquire Wholly-Owned Domestic Subsidiaries so long as (i) all of the Equity Interests of such new Subsidiary are pledged to the Collateral Agent pursuant to the terms and conditions of the Pledge Agreement, (ii) such new Subsidiary enters into the Subsidiaries Guaranty and executes and delivers to the Collateral Agent counterparts of the Security Agreement and the Pledge Agreement, (iii) such new Subsidiary enters into such Additional Security Documents as the Administrative Agent or the Required Lenders may require pursuant to Section 8.12 and (iv) such new Subsidiary executes and delivers all other relevant documentation (including opinions of counsel) of the type described in Section 5 as (x) such new Subsidiary would have had to deliver if it were a Credit Party on the Initial Borrowing Date or (y) as reasonably requested by the Administrative Agent, and (B) Subsidiaries which are not Wholly-Owned Domestic Subsidiaries may be created, established and acquired in accordance with the requirements set forth in Section 8.13(b), so long as any Equity Interests therein owned by one or more Credit Parties are pledged pursuant to the Pledge Agreement to the extent required by the terms thereof and Section 8.12.

9.15 Negative Pledges. Holdings shall not, and shall not permit any of its Subsidiaries to, agree or covenant with any Person to restrict in any way its ability to grant any Lien on its assets in favor of the Lenders or grant a Lien on its assets (whether now owned or hereafter acquired) to any Person other than the Lenders, except that this Section 9.15 shall not apply to (i) any covenants contained in this Agreement or the Security Documents, (ii) the covenants contained in the Subordinated Note Documents (so long as same do not restrict the granting of Liens to secure Indebtedness pursuant to this Agreement), and (iii) covenants and agreements made in connection with Liens described in Section 9.01(iii), (vi), (vii) (xiv), (xvi), (xviii) or (xx) but only if such covenant or agreement applies solely to the specific asset or assets to which such Lien relates.

9.16 No Designation of Other Indebtedness as “Designated Senior Debt”. The Credit Agreement Parties will not, and will not permit any of their Subsidiaries to, designate any Indebtedness (other than the Obligations) of Holdings or any of its Subsidiaries as “Designated Senior Debt” (or any substantially similar term or designation) for the purposes of any Subordinated Note Document.

9.17 Additional Holdings Covenants

(a) Liens. Holdings will not create, incur assume or suffer to exist any consensual Lien upon any of its assets, except Liens created pursuant to the Security Documents;

(b) Consolidation or Merger. Holdings will not merge or consolidate with or into any other Person;

(c) Indebtedness. Holdings will not contract, create, incur, assume or suffer to exist any Indebtedness, except (i) Indebtedness of Holdings incurred pursuant to this Agreement and the other Credit Documents, (ii) Holdings may guarantee, on a subordinated basis, any Refinancing Subordinated Notes and Indebtedness incurred pursuant to Section 9.04(xiii), so long as all such guarantees are subordinated to Holdings’ guarantees of the Obligations to at least the same extent as the subordinated guarantees (by the Subsidiary Guarantors) of the Existing Senior Subordinated Notes are subordinated to the Obligations (and guarantees thereof) pursuant to the terms of the Existing Subordinated Notes Indenture and (iii) Indebtedness owed to the Borrower or any of its Wholly-Owned Domestic Subsidiaries which is a Subsidiary Guarantor, so long as the respective loan or advance was made in accordance with the requirements of clause (vi) of Section 9.05; and

(d) Investments. Holdings will not, directly or indirectly, lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any other Person, except for capital contributions to, and purchases of Equity Interests in, the Borrower.

SECTION 10. Events of Default. Upon the occurrence of any of the following specified events (each, an “Event of Default”):

10.01 Payments. The Borrower shall (i) default in the payment when due of any principal of any Loan or any Note or (ii) default, and such default shall continue unremedied for three or more Business Days, in the payment when due of any interest on any Loan or Note, any Unpaid Drawing or any Fees or any other amounts owing hereunder or under any other Credit Document; or

10.02 Representations, etc. Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or in any certificate delivered to the Administrative Agent or any Lender pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

10.03 Covenants. Holdings or any of its Subsidiaries shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Section 8.01(g), 8.08, 8.11, 8.13 or 8.15 or Section 9 or (ii) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement or in any other Credit Document (other than those set forth in Sections 10.01 and 10.02) and such default shall continue unremedied for a period of 30 days after written notice thereof to the defaulting party by the Administrative Agent or the Required Lenders; or

10.04 Default Under Other Agreements. (i) Holdings or any of its Subsidiaries shall (x) default in any payment of any Indebtedness (other than the Obligations) beyond the period of grace, if any, provided in an instrument or agreement under which such Indebtedness was created or (y) default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Obligations) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Indebtedness to become due prior to its stated maturity, or (ii) any Indebtedness (other than the Obligations) of Holdings or any of its Subsidiaries shall be declared to be (or shall become) due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof, provided that it shall not be a Default or an Event of Default under this Section 10.04 unless the aggregate principal amount of all Indebtedness as described in preceding clauses (i) and (ii) is at least $7,500,000; or

10.05 Bankruptcy, etc. Holdings or any of its Subsidiaries shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against Holdings or any of its Subsidiaries, and the petition is not controverted within 30 days, or is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of Holdings or any of its Subsidiaries, or Holdings or any of its Subsidiaries commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Holdings or any of its Subsidiaries, or there is commenced against Holdings or any of its Subsidiaries any such proceeding which remains undismissed for a period of 60 days, or Holdings or any of its Subsidiaries is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or Holdings or any of its Subsidiaries suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or Holdings or any of its Subsidiaries makes a general assignment for the benefit of creditors; or any corporate, limited liability company or similar action is taken by Holdings or any of its Subsidiaries for the purpose of effecting any of the foregoing; or

10.06 ERISA. (a) Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof under Section 412 of the Code or Section 302 of ERISA or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code or Section 303 or 304 of ERISA, a Reportable Event shall have occurred, a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA shall be subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof, but only to the extent such disclosure is required under Section 8.07(a) hereof) and an event described in subsection .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 shall be reasonably expected to occur with respect to such Plan within the following 30 days, any Plan which is subject to Title IV of ERISA shall have had or is likely to have a trustee appointed to administer such Plan, any Plan which is subject to Title IV of ERISA is, shall have been or is likely to be terminated or to be the subject of termination proceedings under ERISA, any Plan shall have an Unfunded Current Liability, a contribution required to be made with respect to a Plan or a Foreign Pension Plan has not been timely made, Holdings or any Subsidiary of Holdings or any ERISA Affiliate has incurred or is likely to incur any liability to or on account of a Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 401(a)(29), 4971 or 4975 of the Code or on account of a group health plan (as defined in Section 607(1) of ERISA, Section 4980B(g)(2) of the Code or 45 Code of Federal Regulations Section 160.103) under Section 4980B of the Code and/or the Health Insurance Portability and Accountability Acts of 1996, or Holdings or any Subsidiary of Holdings has incurred or is likely to incur liabilities pursuant to one or more employee welfare benefit plans (as defined in Section 3(1) of ERISA) that provide benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or Plans or Foreign Pension Plans, a “default” within the meaning of Section 4219(c)(5) of ERISA shall occur with respect to any Plan, any applicable law, rule or regulation is adopted, changed or interpreted, or the interpretation or administration thereof is changed, in each case after the date hereof, by any governmental authority or agency or by any court (a “Change of Law”), or, as a result of a Change in Law, an event occurs following a Change in Law, with respect to or otherwise affecting any Plan; (b) there shall result from any such event or events the imposition of a lien, the granting of a security interest, or a liability or a material risk of incurring a liability; and (c) such lien, security interest or liability, either individually and/or in the aggregate, has had, or would reasonably be expected to have, in the reasonable opinion of the Required Lenders, a Material Adverse Effect; or

10.07 Security Documents. Any of the Security Documents shall cease to be in full force and effect, or shall cease to give the Collateral Agent for the benefit of the Secured Creditors the Liens, rights, powers and privileges purported to be created thereby (including, without limitation, (to the extent provided therein) a perfected security interest in, and Lien on, all of the Collateral (other than Collateral with an aggregate fair market value not in excess of $1,000,000), in favor of the Collateral Agent, superior to and prior to the rights of all third Persons (except as permitted by Section 9.01), and subject to no other Liens (except as permitted by Section 9.01)); or

10.08 Guaranties. Any Guaranty or any provision thereof shall cease to be in full force or effect as to any Guarantor, or any Guarantor or any Person acting for or on behalf of such Guarantor shall deny or disaffirm such Guarantor’s obligations under the Guaranty to which it is a party or any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Guaranty to which it is a party; or

10.09 Judgments. One or more judgments or decrees shall be entered against Holdings or any Subsidiary of Holdings involving in the aggregate for Holdings and its Subsidiaries a liability or liabilities (not paid or fully covered by a reputable and solvent insurance company) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 30 consecutive days, and the aggregate amount of all such judgments (to the extent not so covered or paid by such insurance company) equals or exceeds $7,500,000; or

10.10 Change of Control. A Change of Control shall occur; then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent, upon the written request of the Required Lenders, shall by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent, any Lender or the holder of any Note to enforce its claims against any Credit Party (provided that, if an Event of Default specified in Section 10.05 shall occur with respect to Holdings or the Borrower, the result which would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice): (i) declare the Total Commitment terminated, whereupon all Commitments of each Lender shall forthwith terminate immediately and any Commitment Commission shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Loans and the Notes and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party; (iii) terminate any Letter of Credit which may be terminated in accordance with its terms; (iv) direct the Borrower to pay (and the Borrower agrees that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 10.05 with respect to Holdings or the Borrower, it will pay) to the Collateral Agent at the Payment Office such additional amount of cash or Cash Equivalents, to be held as security by the Collateral Agent, as is equal to the aggregate Stated Amount of all Letters of Credit issued for the account of the Borrower and then outstanding; (v) enforce, as Collateral Agent, all of the Liens and security interests created pursuant to the Security Documents; and (vi) apply any cash collateral held by the Administrative Agent pursuant to Section 4.02 to the repayment of the Obligations.

SECTION 11. Definitions and Accounting Terms.

11.01 Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acquired Entity or Business” shall mean either (x) the assets constituting a business, division or product line of any Person not already a Subsidiary of the Borrower or (y) 100% of the Equity Interests of any such Person, which Person shall, as a result of the respective acquisition, become a Wholly-Owned Domestic Subsidiary of the Borrower (or shall be merged with and into the Borrower or a Subsidiary Guarantor, with the Borrower or such Subsidiary Guarantor being the surviving Person).

“Acquisition” shall have the meaning provided in Section 5.07.

“Acquisition Agreement” shall mean the Stock Purchase Agreement, dated as of May 28, 2004, by and among the Borrower, NAMPAC and MVOC, LLC.

“Acquisition Documents” shall mean the collective reference to (i) the Acquisition Agreement, (ii) the agreements and instruments referred to in Sections 7.13 and 7.14 of the Acquisition Agreement and (iii) the MVOC Consulting Agreement.

“Additional Existing Senior Subordinated Notes” shall mean up to $100,000,000 aggregate principal amount of “Additional Notes” (as such term is defined in the Existing Senior Subordinated Notes Indenture) as may be issued from time to time after the Initial Borrowing Date.

“Additional Refinancing Subordinated Notes” shall mean “additional notes” issued pursuant to the Refinancing Subordinated Notes Indenture, which notes shall be in substantially the same form as the Refinancing Subordinated Notes originally issued pursuant to the Refinancing Subordinated Notes Indenture, and all Net Debt Proceeds of which shall be used for the purposes provided in Section 9.04(iv).

“Additional Security Documents” shall have the meaning provided in Section 8.12.

“Adjusted Consolidated Net Income” shall mean, for any period, Consolidated Net Income for such period plus the sum of the amount of all net non-cash charges (including, without limitation, depreciation, amortization, deferred tax expense and non-cash interest expense) and net non-cash losses which were included in arriving at Consolidated Net Income for such period, less the amount of all net non-cash gains and non-cash credits which were included in arriving at Consolidated Net Income for such period.

“Adjusted Consolidated Working Capital” shall mean, at any time, Consolidated Current Assets (but excluding therefrom all cash and Cash Equivalents) less Consolidated Current Liabilities at such time.

“Administrative Agent” shall mean Deutsche Bank Trust Company Americas, in its capacity as Administrative Agent for the Lenders hereunder, and shall include any successor to the Administrative Agent appointed pursuant to Section 12.10.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling (including, but not limited to, all directors and officers of such Person), controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors (or equivalent governing body) of such Person or (ii) to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that neither the Administrative Agent nor any Lender (nor any Affiliate thereof) shall be considered an Affiliate of the Borrower or any Subsidiary thereof as a result of this Agreement, the extensions of credit hereunder or its actions in connection therewith.

“Agents” shall mean the Administrative Agent and any other agent with respect to the Credit Documents, including, without limitation, the Joint Lead Arrangers.

“Agreement” shall mean this Credit Agreement, as modified, supplemented, amended, restated (including any amendment and restatement hereof), extended or renewed from time to time.

“Applicable Margin” in respect of B Term Loans, Revolving Loans and Swingline Loans for any Margin Reduction Period shall mean, from and after any Start Date to and including the corresponding End Date, the respective percentage per annum set forth below under the respective Type and Tranche of Loans and opposite the respective Level (i.e., Level 1, Level 2, Level 3 or Level 4, as the case may be) indicated to have been achieved on the applicable Test Date for such Start Date (as shown in the respective officer’s certificate delivered pursuant to Section 8.01(f) or the first proviso below):

Level	Consolidated Total Leverage Ratio	Swingline Loans and Revolving Loans maintained as Base Rate Loans	Revolving Loans maintained as Eurodollar Loans	Term Loans maintained as Base Rate Loans	Term Loans maintained as Eurodollar Loans
1	Less than 3.50:1.00	1.00%	2.00%	1.00%	2.00%

2	Greater than or equal to 3.50:1.00 but less than 4.00:1.00	1.25%	2.25%	1.00%	2.00%

3	Greater than or equal to 4.00:1.00 but less than 4.50:1.00	1.50%	2.50%	1.25%	2.25%

4	Greater than or equal to 4.50:1.00	1.75%	2.75%	1.25%	2.25%

; provided, however, that if the Borrower fails to deliver the financial statements required to be delivered pursuant to Section 8.01(b) or (c) (accompanied by the officer’s certificate required to be delivered pursuant to Section 8.01(f) showing the applicable Consolidated Total Leverage Ratio on the relevant Test Date) on or prior to the respective date required by such Sections, then Level 4 pricing shall apply until such time, if any, as the financial statements required as set forth above and the accompanying officer’s certificate have been delivered showing the pricing for the respective Margin Reduction Period is at a Level below Level 4 (it being understood that, in the case of any late delivery of the financial statements and officer’s certificate as so required, any reduction in the Applicable Margin shall apply only from and after the date of the delivery of the complying financial statements and officer’s certificate); provided, further, (i) at all times when any Default or Event of Default is in existence, Level 4 pricing shall apply to all Loans and (ii) that for the period from the Initial Borrowing Date to the date of the delivery of the Borrower’s financial statements (and related officer’s certificate) in respect of its fiscal quarter ending closest to December 31, 2004, Level 4 pricing shall apply to all Loans.

“Asset Sale” shall mean any sale, transfer or other disposition by the Borrower or any of its Subsidiaries to any Person (including by way of redemption by such Person) other than to the Borrower or a Wholly-Owned Subsidiary of the Borrower of any asset (including, without limitation, any capital stock or other securities of, or Equity Interests in, another Person) other than sales or liquidations of Cash Equivalents and sales of assets pursuant to Sections 9.02(v), (vi), (vii) and (ix).

“Assignment and Assumption Agreement” shall mean an Assignment and Assumption Agreement substantially in the form of Exhibit L (appropriately completed).

“Available Retained ECF Amount” shall mean (i) an amount which is initially equal to zero, plus (ii) the cumulative amount for all then-completed Excess Cash Flow Periods of the sum of (A) an amount of Excess Cash Flow permitted to be retained by the Borrower in any Excess Cash Payment Period (commencing with the Borrower’s 2005 fiscal year) after giving effect to the calculation of Excess Cash Flow for the previous Excess Cash Payment Period and the payment of Loans required pursuant to Section 4.02(e) in respect of such Excess Cash Payment Period and (B) an amount equal to 50% of the aggregate amount of Excess Voluntary Prepayments made during such period, minus (iii) the amount of Excess Cash Flow (expressed as a positive amount) for any Excess Cash Payment Period in which Excess Cash Flow was a negative number, minus (iv) any amount of the Available Retained ECF Amount used to make Capital Expenditures as permitted by Section 9.07(d), minus (v) the amount of the Available Retained ECF Amount utilized to effectuate one or more Permitted Acquisitions pursuant to clause (b) of the proviso to Section 8.15(a)(vi). Notwithstanding anything to the contrary contained above, the Available Retained ECF Amount shall be zero until the occurrence of the first Excess Cash Payment Date.

“B Term Loan” shall have the meaning provided in Section 1.01(a).

“B Term Loan Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name in Schedule I directly below the column entitled “B Term Loan Commitment,” as the same may be terminated pursuant to Sections 3.03 and/or 10.

“B Term Loan Maturity Date” shall mean June 30, 2011; provided that if all the Existing Senior Subordinated Notes shall not have been refinanced and repaid in full (through one or more equity issuances by Holdings and/or the proceeds of Refinancing Subordinated Notes pursuant to Section 9.04(iv)), prior to April 15, 2010, then the B Term Loan Maturity Date shall instead be April 15, 2010.

“B Term Note” shall have the meaning provided in Section 1.05(a).

“Bankruptcy Code” shall have the meaning provided in Section 10.05.

“Base Rate” shall mean, at any time, the higher of (i) the Prime Lending Rate at such time and (ii) 1/2 of 1% in excess of the overnight Federal Funds Rate at such time.

“Base Rate Loan” shall mean each Loan designated or deemed designated as such by the Borrower at the time of the incurrence thereof or conversion thereto.

“Borrower” shall have the meaning set forth in the first paragraph of this Agreement.

“Borrowing” shall mean the borrowing of one Type of Loan of a single Tranche from all the Lenders having Commitments of the respective Tranche (or from the Swingline Lender in the case of Swingline Loans) on a given date (or resulting from a conversion or conversions on such date) having in the case of Eurodollar Loans the same Interest Period, provided that Base Rate Loans incurred pursuant to Section 1.10(b) shall be considered part of the related Borrowing of Eurodollar Loans.

“Business Day” shall mean (i) for all purposes other than as covered by clause (ii) below, any day except Saturday, Sunday and any day which shall be in New York, New York, a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (i) above and which is also a day for trading by and between banks in U.S. dollar deposits in the interbank Eurodollar market.

“Calculation Period” shall mean, in the case of any Permitted Acquisition, the Test Period most recently ended prior to the date of any such Permitted Acquisition for which financial statements are available.

“Capital Expenditures” shall mean, with respect to any Person, all expenditures by such Person which should be capitalized in accordance with generally accepted accounting principles and, without duplication, the amount of Capitalized Lease Obligations incurred by such Person.

“Capitalized Lease Obligations” shall mean, with respect to any Person, all rental obligations of such Person which, under generally accepted accounting principles, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with such principles.

“Cash Equivalents” shall mean, as to any Person, (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition, (ii) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within six months from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, (iii) Dollar denominated time deposits, certificates of deposit and bankers acceptances of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company having, a long-term unsecured debt rating of at least “A” or the equivalent thereof from S&P or “A2” or the equivalent thereof from Moody’s with maturities of not more than six months from the date of acquisition by such Person, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iii) above, (v) commercial paper issued by any Person incorporated in the United States rated at least A-1 or the equivalent thereof by S&P or at least P 1 or the equivalent thereof by Moody’s and in each case maturing not more than six months after the date of acquisition by such Person, and (vi) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (i) through (v) above.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same has been amended and may hereafter be amended from time to time, 42 U.S.C. § 9601 et seq.

“Change of Control” shall mean, at any time and for any reason whatsoever, (a) Holdings shall fail to directly own 100% on a fully diluted basis of the Borrower’s Equity Interests, (b) prior to any Qualified Public Offering, Permitted Holders shall fail to have beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act) in the aggregate of at least 51% on a fully diluted basis of either the economic or voting interests in Holdings’ Equity Interests, (c) on and after a Qualified Public Offering, any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Securities Exchange Act), other than one or more Permitted Holders, shall be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act) of Equity Interests having more than 20% of the total voting power of all outstanding Equity Interests of Holdings in the election of directors, unless at such time the Permitted Holders are “beneficial owners” (as so defined) of Equity Interests of Holdings having a greater percentage of the total voting power of all outstanding Equity Interests of Holdings in the election of directors than that owned by each other “person” or “group” described above, (d) after a Qualified Public Offering has occurred, the Board of Directors of Holdings shall cease to consist of a majority of Continuing Directors or (e) a “change of control” or similar event shall occur as provided in the Subordinated Note Documents with respect to any Subordinated Notes then outstanding.

“Change of Law” shall have the meaning provided in Section 10.06.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code as in effect at the date of this Agreement and any subsequent provisions of the Code amendatory thereof, supplemental thereto or substituted therefor.

“Collateral” shall mean all property (whether real, personal or otherwise) with respect to which any security interests have been granted (or purported to be granted) pursuant to any Security Document, including, without limitation, all Pledge Agreement Collateral, all Security Agreement Collateral, all Mortgaged Properties and all cash and Cash Equivalents delivered as collateral pursuant to Section 4.02 or 10.

“Collateral Agent” shall mean the Administrative Agent acting as collateral agent for the Secured Creditors pursuant to the Security Documents.

“Collective Bargaining Agreements” shall have the meaning provided in Section 5.05.

“Commitment” shall mean any of the commitments of any Lender, i.e., whether the B Term Loan Commitment or a Revolving Loan Commitment.

“Commitment Commission” shall have the meaning provided in Section 3.01(a).

“Committed Financing” shall mean and include, at any time, (i) the Total Unutilized Revolving Loan Commitment under this Agreement at such time and (ii) other financings (including debt and common stock issuances by Holdings) permitted under this Agreement, as then in effect, for which a binding commitment to provide same, extending for at least 180 days, is then in place, which commitment, and the terms and conditions and issuer thereof, shall be reasonably satisfactory to the Administrative Agent.

“Common Equity Financing” shall have the meaning provided in Section 5.07.

“Consolidated Current Assets” shall mean, at any time, the consolidated current assets of the Borrower and its Subsidiaries at such time.

“Consolidated Current Liabilities” shall mean, at any time, the consolidated current liabilities of the Borrower and its Subsidiaries at such time, but excluding the current portion of any Indebtedness under this Agreement and the current portion of any other long-term Indebtedness which would otherwise be included therein.

“Consolidated EBITDA” shall mean, for any period, (w) Consolidated Net Income for such period; plus (x) all of the following, in each case as determined without duplication in accordance with Section 13.07(a) and to the extent deducted in calculating Consolidated Net Income for such period: (i) Interest Expense, income tax expense, depreciation and amortization, including amortization of any goodwill or other intangibles, (ii) any non-cash compensation expense resulting from the issuance of Equity Interests of Holdings to employees, directors or consultants of Holdings or any of its Subsidiaries, (iii) any other non-cash charges, (iv) any compensation expense (whether cash or non-cash) resulting from the repurchase of any Equity Interests of Holdings from employees, directors or consultants of Holdings or any of its Subsidiaries, in each case pursuant to the provisions of clause (iii) of Section 9.03, (v) any up-front fees, expenses or charges related to any equity offering, permitted investment, acquisition, disposal or incurrence of Indebtedness permitted by this Agreement (whether or not successful) and up-front fees, expenses or charges related to the Transaction (including fees paid to Kelso and/or its Affiliates in connection with the Acquisition), (vi) cash restructuring charges in an amount not exceeding $5,000,000 in the aggregate for all periods ending after the Effective Date combined, (vii) any increase in cost of sales resulting from the step-up in inventory valuation incurred as a result of purchase accounting for Permitted Acquisitions, (viii) all payments of fees pursuant to the Kelso Management Agreement and MVOC Consulting Agreement, and (ix) payments required under any Management Change of Control Agreement; minus (y) all of the following: (i) all non-cash gains to the extent included in Consolidated Net Income for such period and (ii) all Dividends paid (or deemed paid pursuant to the last sentence of Section 9.03) during such period pursuant to clauses (v), (vi) and (vii) of Section 9.03 (except to the extent (x) the amount paid with such Dividends by Holdings would not, if the respective expense or other item had been incurred directly by the Borrower, have reduced Consolidated EBITDA determined in accordance with the foregoing provisions of this definition or (y) such Dividend is paid by the Borrower in respect of an expense or other item that has resulted in, or will result in, a reduction of Consolidated EBITDA, as calculated pursuant to the following provisions of this definition; and plus or minus (as the case may be) (z) all of the following, in each case as determined without duplication in accordance with Section 13.07(a) and to the extent deducted or added in calculating Consolidated Net Income for such period: (i) adjustments resulting from foreign currency translations and (ii) gains and losses attributable to asset sales (other than sales of inventory in the ordinary course of business); provided that, notwithstanding the foregoing, (1) to the extent that any non-cash charge added back to Consolidated Net Income pursuant to any of the foregoing provisions for any period shall become a cash event during any subsequent period, the amount thereof shall be deducted from Consolidated Net Income in determining Consolidated EBITDA for such subsequent period, except, (x) in the case of compensation expense resulting from the repurchase of any Equity Interests of Holdings from employees of

Holdings or any of its Subsidiaries, to the extent permitted to be added in determining Consolidated EBITDA pursuant to the foregoing clause (x)(iv), and (y) in the case of restructuring charges, to the extent permitted to be added in determining Consolidated EBITDA pursuant to the foregoing clause (x)(vi); and (2) in determining the Consolidated Total Leverage Ratio only, Consolidated EBITDA for any period shall be calculated on a Pro forma Basis to give effect to any Acquired Entity or Business acquired during such period pursuant to a Permitted Acquisition and not subsequently sold or otherwise disposed of by Holdings or any of its Subsidiaries during such period. Notwithstanding the foregoing, determinations of Consolidated EBITDA for purposes of Sections 9.08 and 9.09 and the definition of “Applicable Margin” for any period ended on or prior to October 2, 2005 shall be made in accordance with the requirements of the definition of “Test Period” contained herein.

“Consolidated Indebtedness” shall mean, at any time, the sum of (without duplication) (i) all Indebtedness of the Borrower and its Subsidiaries (on a consolidated basis) as would be required to be reflected as debt or Capitalized Lease Obligations on the liability side of a consolidated balance sheet of the Borrower and its consolidated Subsidiaries in accordance with generally accepted accounting principles, (ii) all Indebtedness of the Borrower and its Subsidiaries of the type described in clauses (ii), (vii) and (viii) of the definition of Indebtedness and (iii) all Contingent Obligations of the Borrower and its Subsidiaries in respect of Indebtedness of any third Person of the type referred to in preceding clauses (i) and (ii); provided that the aggregate amount available to be drawn (i.e., unfunded amounts) under all letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar obligations issued for the account of the Borrower or any of its consolidated Subsidiaries (but excluding, for avoidance of doubt, all unpaid drawings or other matured monetary obligations owing in respect of such letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar obligations), shall not be included in any determination of “Consolidated Indebtedness.”

“Consolidated Interest Coverage Ratio” shall mean, for any period, the ratio of Consolidated EBITDA for such period to Consolidated Interest Expense for such period.

“Consolidated Interest Expense” shall mean, for any period, the sum of the total consolidated cash interest expense (net of any cash interest income) of the Borrower and its Subsidiaries for such period plus, without duplication, that portion of Capitalized Lease Obligations of the Borrower and its Subsidiaries representing the interest factor for such period; provided that the amortization of (i) deferred financing, legal and accounting costs with respect to this Agreement and (ii) up front fees for any incurrence or issuance of Indebtedness, in each case shall be excluded from Consolidated Interest Expense to the extent same would otherwise have been included therein. As used in the preceding sentence, the term “cash interest expense” shall include all regularly accruing interest expense (whether or not actually paid in cash during the respective period), unless the amount thereof has been or will be capitalized (whether because of respective Indebtedness was issued with “original issue discount”, has a pay-in-kind feature, or otherwise), and will not be payable in cash on a current basis. Notwithstanding anything to the contrary in the foregoing, determinations of Consolidated Interest Expense for purposes of Section 9.08 for any period ended on or prior to October 2, 2005, shall be made in accordance with the requirements of the definition of “Test Period” contained herein.

“Consolidated Net Income” shall mean, for any period, the net income (or loss) of the Borrower and its Subsidiaries for such period, determined on a consolidated basis (after any deduction for minority interests), provided that (i) in determining Consolidated Net Income, the net income (or loss) of any other Person which is not a Subsidiary of the Borrower or is accounted for by Holdings by the equity method of accounting shall be included (x) in the case of net income, only to the extent of the payment of cash dividends or cash distributions by such other Person to the Borrower or a Subsidiary thereof during such period, or (y) in the case of net loss, only to the extent of any losses actually funded (through Investments or otherwise) by the Borrower or a Subsidiary thereof during such period, and (ii) the net income of any Subsidiary of the Borrower (other than any Subsidiary Guarantor) shall be excluded to the extent that the declaration or payment of cash dividends or similar cash distributions by that Subsidiary of that net income is not at the date of determination permitted by operation of its charter or any agreement, instrument or law applicable to such Subsidiary.

“Consolidated Total Leverage Ratio” shall mean, at any time, the ratio of (x) Consolidated Indebtedness at such time to (y) Consolidated EBITDA for the Test Period then most recently ended. If the Consolidated Total Leverage Ratio is being determined for a given Test Period, Consolidated Indebtedness shall be measured on the last day of such Test Period, with Consolidated EBITDA being determined for such Test Period.

“Contingent Obligation” shall mean, as to any Person, any obligation of such Person as a result of such Person being a general partner of any other Person, unless the underlying obligation is expressly made non-recourse as to such general partner, and any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any such obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Continuing Directors” shall mean the directors of Holdings on the Effective Date, after giving effect to the Transaction and each other director if, in each case, such other director’s nomination for election to the board of directors of Holdings is recommended by at least a majority of the then Continuing Directors or such other director receives the affirmative vote of Kelso, or those Permitted Holders which then hold a majority of the voting Equity Interests in Holdings then held by all Permitted Holders, in his or her election by the shareholders of Holdings.

“Credit Agreement Party” shall mean each of Holdings and the Borrower.

“Credit Documents” shall mean this Agreement and, after the execution and delivery thereof pursuant to the terms of this Agreement, each Note, the Subsidiaries Guaranty and each Security Document.

“Credit Event” shall mean the making of any Loan or the issuance of any Letter of Credit.

“Credit Party” shall mean Holdings, the Borrower and each Subsidiary Guarantor.

“DBTCA” shall mean Deutsche Bank Trust Company Americas.

“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Designated Interest Rate Protection Agreement” shall mean each Interest Rate Protection Agreement entered into by the Borrower secured by the Security Documents.

“Dividend” shall mean, with respect to any Person, that such Person has declared or paid a dividend, distribution or returned any equity capital to its stockholders, partners or members or authorized or made any other distribution, payment or delivery of property (other than common equity of such Person) or cash to its stockholders, partners or members as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for a consideration any shares of any class of its capital stock or any partnership or membership interests outstanding on or after the Effective Date (or any options or warrants issued by such Person with respect to its Equity Interests), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for a consideration any shares of any class of the capital stock or any partnership or membership interests of such Person outstanding on or after the Effective Date (or any options or warrants issued by such Person with respect to its Equity Interests).

“Documents” shall mean the Credit Documents and the Acquisition Documents.

“Dollars” and the sign “$” shall each mean freely transferable lawful money of the United States.

“Domestic Subsidiary” shall mean each Subsidiary of the Borrower that is incorporated or organized in the United States or any State or territory thereof.

“Drawing” shall have the meaning provided in Section 2.05(b).

“Effective Date” shall have the meaning provided in Section 13.10.

“Eligible Transferee” shall mean and include a commercial bank, an insurance company, a finance company, a financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act) (other than a natural person) but in any event excluding Holdings and its Subsidiaries.

“Employment Agreements” shall have the meaning provided in Section 5.05.

“End Date” shall mean, for any Margin Reduction Period, the last day of such Margin Reduction Period.

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, notices of non-compliance or violation, investigations and/or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereafter, “Claims”), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief in connection with alleged injury or threat of injury to health, safety or the environment due to the presence of Hazardous Materials.

“Environmental Law” shall mean any Federal, state, foreign or local statute, law, rule, regulation, ordinance, code, binding guideline and rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, human health (but excluding occupational health) or Hazardous Materials, including, without limitation, CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq.; the Clean Water Act, 33 U.S.C. § 1251 et seq.; and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“Equipment” shall have the meaning provided in the Security Agreement.

“Equity Interests” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) which together with Holdings or a Subsidiary of Holdings would be deemed to be a “single employer” within the meaning of Section 414(b) or (c) of the Code and with respect to Section 412 of the Code, Sections 414 (b), (c), (m) or (o) of the Code.

“Eurodollar Loan” shall mean each Loan (other than a Swingline Loan) designated as such by the Borrower at the time of the incurrence thereof or conversion thereto.

“Eurodollar Rate” shall mean (a) the offered quotation to first-class banks in the New York interbank Eurodollar market by the Administrative Agent for Dollar deposits of amounts in immediately available funds comparable to the outstanding principal amount of the Eurodollar Loan of the Administrative Agent (in its capacity as a Lender) (or, if the Administrative Agent is not a Lender with respect thereto, such other Lender as may be selected by it) with maturities comparable to the Interest Period applicable to such Eurodollar Loan commencing two Business Days thereafter as of 10:00 A.M. (New York time) on the applicable Interest Determination Date, divided (and rounded upward to the nearest 1/16 of 1%) by (b) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves required by applicable law) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D).

“Event of Default” shall have the meaning provided in Section 10.

“Excess Cash Flow” shall mean, for any period, the remainder of (a) the sum of, without duplication, (i) Adjusted Consolidated Net Income for such period and (ii) the decrease, if any, in Adjusted Consolidated Working Capital from the first day to the last day of such period, minus (b) the sum of, without duplication, (i) the aggregate amount of all Capital Expenditures made by the Borrower and its Subsidiaries during such period (other than Capital Expenditures to the extent (x) financed with equity proceeds, Asset Sale proceeds, insurance proceeds or Indebtedness or (y) made with the then Available Retained ECF Amount), (ii) the aggregate amount of all cash payments made in respect of all Permitted Acquisitions consummated by the Borrower and its Subsidiaries during such period (other than any such payments to the extent (x) financed with equity proceeds, Asset Sale proceeds, insurance proceeds or Indebtedness or (y) made with the then Available Retained ECF Amount), (iii) the aggregate amount of permanent principal payments of Indebtedness for borrowed money of the Borrower and its Subsidiaries during such period (other than (A) repayments to the extent made with Asset Sale proceeds, equity proceeds, insurance proceeds or Indebtedness and (B) repayments of Loans, provided that repayments of Loans shall be deducted in determining Excess Cash Flow to the extent such repayments were (x) required as a result of a Scheduled B Repayment under Section 4.02(b) or (y) made as a voluntary prepayment with internally generated funds (but in the case of a voluntary prepayment of Revolving Loans or Swingline Loans, only to the extent accompanied by a voluntary reduction to the Total Revolving Loan Commitment in an amount equal to such prepayment (any such voluntary prepayment as described in this clause (y), an “Excess Voluntary Prepayment”))), and (iv) the increase, if any, in Adjusted Consolidated Working Capital from the first day to the last day of such period.

“Excess Cash Flow Payment Date” shall mean the date occurring 90 days after the last day of each fiscal year of the Borrower (commencing with the fiscal year of the Borrower ended October 2, 2005).

“Excess Cash Flow Payment Period” shall mean, with respect to any Excess Cash Flow Payment Date, the immediately preceding fiscal year of the Borrower.

“Excess Voluntary Prepayment” shall have the meaning given to such term in the definition of “Excess Cash Flow.”

“Existing Credit Agreement” shall mean the Credit Agreement, dated as of February 7, 2003, among the Borrower, BWAY Manufacturing, Inc., Armstrong Containers, Inc., the lenders party thereto, DBTCA, as administrative agent, as amended, modified or supplemented through the Initial Borrowing Date.

“Existing Indebtedness” shall have the meaning provided in Section 5.06.

“Existing Indebtedness Agreements” shall have the meaning provided in Section 5.05.

“Existing Letters of Credit” shall have the meaning provided in Section 2.01.

“Existing Other Indebtedness” shall have the meaning provided in Section 5.06.

“Existing Preferred Stock” shall mean 5,000,000 shares of preferred stock, $0.1 par value, of the Borrower, of which none are outstanding.

“Existing Senior Subordinated Notes” shall mean the collective reference to (i) the Borrower’s $200,000,000 of aggregate principal amount of 10% Senior Subordinated Notes due 2010 issued pursuant to the Existing Senior Subordinated Notes Indenture and (ii) any Additional Existing Senior Subordinated Notes.

“Existing Senior Subordinated Notes Indenture” shall mean the Indenture, dated as of November 27, 2002, between the Borrower, as issuer, and The Bank of New York, as trustee, as modified, amended or supplemented through the Initial Borrowing Date and as the same may be modified, amended or supplemented from time to time after the Initial Borrowing Date in accordance with the terms hereof and thereof.

“Existing Senior Subordinated Notes Trustee” shall mean the trustee under the Existing Senior Subordinated Notes Indenture.

“Facing Fee” shall have the meaning provided in Section 3.01(c).

“Federal Funds Rate” shall mean, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Fees” shall mean all amounts payable pursuant to or referred to in Section 3.01.

“Foreign Pension Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States by Holdings or any one or more of its Subsidiaries primarily for the benefit of employees of Holdings or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Foreign Subsidiaries” shall mean each Subsidiary of the Borrower that is organized under the laws of any jurisdiction other than the United States of America, any state thereof, the United States Virgin Islands or Puerto Rico.

“Guaranteed Creditors” shall mean and include (x) each of the Administrative Agent, the Collateral Agent, each Issuing Lender and the Lenders and (y) any Affiliate of any Lender (even if such Lender subsequently ceases to be a Lender under this Agreement for any reason) so long as such Affiliate participates in an Interest Rate Protection Agreement, and their subsequent assigns, if any, whether now in existence or hereafter arising.

“Guaranteed Obligations” shall mean (i) the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of the unpaid principal and interest on each Note issued by, and all Loans made to, the Borrower under this Agreement and all reimbursement obligations and Unpaid Drawings with respect to Letters of Credit, together with all the other obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due), indebtedness and liabilities (including, without limitation, indemnities, fees and interest (including any interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided for herein, whether or not such interest is an allowed claim in any such proceeding) thereon) of the Borrower to the Lenders, each Issuing Lender, the Administrative Agent and the Collateral Agent now existing or hereafter incurred under, arising out of or in connection with this Agreement and each other Credit Document to which the Borrower is a party and the due performance and compliance by the Borrower with all the terms, conditions and agreements contained in the Credit Agreement and in each such other Credit Document and (ii) the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due), liabilities and indebtedness (including any interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided for herein, whether or not such interest is an allowed claim in any such proceeding) of the Borrower owing under any Interest Rate Protection Agreement entered into by the Borrower with any Lender or any affiliate thereof (even if such Lender subsequently ceases to be a Lender under this Agreement for any reason) so long as such Lender or affiliate participates in such Interest Rate Protection Agreement and their subsequent assigns, if any, whether now in existence or hereafter arising, and the due performance and compliance with all terms, conditions and agreements contained therein.

“Guarantor” shall mean and include Holdings and each Subsidiary Guarantor.

“Guaranty” shall mean and include each of the Holdings Guaranty and the Subsidiaries Guaranty.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, the exposure to, or Release of which is prohibited, limited or regulated by any governmental authority under any Environmental Law.

“Holdings” shall have the meaning provided in the first paragraph of this Agreement.

“Holdings Guaranty” shall mean the guaranty of Holdings pursuant to Section 14.

“Indebtedness” shall mean, as to any Person, without duplication, (i) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money or for the deferred purchase price of property or services, (ii) the maximum amount available to be drawn under all letters of credit, bankers’ acceptances and similar obligations issued for the account of such Person and all unpaid drawings in respect of such letters of credit, bankers’ acceptances and similar obligations, (iii) all Indebtedness of the types described in clause (i), (ii), (iv), (v), (vi), (vii) or (viii) of this definition secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such Indebtedness, such Indebtedness shall be deemed to be in an amount equal to the fair market value of the property to which such Lien relates as determined in good faith by such Person), (iv) the aggregate amount of all Capitalized Lease Obligations of such Person, (v) all obligations of such Person to pay a specified purchase price for goods or services, whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (vi) all Contingent Obligations of such Person, (vii) all obligations under any Interest Rate Protection Agreement, any Other Hedging Agreement or under any similar type of agreement and (viii) all Off-Balance Sheet Liabilities of such Person. Notwithstanding the foregoing, Indebtedness shall not include trade payables and accrued expenses incurred by any Person in accordance with customary practices and in the ordinary course of business of such Person.

“Initial Borrowing Date” shall mean the date occurring on or after the Effective Date on which the initial Borrowing of Loans occurs.

“Intellectual Property” shall have the meaning provided in Section 7.20.

“Intercompany Loan” shall have the meaning provided in Section 9.05.

“Interest Determination Date” shall mean, with respect to any Eurodollar Loan, the second Business Day prior to the commencement of any Interest Period relating to such Eurodollar Loan.

“Interest Expense” shall mean the aggregate consolidated interest expense (net of interest income) of the Borrower and each Subsidiary of the Borrower in respect of Indebtedness determined on a consolidated basis in accordance with GAAP, including amortization or original issue discount on any Indebtedness and amortization of all fees payable in connection with the incurrence of such Indebtedness, including, without limitation, aggregate fees payable in respect of Letters of Credit pursuant to Sections 3.01(b), (c) and (d) (in each case, to the extent included in interest expense), the interest portion of any deferred payment obligation and the interest component of any Capitalized Lease Obligations.

“Interest Period” shall have the meaning provided in Section 1.09.

“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

“Investments” shall have the meaning provided in Section 9.05.

“Issuing Lender” shall mean each of DBTCA (except as otherwise provided in Section 12.10) and any other Lender reasonably acceptable to the Administrative Agent which agrees to issue Letters of Credit hereunder. Any Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by one or more Affiliates of such Issuing Lender (which Affiliates shall, in such event, be deemed to constitute “Issuing Lenders”).

“Joint Lead Arrangers” shall have the meaning provided in the first paragraph to this Agreement.

“Joint Venture” shall mean any Person other than an individual or a Subsidiary of the Borrower (i) in which the Borrower or any of its Subsidiaries holds or acquires an ownership interest (by way of ownership of Equity Interests or other evidence of ownership) and (ii) which is engaged in a business permitted by Section 9.13.

“Kelso” shall mean Kelso & Company, a Delaware limited partnership.

“Kelso Affiliates” shall mean the collective reference (i) any entities controlled directly or indirectly by Kelso and (ii) each of Marquard Family Partnership Ltd., John F. McGillicuddy, David M. Roderick, George L. Shinn, Prof. Dr. Dieter Spethmann, Louis and Patricia Kelso Trust, Coinvestment I, LLC, MMI Investments, LLC, U. Bertram Ellis, Jr.,

James S. Altenbach, Edward G.R. Bennett, Adelaida U. Bennett Exempt Family Trust, Charles P. Broome, Clifford Eisler, Frank O’Keefe, Paul Thompson III (Tim), Robert Grien and John Rutledge.

“Kelso Agreements” means the collective reference to the Kelso Management Agreement and the Securityholders Agreement, dated as of February 7, 2003, among Holdings, Kelso Investment Associates VI, L.P., KEP VI, LLC, Magnetite Asset Investors III, L.L.C. and the individuals named therein.

“Kelso Management Agreement” shall mean that certain Financial Advisory Agreement, dated as of February 7, 2003, between the Borrower and Kelso.

“L/C Supportable Obligations” shall mean (i) obligations of the Borrower or any of its Subsidiaries with respect to workers compensation, surety bonds and other similar statutory obligations and (ii) any other ordinary course obligations of the Borrower or any of its Subsidiaries not prohibited pursuant to the terms of this Agreement (other than obligations in respect of the Subordinated Notes).

“Leaseholds” of any Person shall mean all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

“Lender” shall mean each financial institution listed on Schedule I, as well as any Person that becomes a “Lender” hereunder pursuant to Section 1.13 or 13.04(b).

“Lender Default” shall mean (i) the refusal (which has not been retracted) or the failure of a Lender to make available its portion of any Borrowing (including any Mandatory Borrowing) required to be made by it pursuant to the terms of this Agreement or to fund its portion of any unreimbursed payment under Section 2.04(c) or (ii) a Lender having notified in writing the Borrower and/or the Administrative Agent that such Lender does not intend to comply with its obligations under Section 1.01(a), 1.01(b), 1.01(c), 1.01(e) or 2.

“Letter of Credit” shall have the meaning provided in Section 2.01(a).

“Letter of Credit Fee” shall have the meaning provided in Section 3.01(b).

“Letter of Credit Outstandings” shall mean, at any time, the sum of (i) the Stated Amount of all outstanding Letters of Credit and (ii) the aggregate amount of all Unpaid Drawings in respect of all Letters of Credit.

“Letter of Credit Request” shall have the meaning provided in Section 2.03(a).

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, and any lease having substantially the same effect as any of the foregoing).

“Loan” shall mean each Term Loan, each Revolving Loan and each Swingline Loan.

“Location” of any Person means such Person’s “location” as determined pursuant to Section 9-307 of the Uniform Commercial Code of the State of New York.

“Majority Lenders” of any Tranche shall mean those Non-Defaulting Lenders which would constitute the Required Lenders under, and as defined in, this Agreement if all outstanding Obligations of the other Tranches under this Agreement were repaid in full and all Commitments with respect thereto were terminated.

“Management Agreements” shall have the meaning provided in Section 5.05.

“Management Change of Control Agreement” shall mean those certain Change of Control Agreements (a) dated as of August 30, 2001, between the Borrower and Jean-Pierre M. Ergas, as the same may be modified, amended, extended, restated, amended and restated or supplemented from time to time, (b) dated as of August 9, 2001, between the Borrower and Messrs. Kevin C. Kern, Thomas N. Eagleson, Kenneth M. Roessler and Jeffrey M. O’Connell, respectively, and (c) dated as of May 28, 2004, between the Borrower and Thomas Linton, as the same may be modified, amended, extended, restated, amended and restated or supplemented from time to time, to the extent permitted hereunder.

“Management Investors” means the collective reference to Jean-Pierre Ergas, Ken Roessler, Kevin Kern, Tom Eagleson, Jeff O’Connell and Thomas Linton.

“Management Note” shall mean a promissory note issued by the Borrower to a holder of the capital stock of Holdings in accordance with the Securityholders’ Agreement to fund all or a portion of the purchase price paid in connection with the repurchase by Holdings of its capital stock from such holder; provided that (x) at no time shall the Borrower hold for its own account Equity Interests in Holdings and (y) each such promissory note (a) shall not require any payment of principal to be made thereunder prior to one hundred eighty (180) days after the B Term Loan Maturity Date and (b) shall be subordinated at all times in right to and time of payment to the prior payment and performance in full of all Obligations (other than contingent indemnification Obligations to the extent that no claim giving rise thereto has been asserted and remains unresolved or unsatisfied) and termination of the Commitments and this Agreement, in each case pursuant to respective terms hereof, pursuant to subordination provisions no less favorable to the Administrative Agent and the Lenders than the subordination provisions set forth in the Existing Senior Subordinated Notes Indenture or, at the request of the Borrower, such other subordination provisions as shall be acceptable to the Administrative Agent; and, provided, further, that each such repurchase is occasioned by the death, disability, retirement or termination of employment or services as a director of such holder (or any predecessor in interest of such holder).

“Mandatory Borrowing” shall have the meaning provided in Section 1.01(d).

“Margin Reduction Period” shall mean each period which shall commence on the date upon which the respective officer’s certificate is delivered pursuant to Section 8.01(f) (together with the related financial statements pursuant to Section 8.01(b) or (c), as the case may

be) and which shall end on the date of actual delivery of the next officer’s certificate pursuant to Section 8.01(f) (and related financial statements) or the latest date on which such next officer’s certificate (and related financial statements) is required to be so delivered; it being understood that the first Margin Reduction Period shall commence with the delivery of Holdings’ financial statements (and related officer’s certificate) in respect of its fiscal quarter of Holdings ended closest to December 30, 2004.

“Margin Stock” shall have the meaning provided in Regulation U.

“Material Adverse Effect” shall mean (i) a material adverse effect on the property, assets, nature of assets, business, operations, liabilities or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole or (ii) a material adverse effect (x) on the rights or remedies of the Lenders or the Administrative Agent hereunder or under any other Credit Document or (y) on the ability of any Credit Party to perform its obligations to the Lenders or the Administrative Agent hereunder or under any other Credit Document.

“Maturity Date” shall mean, with respect to the relevant Tranche of Loans, the B Term Loan Maturity Date, the Revolving Loan Maturity Date or the Swingline Expiry Date, as the case may be.

“Maximum Swingline Amount” shall mean $15,000,000.

“Minimum Borrowing Amount” shall mean (i) with respect to Term Loans, $5,000,000, (ii) with respect to Revolving Loans maintained as Eurodollar Loans, $1,000,000, (iii) with respect to Revolving Loans maintained as Base Rate Loans, $250,000 and (iv) with respect to Swingline Loans, $250,000.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall mean a mortgage, leasehold mortgage, deed of trust, leasehold deed of trust, deed to secure debt, leasehold deed to secure debt or similar security instrument.

“Mortgage Policy” shall mean a mortgage title insurance policy or a binding commitment with respect thereto.

“Mortgaged Property” shall mean any Real Property owned or leased by the Borrower or any of its Subsidiaries which is encumbered (or required to be encumbered) by a Mortgage in favor of the Collateral Agent.

“MVOC Consulting Agreement” shall mean the Consulting Agreement, dated as of July 7, 2004, by and between the Borrower and MVOC LLC, a Delaware limited liability company.

“NAIC” shall mean the National Association of Insurance Commissioners.

“NAMPAC” shall mean North America Packaging Corporation.

“Net Debt Proceeds” shall mean, with respect to any incurrence of Indebtedness for borrowed money, the cash proceeds (net of underwriting discounts and commissions and other reasonable costs associated therewith) received by the respective Person from the respective incurrence of such Indebtedness for borrowed money.

“Net Equity Proceeds” shall mean, with respect to each issuance or sale of any equity by any Person or any capital contribution to such Person, an amount in cash equal to the cash proceeds (net of underwriting discounts and commissions and other reasonable costs associated therewith) received by such Person from the respective sale or issuance of its equity or from the respective capital contribution.

“Net Insurance Proceeds” shall mean, with respect to any Recovery Event, an amount in cash equal to the cash proceeds (net of reasonable costs and any taxes incurred in connection with such Recovery Event) received by the respective Person in connection with such Recovery Event.

“Net Sale Proceeds” shall mean, for any Asset Sale, an amount in cash equal to the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from such sale of assets, net of the reasonable costs of such sale (including fees and commissions, payments of unassumed liabilities relating to the assets sold and required payments of any Indebtedness (other than Indebtedness secured pursuant to the Security Documents) which is secured by the respective assets which were sold), and the incremental taxes paid or payable as a result of such Asset Sale.

“Non-Compete Agreements” shall have the meaning provided in Section 5.05.

“Non-Defaulting Lender” and “Non-Defaulting RL Lender” shall mean and include each Lender or RL Lender, as the case may be, other than a Defaulting Lender.

“Note” shall mean each B Term Note, each Revolving Note and the Swingline Note.

“Notice of Borrowing” shall have the meaning provided in Section 1.03(a).

“Notice of Conversion/Continuation” shall have the meaning provided in Section 1.06.

“Notice Office” shall mean (i) for credit notices, the office of the Administrative Agent located at 233 South Wacker Drive, Suite 8400, Chicago. Illinois 60606, Attention: Rubin Llanes, Telephone No.: (312) 537-8897, and Telecopier No.: (312) 537-1327, and (ii) for operational notices, the office of the Administrative Agent located at 90 Hudson Street, Jersey City, New Jersey 07302, Attention: Nelson Lugaro, Telephone No.: (201) 593-2225, and Telecopier No.: (201) 593-2309, or such other office or person as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Obligations” shall mean all Obligations (as defined in the Security Agreement) owing by any Credit Party to any Secured Creditor and shall include, without limitation, all now existing or hereafter arising debts, obligations, covenants, and duties of payment or performance of every kind, matured or unmatured, direct or contingent, owing, arising, due, or payable to any Secured Creditor by any Credit Party arising out of this Agreement or any other Credit Document, including, without limitation, all obligations to repay principal or interest on the Loans and all obligations related to Letters of Credit, and to pay interest, fees, costs, charges, expenses, professional fees, and all sums chargeable to the Borrower or for which the Borrower is liable as indemnitor under the Credit Documents, whether or not evidenced by any note or other instrument.

“Off-Balance Sheet Liabilities” of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability of such Person under any Sale-Leaseback Transactions that do not create a liability on the balance sheet of such Person, (iii) any obligation under a Synthetic Lease or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.

“Other Hedging Agreements” shall mean any foreign exchange contracts, currency swap agreements, commodity agreements or other similar arrangements, or arrangements designed to protect against fluctuations in currency values or commodity prices.

“Participant” shall have the meaning provided in Section 2.04(a).

“Patriot Act” shall have the meaning provided in Section 13.17.

“Payment Office” shall mean the office of the Administrative Agent located at 90 Hudson Street, Jersey City, New Jersey 07302 or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Permitted Acquisition” shall mean the acquisition by the Borrower or a Wholly-Owned Domestic Subsidiary of the Borrower which is a Subsidiary Guarantor of an Acquired Entity or Business (including by way of merger of such Acquired Entity or Business with and into the Borrower (so long as the Borrower is the surviving corporation) or a Wholly-Owned Domestic Subsidiary of Holdings which is a Subsidiary Guarantor (so long as the Subsidiary Guarantor is the surviving corporation)), provided that (in each case) (A) the consideration paid or to be paid by the Borrower or such Wholly-Owned Domestic Subsidiary consists solely of cash (including proceeds of Revolving Loans or Swingline Loans), the issuance or incurrence of Indebtedness otherwise permitted by Section 9.04 and the assumption/acquisition of any Indebtedness (calculated at face value) which is permitted to remain outstanding in accordance with the requirements of Section 9.04, (B) in the case of the acquisition of 100% of the Equity Interests of any Person (including by way of merger), such Person shall own no Equity Interests of any other Person unless (x) such Person owns 100% of the Equity Interests of such other Person, (y)(1) such Person and/or its Wholly-Owned Subsidiaries own 80% of the consolidated assets of such Person and its Subsidiaries and (2) any non-Wholly-Owned Subsidiary of such

Person was a non-Wholly-Owned Subsidiary of such Person prior to the date of such Permitted Acquisition of such Person or (z) such Capital Stock constitutes a de minimis holding of such Person in such other Person, (C) all of the business, division or product line acquired pursuant to the respective Permitted Acquisition, and the material business of the Person acquired pursuant to the respective Permitted Acquisition and its Subsidiaries taken as a whole, is in the United States, except that not more than 15% of the consolidated assets or business of the Acquired Entity or Business acquired pursuant to the respective Permitted Acquisition, as reasonably determined by the Borrower in good faith, may be located outside the United States, (D) the Acquired Entity or Business acquired pursuant to the respective Permitted Acquisition is in a business permitted by Section 9.13 and (E) all applicable requirements of Sections 8.15, 9.02 and 9.14 applicable to Permitted Acquisitions are satisfied. Notwithstanding anything to the contrary contained above, (x) a Permitted Acquisition of 100% of the Equity Interests of a Person may be effected by means of a multiple-step transaction, but only so long as such acquisition is effected by means of a Two-Step Permitted Acquisition (complying with all requirements of the definition thereof) and, in any event, all requirements set forth above in this definition of Permitted Acquisition shall in any event be satisfied, except that the requirement of 100% ownership of Equity Interests of the Target need not be satisfied until the earlier to occur of the consummation of the subsequent merger or share acquisition or acquisitions referenced in the definition of Two-Step Permitted Acquisition or the date which occurs 180 days after the consummation of the first step of the Two-Step Permitted Acquisition, and (y) an acquisition which does not otherwise meet the requirements set forth above in the definition of “Permitted Acquisition” shall constitute a Permitted Acquisition if, and to the extent, the Required Lenders agree in writing, prior to the consummation thereof, that such acquisition shall constitute a Permitted Acquisition for purposes of this Agreement.

“Permitted Encumbrance” shall mean, with respect to any Mortgaged Property, such exceptions to title as are set forth in the Mortgage Policy delivered with respect thereto, all of which exceptions must be acceptable to the Administrative Agent in its reasonable discretion.

“Permitted Holders” shall mean (i) Kelso, (ii) any Kelso Affiliates, (iii) Magnetite Asset Investors LLC and (iv) any Management Investors, and their respective Permitted Transferees.

“Permitted Liens” shall have the meaning provided in Section 9.01.

“Permitted Transferees” shall mean (a) in the case of Kelso, (i) any Kelso Affiliate, (ii) any managing director, general partner, limited partner, director, officer or employee of Kelso or any Kelso Affiliate (collectively, the “Kelso Associates”), (iii) the heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of any Kelso Associate and (iv) any trust, the beneficiaries of which, or a corporation or partnership, the stockholders or partners of which, include only a Kelso Associate, his or her spouse, parents, siblings, members of his or her immediate family (including adopted children) and/or direct lineal descendants; and (b) in the case of any Management Investors, (i) his or her executor, administrator, testamentary trustee, legatee or beneficiaries, (ii) his or her spouse, parents, siblings, members of his or her immediate family (including adopted children) and/or direct lineal descendants or (iii) a trust, the beneficiaries of which, or a corporation or partnership, the stockholders or partners of which, include only the Management Investor, as the case may be, and his or her spouse, parents, siblings, members of his or her immediate family (including adopted children) and/or direct lineal descendants.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” shall mean any pension plan as defined in Section 3(2) of ERISA other than a Foreign Plan, which is maintained or contributed to by (or to which there is an obligation to contribute of) Holdings or a Subsidiary of Holdings or an ERISA Affiliate or with respect to which Holdings, a Subsidiary of Holdings or an ERISA Affiliate may have any liability.

“Pledge Agreement” shall have the meaning provided in Section 5.10.

“Pledge Agreement Collateral” shall mean all “Collateral” as defined in the Pledge Agreement.

“Pledgee” shall have the meaning provided in the Pledge Agreement.

“Post-Closing Period” shall have the meaning provided in Section 8.15(a).

“Prime Lending Rate” shall mean the rate which the Administrative Agent announces from time to time as its prime lending rate, the Prime Lending Rate to change when and as such prime lending rate changes. The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer by the Administrative Agent, which may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.

“Pro forma Basis” shall mean, in connection with any calculation of compliance with any financial covenant or financial term, the calculation thereof after giving effect on a pro forma basis to (x) the incurrence of any Indebtedness (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness or to finance a Permitted Acquisition) after the first day of the relevant Calculation Period as if such Indebtedness had been incurred (and the proceeds thereof applied) on the first day of the relevant Calculation Period, (y) the permanent repayment of any Indebtedness (other than revolving Indebtedness except to the extent accompanied by a corresponding permanent commitment reduction) after the first day of the relevant Calculation Period as if such Indebtedness had been retired or redeemed on the first day of the relevant Calculation Period and/or (z) the Permitted Acquisition, if any, then being consummated as well as any other Permitted Acquisition consummated after the first day of the relevant Calculation Period and on or prior to the date of the respective Permitted Acquisition then being effected, as the case may be, with the following rules to apply in connection therewith:

(i) all Indebtedness (x) (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness or to finance a Permitted Acquisition) incurred or issued after the first day of the relevant Calculation Period (whether incurred to finance a Permitted Acquisition, to refinance Indebtedness or otherwise) shall be deemed to have been incurred or issued (and the proceeds thereof applied) on the first day of the respective Calculation Period and remain outstanding through the date of determination and (y) (other than revolving Indebtedness except to the extent accompanied by a corresponding permanent commitment reduction) permanently retired or redeemed after the first day of the relevant Calculation Period shall be deemed to have been retired or redeemed on the first day of the respective Calculation Period and remain retired through the date of determination;

(ii) all Indebtedness assumed to be outstanding pursuant to preceding clause (i) shall be deemed to have borne interest at (x) the rate applicable thereto, in the case of fixed rate indebtedness, or (y) at the rate which would have been applicable thereto on the last day of the respective Calculation Period, in the case of floating rate Indebtedness (although interest expense with respect to any Indebtedness for periods while same was actually outstanding during the respective period shall be calculated using the actual rates applicable thereto while same was actually outstanding); and

(iii) in making any determination of Consolidated EBITDA, pro forma effect shall be given to any Permitted Acquisition consummated during the periods described above (excluding that portion of the assets or business acquired pursuant to any Permitted Acquisition which has been sold or disposed of thereafter and prior to the date of the respective determination), with such Consolidated EBITDA to be determined as if such Permitted Acquisition (or the relevant portion thereof) was consummated on the first day of the relevant Calculation Period. Pro forma calculations for any fiscal period ending on or prior to the first anniversary of a Permitted Acquisition may include adjustments to reflect operating expense reductions reasonably expected to result from such Permitted Acquisition, less the amount of costs reasonably expected to be incurred by the Borrower and its Subsidiaries to achieve such cost savings, to the extent that the Borrower delivers to the Administrative Agent, (i) a certificate of the Chief Financial Officer of the Borrower setting forth such operating expense reductions and the costs to achieve such reductions and (ii) information and calculations supporting in reasonable detail such estimated operating expense reductions and the costs to achieve such reductions; provided that the aggregate amount of such adjustments shall not exceed, with respect to any Permitted Acquisition, 20% of the EBITDA (determined on a consolidated basis and consistent with the definition of “Consolidated EBITDA”) of the Acquired Entity or Business to be acquired in connection therewith for the four consecutive fiscal quarters of such Acquired Entity or Business ended on the last day of the most recently ended fiscal quarter of such Acquired Entity or Business for which financial statements are available.

“Projections” shall have the meaning provided in Section 5.14.

“Qualified Preferred Stock” means any preferred capital stock of Holdings so long as the terms of any such preferred capital stock (x) do not contain any mandatory put, redemption, repayment, sinking fund or other similar provision prior to June 30, 2012, or, if later, the first anniversary of the then latest Maturity Date then in effect (determined without regard to the proviso to the definition of “B Term Loan Maturity Date” or any similar provision of any other defined term which is a component of the definition of “Maturity Date” contained herein) and (y) do not require the cash payment of dividends or distributions at any time that such cash payment is not permitted under this Agreement or would result in a Default or Event of Default hereunder.

“Qualified Public Offering” shall mean an underwritten public offering of the common stock of Holdings which generates cash proceeds of at least $50,000,000.

“Quarterly Payment Date” shall mean the last Business Day of each September, December, March and June occurring after the Initial Borrowing Date, commencing on June 30, 2004.

“Real Property” of any Person shall mean all the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

“Recovery Event” shall mean the receipt by the Borrower or any of its Subsidiaries of any cash insurance proceeds or condemnation awards payable (i) by reason of theft, loss, physical destruction, damage, taking or any other similar event with respect to any property or assets of the Borrower or any of its Subsidiaries (but not by reason of any loss of revenues or interruption of business or operations caused thereby) and (ii) under any policy of insurance required to be maintained under Section 8.03, in each case to the extent such proceeds or awards do not constitute reimbursement or compensation for amounts previously paid by the Borrower or any of its Subsidiaries in respect of any such event.

“Refinancing” shall mean the repayment of all outstanding loans and all other obligations (and the termination of all commitments) under the Existing Credit Agreement as described in Section 5.07.

“Refinancing Subordinated Notes” shall mean unsecured subordinated notes issued pursuant to the Refinancing Subordinated Notes Indenture (including any Additional Refinancing Subordinated Notes issued after the original date of issuance of Refinancing Subordinated Notes) issued for the purposes described in Section 9.04(iv) (with the original such issue of Refinancing Subordinated Notes to be used to refinance, in whole (or at least a majority of the then outstanding aggregate principal amount if the refinancing is pursuant to a tender offer for Existing Senior Subordinated Notes), the Existing Senior Subordinated Notes then outstanding), as such Refinancing Subordinated Notes may be exchanged for substantially similar unsecured subordinated notes that have been registered under the Securities Act; provided that such notes (w) shall be on market terms and conditions (including as to covenants and events of default) as in effect at the time of initial issuance thereof, (x) shall not have a maturity date earlier than December 30, 2011 (or, if later, the six-month anniversary of the then latest Maturity Date then in effect (determined without regard to the proviso to the definition of “B Term Loan Maturity Date” or any similar provision in any other defined term which is a component of the definition of “Maturity Date” contained herein)), (y) shall be subordinated to the Indebtedness incurred pursuant to the Credit Agreement on market terms and conditions as in effect at the time of initial issuance thereof, which, in any event are not less favorable to the Lenders in any respect than those contained in the Existing Senior Subordinated Notes Indenture and (z) shall have no required amortization, sinking fund payments, mandatory prepayments or redemptions, or mandatory offers to purchase, in each case prior to the maturity date thereof except that the Refinancing Subordinated Notes may have mandatory offers to purchase based upon “changes of control” and/or “asset dispositions” on terms substantially similar to those contained in the Existing Senior Subordinated Notes Indenture (and which, in the case of asset dispositions, permit repayment of Indebtedness pursuant to this Agreement before requiring a mandatory offer to purchase the Refinancing Subordinated Notes).

“Refinancing Subordinated Notes Indenture” shall mean the indenture entered into with respect to the Refinancing Subordinated Notes, and pursuant to which same shall be issued.

“Register” shall have the meaning provided in Section 13.15.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Release” shall mean actively or passively disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring, seeping, migrating or the like, into or upon any land or water or air, or otherwise entering into the indoor or outdoor environment.

“Replaced Lender” shall have the meaning provided in Section 1.13.

“Replacement Lender” shall have the meaning provided in Section 1.13.

“Reportable Event” shall mean an event described in Section 4043(c) of ERISA with respect to a Plan that is subject to Title IV of ERISA other than those events as to which the 30-day notice period is waived under subsection .22, .23, .25, .27 or .28 of PBGC Regulation Section 4043.

“Required Lenders” shall mean Non-Defaulting Lenders the sum of whose outstanding Term Loans and Revolving Loan Commitments (or after the termination thereof, outstanding Revolving Loans and RL Percentages of (x) outstanding Swingline Loans and (y) Letter of Credit Outstandings) represent an amount greater than 50% of the sum of (i) all outstanding Term Loans of Non-Defaulting Lenders and (ii) the Total Revolving Loan Commitment less the Revolving Loan Commitments of all Defaulting Lenders (or after the termination thereof, the sum of then total outstanding Revolving Loans of Non-Defaulting Lenders and the aggregate RL Percentages of all Non-Defaulting Lenders of the total outstanding Swingline Loans and Letter of Credit Outstandings at such time).

“Returns” shall have the meaning provided in Section 7.09.

“Revolving Loan” shall have the meaning provided in Section 1.01(b).

“Revolving Loan Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name in Schedule I directly below the column entitled “Revolving Loan Commitment,” as same may be (x) reduced from time to time or terminated pursuant to Sections 3.02, 3.03 and/or 10, as applicable, or (y) adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 1.13 or 13.04(b).

“Revolving Loan Maturity Date” shall mean June 30, 2009.

“Revolving Note” shall have the meaning provided in Section 1.05(a).

“RL Lender” shall mean each Lender with a Revolving Loan Commitment or with outstanding Revolving Loans or a Participation in any outstanding Letter of Credit.

“RL Percentage” of any RL Lender at any time shall mean a fraction (expressed as a percentage) the numerator of which is the Revolving Loan Commitment of such RL Lender at such time and the denominator of which is the Total Revolving Loan Commitment at such time, provided that if the RL Percentage of any RL Lender is to be determined after the Total Revolving Loan Commitment has been terminated, then the RL Percentages of such RL Lender shall be determined immediately prior (and without giving effect) to such termination.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of the McGraw Hill Company, Inc., and any successor owner of such division.

“Sale-Leaseback Transaction” means any arrangements with any Person providing for the leasing by the Borrower or any of its Subsidiaries of real or personal property which has been or is to be sold or transferred by the Borrower or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person in connection therewith.

“Scheduled B Repayment” shall have the meaning provided in Section 4.02(b).

“Scheduled B Repayment Date” shall have the meaning provided in Section 4.02(b).

“SEC” shall have the meaning provided in Section 8.01(h).

“Section 4.04(b)(ii) Certificate” shall have the meaning provided in Section 4.04(b)(ii).

“Secured Creditors” shall have the meaning assigned that term in the respective Security Documents.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Security Agreement” shall have the meaning provided in Section 5.11.

“Security Agreement Collateral” shall mean all “Collateral” as defined in the Security Agreement.

“Security Document” shall mean and include each of the Security Agreement, the Pledge Agreement, each Mortgage and, after the execution and delivery thereof, each Additional Security Document.

“Securityholders’ Agreement” shall mean the Securityholders’ Agreement dated as of February 7, 2003 among Holdings and the other parties thereto, as the same may be amended, amended and restated, modified or supplemented from time to time.

“Shareholders’ Agreements” shall have the meaning provided in Section 5.05.

“Specified Default” shall mean (x) any Default or Event of Default known to the Borrower and (y) whether or not known to the Borrower, any Default or Event of Default under Section 10.01 or 10.05, as well as any Event of Default under Section 10.03 as a result of a violation of Section 9.08 or 9.09.

“Start Date” shall mean, with respect to any Margin Reduction Period, the first day of such Margin Reduction Period.

“Stated Amount” of each Letter of Credit shall mean, at any time, the maximum amount available to be drawn thereunder (in each case determined without regard to whether any conditions to drawing could then be met).

“Subordinated Note Documents” shall mean (x) in the case of the Existing Senior Subordinated Notes, the Existing Senior Subordinated Notes and the Existing Senior Subordinated Notes Indenture, and (y) in the case of any Refinancing Subordinated Notes, such Refinancing Subordinated Notes and any indenture or other agreement relating thereto.

“Subordinated Notes” shall mean the Existing Senior Subordinated Notes and, after any issuance thereof, the Refinancing Subordinated Notes.

“Subsidiaries Guaranty” shall mean the Subsidiaries Guaranty in the form of Exhibit I, as amended, modified, restated and/or supplemented from time to time in accordance with the terms hereof and thereof.

“Subsidiary” shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% Equity Interest at the time.

“Subsidiary Guarantor” shall mean each Domestic Subsidiary in existence on the Initial Borrowing Date (after giving effect to the Transaction), as well as each Domestic Subsidiary established, created or acquired after the Initial Borrowing Date which becomes a party to the Subsidiaries Guaranty in accordance with the requirements of this Agreement or the provisions of the Subsidiaries Guaranty.

“Supermajority Lenders” of any Tranche shall mean those Non-Defaulting Lenders which would constitute the Required Lenders under, and as defined in, this Agreement if (x) all outstanding Obligations of the other Tranches under this Agreement were repaid in full and all Commitments with respect thereto were terminated and (y) the percentage “50%” contained therein were changed to “66 2/3%.”

“Swingline Expiry Date” shall mean that date which is five Business Days prior to the Revolving Loan Maturity Date.

“Swingline Lender” shall mean DBTCA for so long as DBTCA is the Administrative Agent hereunder and thereafter shall mean the successor Administrative Agent in its individual capacity; provided that any resigning Administrative Agent shall retain all of its rights with respect to any Swingline Loans made by it prior to such resignation.

“Swingline Loan” shall have the meaning provided in Section 1.01(c).

“Swingline Note” shall have the meaning provided in Section 1.05(a).

“Syndication Date” shall mean that date upon which the Administrative Agent reasonably determines (and notifies the Borrower) that the primary syndication (and resultant addition of Persons as Lenders pursuant to Section 13.04(b)) has been completed.

“Synthetic Lease” means a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

“Target” shall have the meaning provided such term in the definition of Two-Step Permitted Acquisition.

“Tax Sharing Agreements” shall have the meaning provided in Section 5.05.

“Taxes” shall have the meaning provided in Section 4.04(a).

“Term Loan” shall mean the B Term Loans.

“Test Date” shall mean, with respect to any Start Date, the last day of the most recent fiscal quarter of the Borrower ended immediately prior to such Start Date.

“Test Period” shall mean each period of four consecutive fiscal quarters of Holdings then last ended (in each case taken as one accounting period). Notwithstanding anything to the contrary contained above or in Section 13.07 or otherwise required by United States generally accepted accounting principles, for purposes of any calculation of Consolidated Interest Expense pursuant to Section 9.08 and Consolidated EBITDA required in determining the Consolidated Total Leverage Ratio for any Test Period (as defined in the preceding sentence) ending on or prior to October 2, 2005, any calculations of (x) Consolidated Interest Expense required in determining compliance with Section 9.08 to be made, with respect to any fiscal quarter ended on or prior to October 3, 2004, using the deemed (or pro forma) Consolidated Interest Expense for such fiscal quarter set forth in the immediately succeeding sentence and (y) Consolidated EBITDA required in determining the Consolidated Total Leverage Ratio (including for purposes of the Applicable Margin) to be made, with respect to any fiscal quarter ended on or prior to October 3, 2004, using the deemed (or pro forma) Consolidated EBITDA for such fiscal quarter set forth in the second succeeding sentence. To the extent the respective Test Period (i) includes the fiscal quarter of Holdings ended September 28, 2003, Consolidated Interest Expense for such fiscal quarter shall be deemed to be $7.4 million, (ii) includes the fiscal quarter of Holdings ended January 4, 2004, Consolidated Interest Expense for such fiscal quarter shall be deemed to be $7.4 million, (iii) includes the fiscal quarter of Holdings ended April 4, 2004, Consolidated Interest Expense for such fiscal quarter shall be deemed to be $7.4 million, (iv) includes the fiscal quarter of Holdings ended July 4, 2004, Consolidated Interest Expense for such fiscal quarter shall be deemed to be $7.4 million and (v) includes the fiscal quarter of Holdings ended October 3, 2004, actual Consolidated Interest Expense for such fiscal quarter shall be used; provided that if the Initial Borrowing Date occurs after the first day of such fiscal quarter, then Consolidated Interest Expense shall be adjusted (as agreed by the Borrower and the Administrative Agent in good faith) to equal the amount that Consolidated Interest Expense would have been had the Initial Borrowing Date occurred, and the Acquisition been consummated, on the first day of such fiscal quarter. To the extent the respective Test Period (i) includes the fiscal quarter of Holdings ended September 28, 2003, Consolidated EBITDA for such fiscal quarter shall be deemed to be $20.0 million, (ii) includes the fiscal quarter of Holdings ended January 4, 2004, Consolidated EBITDA for such fiscal quarter shall be deemed to be $19.8 million, (iii) includes the fiscal quarter of Holdings ended April 4, 2004, Consolidated EBITDA for such fiscal quarter shall be deemed to be $21.9 million, (iv) includes the fiscal quarter of the Borrower ended July 4, 2004, Consolidated EBITDA shall be determined using actual Consolidated EBITDA for such fiscal quarter, but determined on a pro forma basis as if the Acquisition had occurred on the first day of such fiscal quarter (with the adjustments to be used in determining said pro forma Consolidated EBITDA for such fiscal quarter to be consistent with the adjustments shown in the Projections and to be reasonably satisfactory to the Borrower and the Administrative Agent) and (v) includes the fiscal quarter of the Borrower ended October 3, 2004 actual Consolidated EBITDA for such fiscal quarter shall be used; provided that if the Initial Borrowing Date occurs after the first day of such fiscal quarter, then Consolidated EBITDA for such fiscal quarter shall be determined on a pro forma basis as if the Acquisition had occurred on the first day of such fiscal quarter (with the adjustments to be used in determining said pro forma Consolidated EBITDA for such fiscal quarter to be consistent with the adjustments shown in the Projections and to be reasonably satisfactory to the Borrower and the Administrative Agent); provided, further, that with respect to the foregoing, that any additional adjustments required by the definition of Pro forma Basis for occurrences after the Initial Borrowing Date shall also be made.

“Total B Term Loan Commitment” shall mean, at any time, the sum of the B Term Loan Commitments of each of the Lenders at such time.

“Total Commitment” shall mean, at any time, the sum of the Commitments of each of the Lenders at such time.

“Total Revolving Loan Commitment” shall mean, at any time, the sum of the Revolving Loan Commitments of each of the Lenders at such time.

“Total Unutilized Revolving Loan Commitment” shall mean, at any time, an amount equal to the remainder of (x) the Total Revolving Loan Commitment then in effect less (y) the sum of the aggregate principal amount of all Revolving Loans and Swingline Loans then outstanding plus the aggregate amount of all Letter of Credit Outstandings.

“Tranche” shall mean the respective facility and commitments utilized in making Loans hereunder, with there being three separate Tranches, i.e., B Term Loans, Revolving Loans and Swingline Loans.

“Transaction” shall mean, collectively, (i) the consummation of the Acquisition, (ii) the consummation of the Refinancing, (iii) the entering into of the Credit Documents and the incurrence of Loans on the Initial Borrowing Date and (iv) the payment of all fees and expenses in connection with the foregoing.

“Two-Step Permitted Acquisition” shall mean the acquisition by the Borrower or any Wholly-Owned Subsidiary of the Borrower of 100% of the Equity Interests of any Person (a “Target”) not already a Subsidiary of the Borrower by way of (x) an initial acquisition of not less than 51% of the voting Equity Interests of such Target and (y) a subsequent merger of the Target with and into the Borrower or a Wholly-Owned Subsidiary of the Borrower or a subsequent acquisition or acquisitions of all remaining outstanding Equity Interests of the Target; provided, that (i) any such Two-Step Permitted Acquisition shall be effected in accordance with the definition of Permitted Acquisition and (ii) the subsequent merger or share acquisition or acquisitions to be effected as part of such Two-Step Permitted Acquisition shall be consummated as soon as practicable after the consummation of the initial acquisition of Equity Interests, but in any event within 180 days thereafter and (iii) prior to the consummation of the initial acquisition of Equity Interests in any Two-Step Permitted Acquisition, the Borrower or its respective Subsidiary shall have available to it sufficient Committed Financing to effect such Two-Step Permitted Acquisition (and to make all payments owing in connection with all steps thereof).

“Type” shall mean the type of Loan determined with regard to the interest option applicable thereto, i.e., whether a Base Rate Loan or a Eurodollar Loan.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

“Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the value of the accumulated plan benefits under the Plan determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the fair market value of all plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contribution).

“United States” and “U.S.” shall each mean the United States of America.

“Unpaid Drawing” shall have the meaning provided in Section 2.05(a).

“Unutilized Revolving Loan Commitment” shall mean, with respect to any Lender at any time, such Lender’s Revolving Loan Commitment at such time less the sum of (i) the aggregate outstanding principal amount of all Revolving Loans made by such Lender at such time and (ii) such Lender’s RL Percentage of the Letter of Credit Outstandings at such time.

“Wholly-Owned Domestic Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is incorporated or organized in the United States or any State or territory thereof.

“Wholly-Owned Subsidiary” shall mean, as to any Person, (i) any corporation 100% of whose capital stock is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person owns 100% of the Equity Interests at such time.

SECTION 12. The Administrative Agent.

12.01 Appointment. (a) Each Lender hereby irrevocably designates and appoints (x) DBTCA as Administrative Agent for such Lender (for purposes of this Section 12, the term “Administrative Agent” shall mean DBTCA in its capacities as Administrative Agent and as Collateral Agent hereunder and pursuant to the Security Documents) and (y) Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc. as Joint Lead Arrangers for such Lender, each to act as specified herein and in the other Credit Documents, and each such Lender hereby irrevocably authorizes the Administrative Agent and each Joint Lead Arranger to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to or required of the Administrative Agent or such Joint Lead Arranger, as the case may be, by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. Each of the Agents may perform any of their respective duties under this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein by or through its respective officers, directors, agents, employees or affiliates (it being understood and agreed, for avoidance of doubt and without limiting the generality of the foregoing, that the Administrative Agent and/or Collateral Agent may perform any of its duties under the Security Documents by or through one or more of its affiliates).

(b) The provisions of this Section 12 are solely for the benefit of the Agents and the Lenders, and neither the Borrower nor any of its Subsidiaries shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, each Agent shall act solely as agent for the Lenders, and each Agent assumes no (and shall not be deemed to have assumed any) obligation or relationship of agency or trust with or for the Borrower or any of its Subsidiaries.

12.02 Nature of Duties. No Agent shall have any duties or responsibilities except those expressly set forth in this Agreement and in the other Credit Documents. Neither any Agent nor any of its officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by it hereunder or under any other Credit Document or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). The duties of the Agents shall be mechanical and administrative in nature; no Agent shall have by reason of this Agreement or any other Credit Document a fiduciary relationship in respect of any Lender or the holder of any Note and nothing in this Agreement or in any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein, provided that the Agents shall be deemed to be a trustee and stand in a fiduciary relationship with respect to the Lenders and the holders of Notes for purposes of any Security Document governed by the laws of a jurisdiction located outside the United States where the Agents shall determine, based on advice of local counsel, that same is necessary or desirable for purposes of realizing the benefits intended to be conferred pursuant to such Security Document, and the Lenders hereby irrevocably designate each of the Agents as their trustee for such purpose and authorize each of the Agents to at any time and from time to time take all actions (including, without limitation, making demand for all amounts then due and payable and the exercise of other remedies) on their behalf in accordance with the terms of such Security Document without the necessity of any notice to or further consent from any Lender, and the Lenders hereby agree to indemnify the Agents (and each of their respective officers, directors, trustees, employees, representatives and agents) and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including reasonable attorneys’ and consultants’ fees and disbursements) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, the taking of any action or any omission to take action under any such Security Document unless such action is taken or omitted to be taken with gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

12.03 Certain Rights of the Agents. The Agents shall have the right to request instructions from the Required Lenders at any time. If any Agent shall request instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, such Agent shall be entitled to refrain from such act or taking such action unless and until such Agent shall have received instructions from the Required Lenders; and such Agent shall not incur liability to any Lender by reason of so refraining. Without limiting the foregoing, neither any Lender nor the holder of any Note shall have any right of action whatsoever against any Agent or any of its employees, directors, officers, agents or affiliates as a result of such Agent or such other person acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders.

12.04 Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected (and shall have no liability to any Person) in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order, telephone message or other document or conversation that such Agent believed, in the absence of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision), to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Credit Document and its duties hereunder and thereunder, upon advice of counsel selected by such Agent (which may be counsel for the Credit Parties) and, with respect to other matters, upon advice of independent public accountants or other experts selected by it.

12.05 Notice of Default, etc. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless such Agent has actually received written notice from a Lender or either Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that any Agent receives such a notice, such Agent shall give prompt notice thereof to the Lenders. The Agents shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that, unless and until any Agent shall have received such directions, such Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders (as determined by such Agent in its sole discretion).

12.06 Nonreliance on Agents and Other Lenders. Independently and without reliance upon any Agent, each Lender and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make its own independent investigation of the financial condition and affairs of the Holdings and its Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and, except as expressly provided in this Agreement, no Agent shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. No Agent or their respective affiliates nor any of their respective officers, directors, agents or employees shall be responsible to any Lender or the holder of any Note for, or be required or have any duty to ascertain, inquire or verify the accuracy of, (i) any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith, (ii) the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of this Agreement or any other Credit Document, (iii) the financial condition of the Holdings and any of its Subsidiaries, (iv) the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, (v) the satisfaction of any of the conditions precedent set forth in Section 5 or 6, or (vi) the existence or possible existence of any Default or Event of Default.

12.07 Indemnification. (a) To the extent any Agent (or any affiliate thereof) is not reimbursed and indemnified by the Borrower, the Lenders will reimburse and indemnify such Agent (and any affiliate thereof) in proportion to their respective “percentages” as used in determining the Required Lenders (determined as if there were no Defaulting Lenders), for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by such Agent (or any affiliate thereof) in performing its respective duties hereunder or under any other Credit Document or in any way relating to or arising out of this Agreement or any other Credit Document, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(b) Any Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Credit Document (except actions expressly required to be taken by it hereunder or under the Credit Documents) unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

(c) The agreements in this Section 12.07 shall survive the payment of all Obligations.

12.08 Agents in their Individual Capacities. With respect to its obligation to make Loans, or issue or participate in Letters of Credit, under this Agreement, each Agent shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lender,” “Required Lenders,” “Supermajority Lenders,” “Majority Lenders,” “holders of Notes” or any similar terms shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Each Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to, any Credit Party or any Affiliate of any Credit Party (or any Person engaged in a similar business with any Credit Party or any Affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from any Credit Party or any Affiliate of any Credit Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

12.09 Holders. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent. Any request, authority or consent of any Person or entity who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

12.10 Resignation of the Agents. (a) The Administrative Agent may resign from the performance of all its functions and duties hereunder and/or under the other Credit Documents (including, without limitation, its functions and duties as Collateral Agent) at any time by giving 30 Business Days’ prior written notice to the Lenders and, unless a Default or an Event of Default under Section 10.05 then exists, the Borrower. Any such resignation by an Agent hereunder shall also constitute its resignation (if applicable) as an Issuing Lender and Swingline Lender, in which case the resigning Agent (x) shall not be required to issue any further Letters of

Credit or make any additional Swingline Loans hereunder and (y) shall maintain all of its rights as Issuing Lender or Swingline Lender, as the case may be, with respect to any Letter of Credit issued by it, or Swingline Loans made by it, prior to the date of such resignation. Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below or as otherwise provided below.

(b) Upon any such notice of resignation by the Administrative Agent, the Required Lenders shall appoint a successor Administrative Agent hereunder and/or under the other Credit Documents who shall be a commercial bank or trust company acceptable to the Borrower, which acceptance shall not be unreasonably withheld or delayed (provided that the Borrower’s approval shall not be required if an Event of Default then exists).

(c) If a successor Administrative Agent shall not have been so appointed within such 30 Business Day period, the Administrative Agent, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed, provided that the Borrower’s consent shall not be required if an Event of Default then exists), shall then appoint a successor Administrative Agent who shall serve as Administrative Agent hereunder and/or under the other Credit Documents until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(d) If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by the 30th Business Day after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Credit Document until such time, if any, as the Lenders appoint a successor Administrative Agent as provided above.

(e) Upon a resignation of any Agent pursuant to this Section 12.10, such Agent shall remain indemnified to the extent provided in this Agreement and the other Credit Documents and the provisions of this Section 12 shall continue in effect for the benefit of such Agent for all of its actions and inactions while serving as such Agent..

12.11 Collateral Matters. (a) Each Lender authorizes and directs the Collateral Agent to enter into the Security Documents for the benefit of the Lenders and the other Secured Creditors. Each Lender hereby agrees, and each holder of any Note or participant in Letters of Credit by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement or the Security Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents.

(b) The Lenders hereby authorize the Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by the Collateral Agent upon any Collateral

(i) upon termination of the Commitments and payment and satisfaction of all of the Obligations at any time arising under or in respect of this Agreement or the Credit Documents or the transactions contemplated hereby or thereby, (ii) constituting property being sold or otherwise disposed of (to Persons other than the Holdings and its Subsidiaries) upon the sale or other disposition thereof in compliance with Section 9.02, (iii) if approved, authorized or ratified in writing by the Required Lenders (or all of the Lenders hereunder, to the extent required by Section 13.12) or (iv) as otherwise may be expressly provided in the relevant Security Documents. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 12.11.

(c) The Collateral Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by either Borrower or any of its Subsidiaries or is cared for, protected or insured or that the Liens granted to the Collateral Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 12.11 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

12.12 Delivery of Information. The Administrative Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Administrative Agent from either Holdings, Borrower, any Subsidiary, the Required Lenders, any Lender or any other Person under or in connection with this Agreement or any other Credit Document except (i) as specifically provided in this Agreement or any other Credit Document and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of the Administrative Agent at the time of receipt of such request and then only in accordance with such specific request.

SECTION 13. Miscellaneous.

13.01 Payment of Expenses, etc. The Borrower hereby agrees to: (i) whether or not the transactions herein contemplated are consummated, pay all reasonable out-of-pocket costs and expenses of the Agents (including, without limitation, the reasonable fees and disbursements of White & Case LLP and the Agents’ other counsel and consultants) in connection with the preparation, execution and delivery of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein, the administration hereof and thereof and any amendment, waiver or consent relating hereto or thereto, of the Agents in connection with its syndication efforts with respect to this Agreement and of the Agents and, after the occurrence of an Event of Default, each of the Issuing Lenders and the Lenders in connection with the enforcement of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings (including, in each case without limitation, the reasonable fees and disbursements of counsel and consultants for the Agents and, after the occurrence of an Event of Default, counsel for each of the Issuing Lenders and the Lenders); (ii) pay and hold each of the Agents, each of the Issuing Lenders and each of the Lenders harmless from and against any and all present and future stamp, excise and other similar documentary taxes with respect to the foregoing matters and save each of the Agents, each of the Issuing Lenders and each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Agent, such Issuing Lender, such Lender or the Lead Arranger) to pay such taxes; and (iii) indemnify each of the Agents, each Issuing Lender or each Lender, and each of their respective officers, directors, employees, representatives, agents, affiliates, trustees and investment advisors (each, an “Indemnified Person”) from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including reasonable attorneys’ and consultants’ fees and disbursements) (but excluding Taxes to the extent governed by Section 4.04) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding (whether or not any Agent, any Issuing Lender or any Lender is a party thereto and whether or not such investigation, litigation or other proceeding is brought by or on behalf of any Credit Party) related to the entering into and/or performance of this Agreement or any other Credit Document or the use of any Letter of Credit or the proceeds of any Loans hereunder or the consummation of the Transaction or any other transactions contemplated herein or in any other Credit Document or the exercise of any of their rights or remedies provided herein or in the other Credit Documents, or (b) the actual or alleged presence of Hazardous Materials in the air, surface water or groundwater or on the surface or subsurface of any Real Property at any time owned, leased or operated by the Borrower or any of its Subsidiaries, the generation, storage, transportation, handling or disposal of Hazardous Materials by the Borrower or any of its Subsidiaries at any location, whether or not owned, leased or operated by the Borrower or any of its Subsidiaries, the non-compliance by the Borrower or any of its Subsidiaries with any Environmental Law (including applicable permits thereunder) applicable to any Real Property, or any Environmental Claim asserted against the Borrower, any of its Subsidiaries or any Real Property at any time owned, leased or operated by the Borrower or any of its Subsidiaries, including, in each case, without limitation, the reasonable fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding (but excluding in each case any losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the respective Indemnified Person, any Affiliate of such Indemnified Person or any of their respective directors, officers, employees, representatives, agents, Affiliates, trustees or investment advisors (as determined by a court of competent jurisdiction in a final and non-appealable decision)). To the extent that the undertaking to indemnify, pay or hold harmless any Agent, any Issuing Lender or any Lender set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.

13.02 Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent, each Issuing Lender and each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by the Administrative Agent, such Issuing Lender or such Lender (including, without limitation, by branches and agencies of the Administrative Agent, such Issuing Lender or such Lender wherever located) to or for the credit or the account of the Borrower or any of its Subsidiaries against and on account of the Obligations and liabilities of the Credit Parties to the Administrative Agent, such Issuing Lender or such Lender under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations purchased by such Lender pursuant to Section 13.06(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not the Administrative Agent, such Issuing Lender or such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

13.03 Notices. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, telecopier or cable communication) and mailed, telegraphed, telexed, telecopied, cabled or delivered: if to any Credit Party, at the address specified opposite its signature below or in the other relevant Credit Documents; if to any Lender, at its address specified on Schedule II; and if to the Administrative Agent, at the Notice Office; or, as to any Credit Party or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address as shall be designated by such Lender in a written notice to the Borrower and the Administrative Agent. All such notices and communications shall, when mailed, telegraphed, telexed, telecopied, or cabled or sent by overnight courier, be effective when deposited in the mails, delivered to the telegraph company, cable company or overnight courier, as the case may be, or sent by telex or telecopier, except that notices and communications to the Administrative Agent and the Borrower shall not be effective until received by the Administrative Agent or the Borrower, as the case may be.

13.04 Benefit of Agreement; Assignments; Participations, etc. (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, the Borrower may not assign or transfer any of its rights, obligations or interest hereunder without the prior written consent of the Lenders and, provided, further, that, although any Lender may transfer, assign or grant participations in its rights hereunder, such Lender shall remain a “Lender” for all purposes hereunder (and may not transfer or assign all or any portion of its Commitments hereunder except as provided in Sections 1.13 and 13.04(b)) and the transferee, assignee or participant, as the case may be, shall not constitute a “Lender” hereunder and, provided, further, that no Lender shall transfer or grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Loan, Note or Letter of Credit (unless such Letter of Credit is not extended beyond the Revolving Loan Maturity Date) in which such participant is participating, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof (it being understood that any amendment or modification to the financial definitions in this Agreement or to Section 13.07(a) shall not constitute a reduction in the rate of interest or Fees payable hereunder), or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment (or the available portion thereof) or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement or (iii) except as otherwise expressly provided in the Security Documents, release all or substantially all of the Collateral under all the Security Documents supporting the Loans or Letters of Credit hereunder in which such participant is participating. In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation.

(b) Notwithstanding the foregoing, any Lender (or any Lender together with one or more other Lenders) may (x) assign all or a portion of its Commitments and related outstanding Obligations (or, if the Commitments with respect to the relevant Tranche have terminated, outstanding Obligations) hereunder to (i)(A) its parent company and/or any affiliate of such Lender which is at least 50% owned by such Lender or its parent company or (B) to one or more other Lenders or any affiliate of any such other Lender which is at least 50% owned by such other Lender or its parent company (provided that any fund that invests in loans and is managed or advised by the same investment advisor of another fund which is a Lender (or by an Affiliate of such investment advisor) shall be treated as an affiliate of such other Lender for the purposes of this sub-clause (x)(i)(B)), or (ii) in the case of any Lender that is a fund that invests in loans, any other fund that invests in loans and is managed or advised by the same investment advisor of any Lender or by an Affiliate of such investment advisor or (y) assign all, or if less than all, a portion equal to at least $1,000,000 in the aggregate for the assigning Lender or assigning Lenders, of such Commitments and related outstanding Obligations (or, if the Commitments with respect to the relevant Tranche have terminated, outstanding Obligations) hereunder to one or more Eligible Transferees (treating any fund that invests in loans and any other fund that invests in loans and is managed or advised by the same investment advisor of such fund or by an Affiliate of such investment advisor as a single Eligible Transferee), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Assumption Agreement, provided that (i) at such time, Schedule I shall be deemed modified to reflect the Commitments and/or outstanding Loans, as the case may be, of such new Lender and of the existing Lenders, (ii) upon the surrender of the relevant Notes by the assigning Lender (or, upon such assigning Lender’s indemnifying the Borrower for any lost Note pursuant to a customary indemnification agreement) new Notes will be issued, at the Borrower’s expense, to such new Lender and to the assigning Lender upon the request of such new Lender or assigning Lender, such new Notes to be in conformity with the requirements of Section 1.05 (with appropriate modifications) to the extent needed to reflect the revised Commitments and/or outstanding

Loans, as the case may be, (iii) the consent of the Administrative Agent and, so long as no Default or Event of Default under Section 10.01 or 10.05 then exists, the consent of the Borrower shall (in either case) be required in connection with any such assignment pursuant to clause (y) above (other than any such assignment by the Administrative Agent or any of its Affiliates prior to the Syndication Date) (which consents, in any such case, shall not be unreasonably withheld or delayed), (iv) in the case of any assignment of any Revolving Loan Commitment (and/or related outstanding Obligations), the consent of the Swingline Lender and each Issuing Lender shall also be required (which consents, in any such case, shall not be unreasonably withheld or delayed), (v) the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500 and (vi) no such transfer or assignment will be effective until recorded by the Administrative Agent on the Register pursuant to Section 13.15. To the extent of any assignment pursuant to this Section 13.04(b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitments and outstanding Loans. At the time of each assignment pursuant to this Section 13.04(b) to a Person which is not already a Lender hereunder and which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for Federal income tax purposes, the respective assignee Lender shall, to the extent legally entitled to do so, provide to the Borrower the appropriate Internal Revenue Service Forms (and, if applicable, a Section 4.04(b)(ii) Certificate) described in Section 4.04(b). To the extent that an assignment of all or any portion of a Lender’s Commitments and related outstanding Obligations pursuant to Section 1.13 or this Section 13.04(b) would, at the time of such assignment, result in increased costs under Section 1.10, 2.06 or 4.04 from those being charged by the respective assigning Lender prior to such assignment, then the Borrower shall not be obligated to pay such increased costs (although the Borrower, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment).

(c) Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans and Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank and, with prior notification to the Administrative Agent (but without the consent of the Administrative Agent or the Borrower), any Lender which is a fund may pledge all or any portion of its Loans and Notes to its trustee or to a collateral agent providing credit or credit support to such Lender in support of its obligations to such trustee, such collateral agent or a holder of such obligations, as the case may be. No pledge pursuant to this clause (c) shall release the transferor Lender from any of its obligations hereunder.

(d) At the time each Lender first becomes a Lender hereunder, it represents to each other party hereto that it is an Eligible Transferee which makes or acquires commercial loans in the ordinary course of its business, that it is participating hereunder as a Lender for such commercial purposes, and that it has knowledge and experience to be and is capable of evaluating the merits and risks of being a Lender hereunder. Each Lender acknowledges and agrees to comply with the provisions of Section 13.04 applicable to it as a Lender hereunder.

13.05 No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower or any other Credit Party and the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender to any other or further action in any circumstances without notice or demand.

13.06 Payments Pro Rata. (a) The Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of any Credit Party in respect of any Obligations of such Credit Party, it shall, except as otherwise provided in this Agreement, distribute such payment to the Lenders (other than any Lender that has consented in writing to waive its pro rata share of such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

(b) Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise) which is applicable to the payment of the principal of, or interest on, the Loans, Unpaid Drawings or Fees, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Credit Party to such Lenders in such amount as shall result in a proportional participation by all of the Lenders in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

(c) Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 13.06(a) and (b) shall be subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders.

13.07 Calculations; Computations. (a) The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with generally accepted accounting principles in the United States consistently applied throughout the periods involved (except as set forth in the notes thereto); provided that (i) except as otherwise specifically provided herein, all computations of Excess Cash Flow and the Applicable Margin, and all computations and all definitions (including accounting terms) used in determining compliance with Sections 8.15 and 9.07 through 9.09, inclusive, shall utilize generally accepted accounting principles and policies in conformity with those used to prepare the audited financial statements of Holdings referred to in Section 7.05(a)(i) for the fiscal year of Holdings ended September 28, 2003 and (ii) to the extent expressly provided herein, certain calculations shall be made on a Pro forma Basis.

(b) All computations of interest, Commitment Commission and other Fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day; except that in the case of Letter of Credit Fees and Facing Fees, the last day shall be included) occurring in the period for which such interest, Commitment Commission or Fees are payable.

13.08 GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE PROVIDED IN THE MORTGAGES, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, EACH OF THE PARTIES HERETO OR THERETO HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH SUCH PARTY HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER IT, AND AGREE NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENTS BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER IT. EACH SUCH PARTY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, SUCH PARTY, AS THE CASE MAY BE, AT ITS RESPECTIVE ADDRESS SET FORTH OPPOSITE ITS SIGNATURE BELOW, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. EACH SUCH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY SUCH PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY OTHER SUCH PARTY IN ANY OTHER JURISDICTION.

(b) EACH SUCH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF

OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

13.09 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.

13.10 Effectiveness. This Agreement shall become effective on the date (the “Effective Date”) on which Holdings, the Borrower, the Administrative Agent and each of the Lenders shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered the same to the Administrative Agent at the Notice Office or, in the case of the Lenders, shall have given to the Administrative Agent telephonic (confirmed in writing), written or telex notice (actually received) at such office that the same has been signed and mailed to it. The Administrative Agent will give the Borrower and each Lender prompt written notice of the occurrence of the Effective Date.

13.11 Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

13.12 Amendment or Waiver; etc. (a) Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Credit Parties party hereto or thereto and the Required Lenders (although additional parties may be added to (and annexes may be modified to reflect such additions) the Subsidiaries Guaranty and the Security Documents in accordance with the provisions hereof and thereof without the consent of the other Credit Parties party thereto or the Required Lenders), provided that no such change, waiver, discharge or termination shall, without the consent of each Lender (other than a Defaulting Lender) (with Obligations being directly modified in the case of following clause (i)), (i) extend the final scheduled maturity of any Loan or Note or extend the stated expiration date of any Letter of Credit beyond the Revolving Loan Maturity Date, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with the waiver of applicability of any post-default increase in interest rates), or reduce the principal amount thereof (it being understood that any amendment or modification to the financial definitions in this Agreement or to Section 13.07(a) shall not constitute a reduction in the rate of interest or Fees for the purposes of this clause (i)), (ii) except as otherwise expressly provided in the Security

Documents, release all or substantially all of the Collateral under all the Security Documents, (iii) amend, modify or waive any provision of this Section 13.12 (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the B Term Loans and/or the Revolving Loan Commitments on the Effective Date), (iv) modify the percentage specified in the definition of Required Lenders (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the extensions of B Term Loans and Revolving Loan Commitments are included on the Effective Date) or (v) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement, provided, further, that no such change, waiver, discharge or termination shall (1) increase the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Total Commitment shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase of the Commitment of such Lender), (2) without the consent of each Issuing Lender, amend, modify or waive any provision of Section 2 or alter its rights or obligations with respect to Letters of Credit, (3) without the consent of the Swingline Lender, alter the Swingline Lender’s rights or obligations with respect to Swingline Loans, (4) without the consent of each Agent adversely affected thereby, amend, modify or waive any provision of Section 12 or any other provision as same relates to the rights or obligations of such Agent, (5) without the consent of Collateral Agent, amend, modify or waive any provision relating to the rights or obligations of the Collateral Agent, (6) except in cases where additional extensions of term loans and/or revolving loans are being afforded substantially the same treatment afforded to the Term Loans and Revolving Loans pursuant to this Agreement as originally in effect, without the consent of the Majority Lenders of each Tranche which is being allocated a lesser prepayment, repayment or commitment reduction as a result of the actions described below, alter the required application of any prepayments or repayments (or commitment reduction), as between the various Tranches, pursuant to Section 4.01 or 4.02 (excluding Section 4.02(b)) (although the Required Lenders may waive, in whole or in part, any such prepayment, repayment or commitment reduction, so long as the application, as amongst the various Tranches, of any such prepayment, repayment or commitment reduction which is still required to be made is not altered), (7) without the consent of the Majority Lenders of the respective Tranche affected thereby, amend the definition of Majority Lenders (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Majority Lenders on substantially the same basis as the extensions of Loans and Commitments are included on the Effective Date) or (8) without the consent of the Supermajority Lenders of the respective Tranche, reduce the amount of or extend the date of, any Scheduled B Repayment (except that, if additional Loans are made pursuant to a given Tranche, the scheduled repayments of such Tranche may be increased on a proportionate basis without the consent otherwise required by this clause (8)), or amend the definition of Supermajority Lenders (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Supermajority Lenders on substantially the same basis as the extensions of Loans and Commitments are included on the Effective Date).

(b) If, in connection with any proposed change, waiver, discharge or termination of any of the provisions of this Agreement as contemplated by clauses (i) through (v), inclusive, of the first proviso to Section 13.12(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clauses (A) or (B) below, to either (A) replace each such non-consenting Lender or Lenders with one or more Replacement Lenders pursuant to Section 1.13 so long as at the time of such replacement, each such Replacement Lender consents to the proposed change, waiver, discharge or termination or (B) terminate such non-consenting Lender’s Commitments and/or repay each Tranche of outstanding Loans of such Lender in accordance with Sections 3.02(b) and/or 4.01(b), provided that, unless the Commitments that are terminated, and Loans repaid, pursuant to preceding clause (B) are immediately replaced in full at such time through the addition of new Lenders or the increase of the Commitments and/or outstanding Loans of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to preceding clause (B) the Required Lenders (determined after giving effect to the proposed action) shall specifically consent thereto, provided, further, that in any event the Borrower shall not have the right to replace a Lender, terminate its Commitments or repay its Loans solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to the second proviso to Section 13.12(a).

13.13 Survival. All indemnities set forth herein including, without limitation, in Sections 1.10, 1.11, 2.06, 4.04, 12.07 and 13.01 shall survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the Obligations.

13.14 Domicile of Loans. Each Lender may transfer and carry its Loans at, to or for the account of any office, Subsidiary or Affiliate of such Lender. Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 13.14 would, at the time of such transfer, result in increased costs under Section 1.10, 1.11, 2.06 or 4.04 from those being charged by the respective Lender prior to such transfer, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective transfer).

13.15 Register. The Borrower hereby designates the Administrative Agent to serve as its agent, solely for purposes of this Section 13.15, to maintain a register (the “Register”) on which it will record the Commitments from time to time of each of the Lenders, the Loans made by each of the Lenders and each repayment in respect of the principal amount of the Loans of each Lender. Failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s obligations in respect of such Loans. With respect to any Lender, the transfer of the Commitments of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitments shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Commitments and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitments and Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Commitments and Loans shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 13.04(b). Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note (if any) evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender at the request of any such Lender. The Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 13.15.

13.16 Confidentiality. (a) Subject to the provisions of clause (b) of this Section 13.16, each Lender agrees that it will use its reasonable best efforts not to disclose without the prior consent of the Borrower (other than to its employees, auditors, advisors or counsel or to another Lender if such Lender or such Lender’s holding or parent company in its sole discretion determines that any such party should have access to such information, provided such Persons shall be subject to the provisions of this Section 13.16 to the same extent as such Lender) any information with respect to the Borrower or any of its Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Credit Document, provided that any Lender may disclose any such information (i) as has become generally available to the public other than by virtue of a breach of this Section 13.16(a) by the respective Lender, (ii) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (iii) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (iv) in order to comply with any law, order, regulation or ruling applicable to such Lender, (v) to the Administrative Agent or the Collateral Agent, (vi) to any direct or indirect contractual counterparty in any swap, hedge or similar agreement (or to any such contractual counterparty’s professional advisor), so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section 13.16, and (vii) to any prospective or actual transferee, pledgee or participant in connection with any contemplated transfer, pledge or participation of any of the Notes or Commitments or any interest therein by such Lender, provided that such prospective transferee agrees to be bound by the confidentiality provisions contained in this Section 13.16; provided, further that, to the extent permitted pursuant to any applicable law, order, regulation or ruling, and other than in connection with credit and other bank examinations conducted in the ordinary course with respect to such Lender, in the case of any disclosure pursuant to the foregoing clauses (ii), (iii) or (iv), such Lender will use its commercially reasonable efforts to notify the Borrower in advance of such disclosure so as to afford the Borrower the opportunity to protect the confidentiality of the information proposed to be so disclosed.

(b) The Borrower hereby acknowledges and agrees that each Lender may share with any of its affiliates, and such affiliates may share with such Lender, any information related to the Borrower or any of its Subsidiaries (including, without limitation, any non-public customer information regarding the creditworthiness of the Borrower and its Subsidiaries), provided such Persons shall be subject to the provisions of this Section 13.16 to the same extent as such Lender.

13.17 USA Patriot Act Notice. Each Lender hereby notifies each Credit Agreement Party that pursuant to the requirements of the USA Patriot Act (Title III of Pub.: 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify, and record information that identifies each Credit Agreement Party, which information includes the name of each Credit Agreement Party and other information that will allow such Lender to identify each Borrower in accordance with the Patriot Act, and each Credit Agreement Party agrees to provide such information from time to time to any Lender.

13.18 Designation as “Designated Senior Debt”. The parties hereto agree and acknowledge that the Indebtedness pursuant to this Agreement and the guarantee of such Indebtedness by the Subsidiary Guarantors pursuant to the Subsidiaries Guaranty constitutes “Designated Senior Debt” under, as defined in, the Existing Senior Subordinated Notes Indenture.

SECTION 14. Holdings Guaranty.

14.01 Guaranty. In order to induce the Agents, the Collateral Agent, the Issuing Lenders and the Lenders to enter into this Agreement and to extend credit hereunder, and to induce the other Guaranteed Creditors to enter into Designated Interest Rate Protection Agreements in recognition of the direct benefits to be received by Holdings from the proceeds of the Loans, the issuance of the Letters of Credit and the entering into of such Designated Interest Rate Protection Agreements, Holdings hereby agrees with the Guaranteed Creditors as follows: Holdings hereby unconditionally and irrevocably guarantees as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, acceleration or otherwise, of any and all of the Guaranteed Obligations of the Borrower to the Guaranteed Creditors. If any or all of the Guaranteed Obligations of the Borrower to the Guaranteed Creditors becomes due and payable hereunder, Holdings, unconditionally and irrevocably, promises to pay such indebtedness to the Administrative Agent and/or the other Guaranteed Creditors, or order, on demand, together with any and all expenses which may be incurred by the Administrative Agent and the other Guaranteed Creditors in collecting any of the Guaranteed Obligations. This Guaranty is a guaranty of payment and not of collection. This Guaranty is a continuing one and all liabilities to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon. If claim is ever made upon any Guaranteed Creditor for repayment or recovery of any amount or amounts received in payment or on account of any of the Guaranteed Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (ii) any settlement or compromise of any such claim effected by such payee with any such claimant (including the Borrower), then and in such event Holdings agrees that any such judgment, decree, order, settlement or compromise shall be binding upon Holdings, notwithstanding any revocation of this Guaranty or other instrument evidencing any liability of the Borrower, and Holdings shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.

14.02 Bankruptcy. Additionally, Holdings unconditionally and irrevocably guarantees the payment of any and all of the Guaranteed Obligations of the Borrower to the Guaranteed Creditors whether or not due or payable by the Borrower upon the occurrence of any of the events specified in Section 10.05, and irrevocably and unconditionally promises to pay such indebtedness to the Guaranteed Creditors, or order, on demand, in lawful money of the United States.

14.03 Nature of Liability. The liability of Holdings hereunder is primary, absolute and unconditional, exclusive and independent of any security for or other guaranty of the Guaranteed Obligations of the Borrower, whether executed by any other guarantor or by any other party, and Holdings understands and agrees, to the fullest extent permitted under law, that the liability of Holdings hereunder shall not be affected or impaired by (a) any direction as to application of payment by the Borrower or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Guaranteed Obligations of the Borrower, or (c) any payment on or in reduction of any such other guaranty or undertaking (other than payment in cash of the Guaranteed Obligations), or (d) any dissolution, termination or increase, decrease or change in personnel by the Borrower, or (e) any payment made to any Guaranteed Creditor on the Guaranteed Obligations which any such Guaranteed Creditor repays to the Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and Holdings waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding, or (f) any action or inaction by the Guaranteed Creditors as contemplated in Section 14.05, or (g) any invalidity, irregularity or enforceability of all or any part of the Guaranteed Obligations or of any security therefor.

14.04 Independent Obligation. The obligations of Holdings hereunder are independent of the obligations of any other guarantor, any other party or the Borrower, and a separate action or actions may be brought and prosecuted against Holdings whether or not action is brought against any other guarantor, any other party or the Borrower and whether or not any other guarantor, any other party or the Borrower be joined in any such action or actions. Holdings waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by the Borrower or other circumstance which operates to toll any statute of limitations as to the Borrower shall operate to toll the statute of limitations as to Holdings.

14.05 Authorization. To the fullest extent permitted under law, Holdings authorizes the Guaranteed Creditors without notice or demand, and without affecting or impairing its liability hereunder, from time to time to:

(a) change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the Guaranteed Obligations (including any increase or decrease in the principal amount thereof or the rate of interest or fees thereon), any security therefor, or any liability incurred directly or indirectly in respect thereof, and the Guaranty herein made shall apply to the Guaranteed Obligations as so changed, extended, renewed or altered;

(b) take and hold security for the payment of the Guaranteed Obligations and sell, exchange, release, impair, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset there against;

(c) exercise or refrain from exercising any rights against the Borrower, any other Credit Party or others or otherwise act or refrain from acting;

(d) release or substitute any one or more endorsers, guarantors, the Borrower, other Credit Parties or other obligors;

(e) settle or compromise any of the Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of the Borrower to its creditors other than the Guaranteed Creditors;

(f) apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of the Borrower to the Guaranteed Creditors regardless of what liability or liabilities of the Borrower remain unpaid;

(g) consent to or waive any breach of, or any act, omission or default under, this Agreement, any other Credit Document, any Designated Interest Rate Protection Agreement or any of the instruments or agreements referred to herein or therein, or otherwise amend, modify or supplement this Agreement, any other Credit Document, any Designated Interest Rate Protection Agreement or any of such other instruments or agreements; and/or

(h) take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of Holdings from its liabilities under this Guaranty.

14.06 Reliance. It is not necessary for any Guaranteed Creditor to inquire into the capacity or powers of Holdings or any of its Subsidiaries or the officers, directors, partners or agents acting or purporting to act on their behalf, and any Guaranteed Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

14.07 Subordination. Any indebtedness of the Borrower now or hereafter owing to Holdings is hereby subordinated to the Guaranteed Obligations of the Borrower owing to the Guaranteed Creditors; and if the Administrative Agent so requests at a time when an Event of Default exists, all such indebtedness of the Borrower to Holdings shall be collected, enforced and received by Holdings for the benefit of the Guaranteed Creditors and be paid over to the Administrative Agent on behalf of the Guaranteed Creditors on account of the Guaranteed Obligations of the Borrower to the Guaranteed Creditors, but without affecting or impairing in any manner the liability of Holdings under the other provisions of this Guaranty. Prior to the transfer by Holdings of any note or negotiable instrument evidencing any such indebtedness of the Borrower to Holdings, Holdings shall mark such note or negotiable instrument with a legend that the same is subject to this subordination. Without limiting the generality of the foregoing, Holdings hereby agrees with the Guaranteed Creditors that it will not exercise any right of subrogation which it may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) until all Guaranteed Obligations have been irrevocably paid in full in cash.

14.08 Waiver. (a) Holdings waives any right (except as shall be required by applicable statute and cannot be waived) to require any Guaranteed Creditor to (i) proceed against the Borrower, any other guarantor or any other party, (ii) proceed against or exhaust any security held from the Borrower, any other guarantor or any other party or (iii) pursue any other remedy in any Guaranteed Creditor’s power whatsoever. Holdings waives any defense (except as shall be required by applicable statute and cannot be waived) based on or arising out of any defense of the Borrower, any other guarantor or any other party, other than payment of the Guaranteed Obligations to the extent of such payment, based on or arising out of the disability of the Borrower, Holdings, any other guarantor or any other party, or the validity, legality or unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower other than payment of the Guaranteed Obligations to the extent of such payment. The Guaranteed Creditors may, at their election, foreclose on any security held by the Administrative Agent, the Collateral Agent or any other Guaranteed Creditor by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Guaranteed Creditors may have against the Borrower or any other party, or any security, without affecting or impairing in any way the liability of Holdings hereunder except to the extent the Guaranteed Obligations have been paid. Holdings waives, to the fullest extent permitted under law, any defense arising out of any such election by the Guaranteed Creditors, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of Holdings against the Borrower or any other party or any security.

(b) Holdings waives, to the fullest extent permitted under law, all presentments, demands for performance, protests and notices, including, without limitation, notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Guaranty, and notices of the existence, creation or incurring of new or additional Guaranteed Obligations. Holdings assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of non-payment of the Guaranteed Obligations and the nature, scope and extent of the risks which Holdings assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any of the other Guaranteed Creditors shall have any duty to advise Holdings of information known to them regarding such circumstances or risks.

14.09 Maximum Liability. It is the desire and intent of Holdings and the Guaranteed Creditors that this Guaranty shall be enforced against Holdings to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If, however, and to the extent that, the obligations of Holdings under this Guaranty shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers), then the amount of Holdings’ obligations under this Guaranty shall be deemed to be reduced and Holdings shall pay the maximum amount of the Guaranteed Obligations which would be permissible under applicable law.

14.10 Payments. All payments made by Holdings pursuant to this Section 14 will be made without setoff, counterclaim or other defense, and shall be subject to the provisions of Sections 4.03 and 4.04.

* * *

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

Address:

8607 Roberts Drive, Suite 250	BCO HOLDING COMPANY
Atlanta, GA 30350
Tel: (770) 645-4800
Fax: (770) 645-4810	By:	/s/ James J. Connors
	Name:	James J. Connors, II
	Title:	Vice President and Secretary

BWAY CORPORATION

	By:	/s/ Kevin C. Kern
	Name:	Kevin C. Kern
	Title:	Vice President / Treasurer

DEUTSCHE BANK TRUST COMPANY AMERICAS,
Individually and as Administrative Agent

By:	/s/ Albert Fischetti
Name:	Albert Fischetti
Title:	Director

JPMORGAN CHASE BANK, as a Lender

By:	/s/ Peter S. Predun
Name:	Peter S. Predun
Title:	Vice President

ALLIED IRISH BANKS, P.L.C., as a Lender

By:	/s/ John Timoney
Name:	John Timoney
Title:	Vice President

CALYON NEW YORK BRANCH, as a Lender

By:	/s/ A. Averbukh
Name:	Alexander Averbukh
Title:	Director

By:	/s/ Richard LaBorie
Name:	Richard LaBorie
Title:	Vice President